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                               PURCHASE AGREEMENT

                                  BY AND AMONG

                                  TEXTRON INC.

                          COLLINS & AIKMAN CORPORATION

                                       AND

                          COLLINS & AIKMAN PRODUCTS CO.


                                 AUGUST 7, 2001


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                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

1.1      Definitions...........................................................1

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

2.1      Purchase and Sale of Shares..........................................12
2.2      Purchase and Sale of Assets..........................................13
2.3      Restructuring........................................................13
2.4      Purchase Price Adjustment............................................13
2.5      Allocation of Consideration; Tax Filings.............................16
2.6      Closing..............................................................17
2.7      Closing Obligations..................................................18

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

3.1      Corporate Organization, Qualification, Power and Authority...........19
3.2      Stock of Subsidiaries................................................20
3.3      Consents and Approvals; No Violations................................21
3.4      Financial Statements.................................................22
3.5      Absence of Certain Changes or Events.................................22
3.6      No Undisclosed Liabilities...........................................24
3.7      Litigation...........................................................24
3.8      Taxes................................................................24
3.9      Employee Benefit Plans and Agreements................................25
3.10     Labor Matters........................................................28
3.11     Environmental Laws and Regulations...................................28
3.12     Compliance with Laws.................................................29
3.13     Properties...........................................................29
3.14     Material Contracts...................................................29
3.15     Intellectual Property................................................30
3.16     Product Warranties; Recalls..........................................31
3.17     Brokers and Finders..................................................31
3.18     Customers and Suppliers..............................................31
3.19     Additional Representations and Warranties by Parent..................31
3.20     Indebtedness.........................................................32

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3.21     R&D People...........................................................32

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND C&A PRODUCTS

4.1      Corporate Organization, Qualification, Power and Authority...........32
4.2      Capitalization of Holdings and C&A Products..........................34
4.3      Stock of Subsidiaries................................................36
4.4      Valid Issuance of Stock..............................................36
4.5      Consents and Approvals; No Violations................................36
4.6      SEC Filings; Financial Statements....................................37
4.7      Absence of Certain Changes or Events.................................37
4.8      No Undisclosed Liabilities...........................................38
4.9      Litigation...........................................................38
4.10     Financing............................................................38
4.11     Certain Agreements...................................................39
4.12     Brokers and Finders..................................................39

                                    ARTICLE V

         COVENANTS RELATING TO CONDUCT OF BUSINESS AND OTHER AGREEMENTS

5.1      Conduct of the Business..............................................39
5.2      Access to Information................................................42
5.3      Competition Filings..................................................42
5.4      Consents and Reasonable Efforts......................................43
5.5      Further Assurances...................................................44
5.6      Publicity............................................................45
5.7      Employee Matters.....................................................46
5.8      Tax Matters..........................................................52
5.9      Bison Financial Statements...........................................61
5.10     Observer Rights......................................................62
5.11     Non-Competition......................................................63
5.12     Intercompany Transactions............................................64
5.13     Additional Covenant of C&A and Holdings..............................64
5.14     Certain Pre-Closing Restrictions.....................................64
5.15     Closing Date Indebtedness............................................65
5.16     Tax Reporting........................................................65
5.17     R&D Employees........................................................65
5.18     IRB..................................................................66

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                                   ARTICLE VI

                  CONDITIONS TO CONSUMMATION OF THE TRANSACTION

6.1      Conditions to Each Party's Obligations to Complete the
         Transactions.........................................................66
6.2      Additional Conditions to the Obligation of Holdings and C&A
         Products.............................................................67
6.3      Additional Conditions to the Obligation of Parent....................68

                                   ARTICLE VII

                                   TERMINATION

7.1      Termination by Mutual Consent........................................69
7.2      Termination by Any Party.............................................69
7.3      Termination by Parent................................................69
7.4      Effect of Termination................................................69

                                  ARTICLE VIII

                            OBLIGATIONS AFTER CLOSING

8.1      Survival of Representations, Warranties and Covenants;
         Indemnification......................................................70
8.2      Environmental Indemnification........................................75
8.3      Quota Purchase Agreement Indemnification.............................81
8.4      Name Changes.........................................................82

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

9.1      Interpretation.......................................................82
9.2      Principle of Construction............................................83
9.3      Payment of Expenses and Other Payments...............................83
9.4      Amendment............................................................83
9.5      Waiver and Extension.................................................83
9.6      Counterparts.........................................................83
9.7      Governing Law........................................................83
9.8      Notices..............................................................84
9.9      Entire Agreement; Assignment.........................................85
9.10     Parties in Interest..................................................85
9.11     Validity.............................................................85
9.12     Captions.............................................................85
9.13     Transfer, Sales and Stamp Taxes......................................85

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SCHEDULE A - Directly Purchased Subsidiaries
SCHEDULE B - Subsidiaries of the Directly Purchased Subsidiaries
SCHEDULE C - Restructuring
SCHEDULE D - Allocation of Purchase Price
SCHEDULE E - Subsidiaries of Holdings
SCHEDULE F - Acquiring Entities

EXHIBIT 1 - Certificate of Designation
EXHIBIT 2 - Assignment and Assumption Agreement
EXHIBIT 3A - Intellimold License Agreement
EXHIBIT 3B - Retained IP - License Agreement
EXHIBIT 3C - Licensed IP - License Agreement
EXHIBIT 4 - Transition Agreement
EXHIBIT 5 - Preferred Stock Registration Rights Agreement
EXHIBIT 6 - Common Stock Registration Rights Agreement
EXHIBIT 7 - Asset Purchase Agreement

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                               PURCHASE AGREEMENT

         PURCHASE AGREEMENT, dated as of August 7, 2001 (the "Agreement") by and between Textron Inc., a Delaware corporation ("Parent"), Collins & Aikman Corporation, a Delaware corporation ("Holdings"), and Collins & Aikman Products Co., a Delaware corporation ("C&A Products") and a wholly owned subsidiary of Holdings.

         WHEREAS, Parent desires to sell and C&A Products and certain of its Subsidiaries desire to purchase the exterior and interior automotive trim operations currently managed as a unit of Textron Automotive Company Inc.;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Holdings and C&A Products, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

         "Actuary Firm" shall have the meaning ascribed to it in Section 5.7(c)(vii).

         "Adjustment Schedule" shall have the meaning ascribed to it in Section 2.5(a).

         "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         "After-Acquired Business" shall have the meaning ascribed to it in
Section 5.11(b).

         "After Tax Amount" shall have the meaning ascribed to it in Section 5.8(g).

         "Agreement" shall have the meaning ascribed to it in the preamble.

         "Allocation Dispute Notice" shall have the meaning ascribed to it in
Section 2.5(b).



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         "Antitrust Division" shall have the meaning ascribed to it in Section
5.3(a).

         "Balance Sheet Indebtedness" shall mean Indebtedness of the type referenced in clauses (a), (b) and (c) of the definition thereof plus accrued interest on said Indebtedness in each case determined in accordance with GAAP.

         "Bank" shall have the meaning ascribed to it in Section 4.10(a).

         "Bison Plan" shall have the meaning ascribed to it in Section 3.9(a).

         "Bison Properties" shall mean all parcels of and interests in real property owned in fee or leased by Parent or its Subsidiaries and used in the Business as of the date hereof or the Closing Date.

         "Bison Subsidiaries" shall have the meaning ascribed to it in Section 2.3.

         "Brazilian Entities" shall have the meaning ascribed to it in Section 5.8(a)(i).

         "Business" shall mean the Textron exterior and interior automotive trim operations currently managed as a unit of Textron Automotive Company Inc.

         "C&A Products" shall have the meaning ascribed to it in the preamble.

         "C&A Products' Hourly Pension Plan" shall have the meaning ascribed to it in Section 5.7(c)(iii).

         "C&A Products' Salaried Pension Plan" shall have the meaning ascribed to it in Section 5.7(c)(ii).

         "C&A Products' Savings Plan" shall have the meaning ascribed to it in
Section 5.7(d).

         "C&A Products' Trustee" shall have the meaning ascribed to it in
Section 5.7(c)(iv).

         "Certificate of Designation" shall have the meaning ascribed to it in
Section 2.1(b).

         "Claim" shall have the meaning ascribed to it in Section 8.1(e).

         "Closing" shall have the meaning ascribed to it in Section 2.6.

         "Closing Cash" shall mean cash as shown on the Closing Financial Statement; provided, however, that with respect to Plascar Participacoes Industriais S.A. and TATB, only 56.6% of the foregoing items shall constitute Closing Cash. Closing Cash

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includes cash in any account in which cash has been withheld or otherwise set aside for the benefit of an applicable Taxing Authority to satisfy Taxes, provided that Holdings or C&A Products has directly or indirectly received control over such account. (For avoidance of doubt, outstanding checks and negative cash attributable to negative cash balances will be taken into account when computing Closing Cash unless the item is included in Balance Sheet Indebtedness or the computation of Working Capital.)

         "Closing Date" shall have the meaning ascribed to it in Section 2.6.

         "Closing Financial Statement" shall have the meaning ascribed to it in
Section 2.4(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commitment Letters" shall have the meaning ascribed to it in Section 4.10(a).

         "Confidentiality Agreement" shall mean the agreement dated as of February 23, 2001 by and between Parent and Heartland Industrial Partners, L.P.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by, or filing with or notification to, a Person pursuant to any Contract, Law, Order or Permit.

         "Contract" shall mean any agreement, arrangement, commitment, contract, indenture, instrument, lease or other obligation of any kind or character that is binding on any Person or its capital stock, properties or business.

         "Debt Commitment Letter" shall have the meaning ascribed to it in
Section 4.10(a).

         "December 30, 2000 Statement of Net Assets to be Sold" shall have the meaning ascribed to it in Section 3.4.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit or (iii) any occurrence of any event that with the passage of time or the giving of notice or both would give rise to any right of termination, cancellation or acceleration under any Contract, Order or Permit.

         "Direct Claim" shall have the meaning ascribed to it in Section 8.1(e).

         "Directly Purchased Subsidiary" shall mean the Subsidiaries of Parent listed on Schedule A hereto.

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         "Disclosure Schedule" shall mean the Disclosure Schedule prepared by
Parent and delivered to Holdings and C&A Products concurrently with the execution of this Agreement.

         "Dispute Notice" shall have the meaning ascribed to it in Section
2.4(e).

         "E&Y" shall mean Ernst & Young LLP, independent accountants of Parent and the Bison Subsidiaries.

         "Employee Agreement" shall have the meaning ascribed to it in Section 5.7(f)(iii).

         "Employees" shall mean employees employed by a Bison Subsidiary on the Closing Date.

         "Environmental Laws" means the common law and all domestic and foreign, federal, state and local Laws, relating to pollution or protection of the environment, including employee health and safety and natural resource damages, and including Laws relating to releases or threatened releases of Hazardous Substances into the environment (including ambient air, indoor air, surface water, groundwater, land, surface and subsurface strata).

         "Environmental Losses" shall have the meaning ascribed to it in Section 8.2(e).

         "Equity Commitment Letters" shall have the meaning ascribed to it in
Section 4.10(a).

         "Equity Consideration" shall have the meaning ascribed to it in Section 3.19(a).

         "Equity Sources" shall have the meaning ascribed to it in Section 4.10(a).

         "ERISA" shall have the meaning ascribed to it in Section 3.9(a).

         "ERISA Affiliate" shall have the meaning ascribed to it in Section 3.9(a).

         "FAS 87" shall have the meaning ascribed to it in Section 5.7(c)(v).

         "Final Allocation Schedule" shall have the meaning ascribed to it in
Section 2.5(c).

         "Financial Statements" shall have the meaning ascribed to it in Section 3.4.

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         "Financing Agreements" shall have the meaning ascribed to it in Section
5.5(b).

         "Foreign Competition Laws" shall mean foreign statutes, ordinances, rules, regulations, orders, decrees, administrative and judicial directives, and other foreign laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.

         "Foreign Plan" shall have the meaning ascribed to it in Section 3.9(l).

         "Former Employee" shall mean any (a) person whose employment by a Bison Subsidiary, or by Textron Automotive Company Inc. if such person's entire salary was directly charged to the Business, was terminated on or before the Closing Date (whether by retirement or otherwise), excluding persons who were employed by Parent, a Non-Bison Subsidiary or any of their other Affiliates, as of the Closing Date and (b) employee who is on short-term medical disability as of the Closing Date and who thereafter becomes eligible for long-term medical disability.

         "FTC" shall have the meaning ascribed to it in Section 5.3(a).

         "GAAP" shall mean United States generally accepted accounting principles.

         "Governmental Authority" shall mean any domestic or foreign agency, authority, board, judicial body, commission, legislature, instrumentality or office of any federal, state, county, district, municipal, city or other government unit.

         "Guarantees" shall have the meaning ascribed to it in Section 5.4(b).

         "Hazardous Substances" shall mean any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants", "pollutants", "toxic pollutants", or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and asbestos.

         "Heartland" means Heartland Industrial Partners, L.P. and its
Affiliates.

         "Holdings" shall have the meaning ascribed to it in the preamble.

         "Holdings Common Stock" shall have the meaning ascribed to it in
Section 2.1(b).

         "Holdings Indemnified Parties" shall have the meaning ascribed to it in
Section 8.1(b).

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         "Holdings Material Adverse Effect" shall mean any adverse change in the business, properties, financial condition or results of operations of Holdings or any of its Subsidiaries, which, individually or together with any other such adverse change, is material to C&A and its Subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement of the transactions contemplated hereby or (ii) any adverse change in general economic conditions or in conditions affecting the automotive supplier industry generally.

         "Holdings SEC Reports" shall have the meaning ascribed to it in Section 4.7(a).

         "HSR Act" shall have the meaning ascribed to it in Section 3.3(a).

         "Indemnified Party" shall have the meaning ascribed to it in Section 8.1(d)(ii).

         "Indemnifying Party" shall have the meaning ascribed to it in Section 8.1(d)(ii).

         "Indebtedness" of any Person shall mean without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all capital lease obligations of such Person, (d) all obligations of such Person in respect of bankers' acceptances or letters of credit issued or created for the account of such Person, (e) all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all obligations of such Person in respect of interest rate and currency swap or hedge agreements and (g) all guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner; provided that, if the sole asset of such Person is its general partnership interest in such partnership, the amount of such Indebtedness shall be deemed equal to the value of such general partnership interest and the amount of any Indebtedness in respect of any guarantee of such partnership Indebtedness shall be limited to the same extent as such guarantee may be limited.

         "Independent Accounting Firm" shall have the meaning ascribed to it in
Section 2.4(e).

         "Intellectual Property" means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and reexaminations

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thereof, (b) all trademarks and service marks, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets, technical information and confidential business information (whether patentable or unpatentable and whether or not reduced to practice), including, ideas, research and development, formulas, compositions, manufacturing and production processes, techniques and methods, technical data, designs, drawings, blue prints, patterns, specifications, assembly procedures, test procedures, instruction manuals, operation manuals, maintenance manuals, reliability data, quality control data, customer and supplier lists, parts lists, pricing and cost information and business and marketing plans and proposals, (e) all computer software (excluding generally commercially available software licensed on standard terms) used solely in the conduct of the Business (including data and related documentation), (f) all other proprietary rights and (g) all copies and tangible embodiments thereof (in whatever form or medium), in each case necessary for the conduct of the Business as currently conducted.

         "Interest Rate" shall mean 6.5% per year calculated on the basis of a 365 day year and charged for the actual number of days elapsed.

         "Law" shall mean any domestic or foreign federal, state or local law, statute, ordinance, rule, regulation, and any other executive or legislative proclamation.

         "Lien" shall mean any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) or right of others of any similar nature; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

         "Litigation" shall mean any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any domestic or foreign federal, state or local court, tribunal, or agency or before any arbitrator.

         "Losses" shall mean any and all actual losses, liabilities, costs and expenses (including reasonable attorneys' fees and costs of investigation), after giving effect to any related Tax Benefit and Tax Detriment and net of any reserves and amounts recovered from third parties, including amounts recovered under insurance policies purchased by Parent or a Subsidiary of Parent prior to the Closing Date, with respect to such Losses; provided, that Losses shall not include any costs or expenses of any

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Indemnified Party related to the time spent on any indemnified matter by employees or management of the Indemnified Party.

         "Material Adverse Effect" shall mean any adverse change in the business, properties, financial condition or results of operations of any of the Bison Subsidiaries (after giving effect to the Restructuring), which, individually or together with any other such adverse change, is material to the Business, taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement of the transactions contemplated hereby, (ii) any act or omission of Parent or any Bison Subsidiary taken with the prior written consent of Holdings, (iii) actions taken by Parent or any Bison Subsidiary at the specific written request of Holdings or (iv) any adverse change in general economic conditions or in conditions affecting the tier one automotive supplier industry generally.

         "Material Contract" shall have the meaning ascribed to it in Section 3.14(b).

         "Non-Bison Subsidiary" shall have the meaning ascribed to it in Section 2.4(g).

         "Off-Site Location" shall have the meaning ascribed to it in Section 8.2(e).

         "Order" shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any domestic or foreign federal, state or local or other court, arbitrator (with binding effect), tribunal, administrative agency or authority.

         "Ownership Percentage" shall have the meaning ascribed to it in Section 5.8(c)(iii).

         "Parent" shall have the meaning ascribed to it in the preamble.

         "Parent Entity" shall mean (i) Parent and its Subsidiaries (other than the Bison Subsidiaries), so long as such subsidiary remains an Affiliate of Parent, and (ii) any Person who directly or indirectly acquires more than 50% of the voting control of Parent as a result of a nonacquisitive reorganization such as a merger pursuant to Section 251(g) of the Delaware General Corporation Law and any Subsidiaries of such Person.

         "Parent Indemnified Parties" shall have the meaning ascribed to it in
Section 8.1(c).

         "Parent Names" shall have the meaning ascribed to it in Section 8.4.

         "Parent's Hourly Master Pension Benefit" shall have the meaning ascribed to it in Section 5.7(c)(iii).

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         "Parent's Salaried Pension Benefit" shall have the meaning ascribed to it in Section 5.7(c)(ii).

         "Parent's Trustee" shall have the meaning ascribed to it in Section 5.7(c)(iv).

         "Permali" shall have the meaning ascribed to it in Section 5.8(a)(i).

         "Permit" shall mean, with respect to any Person, any domestic or foreign federal, state or local governmental approval, authorization, certificate, declaration, easement, filing, franchise, license, notice, permit, variance, clearance, exemption or right to which such Person is a party or that is or may be binding upon or inure to the benefit of such Person or its securities, properties or business.

         "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization or other entity.

         "Preferred Stock" shall have the meaning ascribed to it in Section 2.1(b).

         "Plascar" shall have the meaning assigned to it in Section 3.8(a).

         "Remediation" shall have the meaning ascribed to it in Section 8.2(e).

         "Remediation Standard" shall have the meaning ascribed to it in Section 8.2(e).

         "Representatives" shall have the meaning ascribed to it in Section 5.2(a).

         "Requesting Party" shall have the meaning ascribed to it in Section 5.16(b).

         "Required Amount" shall have the meaning ascribed to it in Section 4.10(a).

         "Required Financial Statements" shall have the meaning ascribed to it in Section 5.9(b).

         "Requisite Regulatory Approvals" shall have the meaning ascribed to it in Section 3.3(a).

         "Restricted Field" shall have the meaning ascribed to it in Section 5.11(a).

         "Restricted Portion" shall have the meaning ascribed to it in Section 5.11(b).

         "Restriction" shall have the meaning ascribed to it in Section
8.2(b)(i).

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         "Restructuring" shall have the meaning ascribed to it in Section 2.3.

         "Retention Payment" shall have the meaning ascribed to it in Section 5.7(f)(iv).

         "Rosario" shall have the meaning ascribed to it in Section 5.8(a)(i).

         "SEC" shall have the meaning ascribed to it in Section 4.6(a).

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Series A Preferred Stock" shall have the meaning ascribed to it in
Section 2.1(b).

         "Series B Preferred Stock" shall have the meaning ascribed to it in
Section 2.1(b).

         "Series C Preferred Stock" shall have the meaning ascribed to it in
Section 2.1(b).

         "Severance Payment" shall have the meaning ascribed to it in Section 5.7(f)(iii).

         "Shares" shall have the meaning ascribed to it in Section 2.1(a).

         "Stand-Alone Pension Plans" shall have the meaning ascribed to it in
Section 5.7(c)(i).

         "Straddle Period" shall mean a taxable year or period beginning on or before, and ending after, the Closing Date.

         "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which a Person, either alone or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests of such corporation or other legal entity.

         "TATB" shall have the meaning ascribed to it in Section 3.8(a).

         "Tax" or "Taxes" shall mean all United States federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental charges of any kind whatsoever.

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         "Tax Authority" shall mean any domestic or foreign federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

         "Tax Benefit" shall mean the amount of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, actually realized, provided, that, for these purposes, Tax items shall be taken into account in accordance with the ordering principles of the Code or other applicable Law.

         "Tax Detriment" shall mean the amount of any increase in otherwise required Tax payments, including any interest payable thereon, actually realized, provided, that, for these purposes, Tax items shall be taken into account in accordance with the ordering principles of the Code or other applicable Law.

         "Tax Indemnitee" shall have the meaning ascribed to it in Section 5.8(k)(i).

         "Tax Indemnitor" shall have the meaning ascribed to it in Section 5.8(k)(i).

         "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

         "Third Party" shall have the meaning ascribed to it in Section
8.1(g)(i).

         "Third Party Claim" shall have the meaning ascribed to it in Section 8.1(e).

         "Transactions" shall mean the actions set forth in Sections 2.1 and 2.2.

         "Transaction Agreements" shall mean this Agreement, the Transition Agreement attached hereto as Exhibit 4, the Assignment and Assumption Agreement attached hereto as Exhibit 2, the License Agreements attached hereto as Exhibits 3A, 3B and 3C and the Registration Rights Agreements attached hereto as Exhibits 5 and 6, the Asset Purchase Agreement attached hereto as Exhibit 7 and the other agreements and certificates contemplated to be delivered hereby and thereby.

         "Transition Agreement" shall mean the Transition Agreement, the form of which is attached hereto as Exhibit 4.

         "Transferred Employee" shall have the meaning ascribed to it in Section 5.7(a).

         "Two-Month Cash Amount" shall have the meaning ascribed to it in
Section 2.4(c)(i).

         "U.S. Bison Subsidiary" shall mean a Bison Subsidiary organized under the laws of a state of the United States of America.

         "WARN Act" shall have the meaning ascribed to it in Section 3.10(b).

         "Working Capital" shall mean (a) the sum of net accounts receivable, inventory and other current assets, excluding cash and cash equivalents and income Tax assets, minus (b) the sum of net accounts payable and other current liabilities, excluding the current portion of Balance Sheet Indebtedness of the Bison Subsidiaries, accrued interest and any liability for income Taxes. Working Capital shall be computed without regard to any changes in GAAP since December 30, 2000 using the same accounting principles used in computing the working capital set forth in Section 2.4(c) of the Disclosure Schedule.


                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         2.1 Purchase and Sale of Shares.
             ---------------------------

         (a) Subject to the terms and conditions of this Agreement, at the Closing, Parent shall sell, transfer, convey, assign and deliver, or shall cause its applicable Subsidiaries to sell, transfer, convey, assign and deliver, to the entities specified on Schedule F hereto, and said entities shall purchase, acquire and accept or cause its wholly owned Subsidiaries to purchase, acquire and accept, from Parent or its applicable Subsidiaries, all of the issued and outstanding shares of capital stock of the Directly Purchased Subsidiaries (excluding directors' qualifying shares) (the "Shares"), free and clear of all Liens (without regard to subsections (i) through (iv) of the provision in the definition of "Liens") for an amount of cash equal to nine hundred forty-three million dollars ($943,000,000) minus the amount of Balance Sheet Indebtedness of the Bison Subsidiaries existing on the Closing Date.

         (b) Subject to the terms and conditions of this Agreement, at the Closing, Parent shall cause its applicable Subsidiary to contribute all of the issued and outstanding shares of capital stock of Textron Automotive Exteriors Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent, free and clear of all Liens (without regard to subsections (i) through (iv) of the provision in the definition of Liens) to C&A Products in exchange for (i) 130,000 shares of Series A1 Redeemable Preferred Stock, liquidation preference $1,000 per share, of C&A Products (the "Series A Preferred Stock"), (ii) 95,000 shares of Series B1 Redeemable Preferred Stock, liquidation preference $1,000 per share, of C&A Products (the "Series B Preferred Stock"), (iii) 20,000 shares of Series C1 Redeemable Preferred Stock, liquidation preference $1,000 per share, of C&A Products (the "Series C Preferred Stock"), (iv) eighteen million (18,000,000) shares of common stock, par value $.01 per share, of Holdings (the "Holdings Common Stock"), and (v) cash equal to forty-two million dollars ($42,000,000). The relative rights, preferences and limitations of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "Preferred Stock") will be as set forth in the Certificate of Designation of C&A Products attached hereto as Exhibit 1 (the "Certificate of Designation"). Parent, Holdings and C&A Products hereby agree that the fair market value of the Preferred Stock is equal to six hundred fifty dollars ($650) per share.

         2.2 Purchase and Sale of Assets.
             ---------------------------

         (a) Parent shall cause one of its Subsidiaries to sell, transfer, convey, assign and deliver to the entity specified on Schedule F all Intellectual Property identified in Section C-2 of the Disclosure Schedule which is, as of the date hereof, owned and in the name of Textron Automotive Company Inc., a Delaware corporation, for a purchase price of fifteen million dollars ($15,000,000) payable in cash. (A list of the Intellectual Property being sold pursuant to this section together with appropriate documents of transfer will be provided to C&A Products or its designated Subsidiary at the Closing.)

         (b) On the day prior to the Closing Date, certain assets currently owned by Textron Automotive Exteriors Inc. shall be sold to JPS Automotive, Inc., a Subsidiary of C&A Products, pursuant to an Asset Purchase Agreement substantially in the form attached hereto as Exhibit 7. The parties agree that the fair market value of the assets sold pursuant to said agreement is one hundred twenty-five million dollars ($125,000,000).

         2.3 Restructuring. Prior to the Closing Date, Parent shall take such actions as may be necessary or appropriate to (a) cause the Subsidiaries of the Directly Purchased Subsidiaries to be those listed on Schedule B hereto and (b) effect the transfers of the Subsidiaries, assets, liabilities, businesses and employees listed on Schedule C hereto (such actions are collectively referred to as the "Restructuring"). The Directly Purchased Subsidiaries together with their Subsidiaries listed on Schedule B and Textron Automotive Exteriors Inc. are collectively referred to herein as the "Bison Subsidiaries."

         2.4 Purchase Price Adjustment.
             -------------------------

         (a) As soon as practicable, but in any event not more than 60 days after the Closing Date, unless otherwise extended by the mutual agreement of Parent and Holdings, Parent shall deliver to Holdings a statement of net assets to be sold as of the Closing Date, including information necessary to determine the Working Capital and Closing Cash at such date (but without giving effect to the Closing or the transactions covered by the Asset Purchase Agreement specified in Section 2.2(b)) (the "Closing Financial Statement"), together with a report of E&Y thereon to the effect that such statement fairly presents in all material respects the financial position of the Bison Subsidiaries as of said date, and that such statement has been prepared in accordance with

GAAP applied on a basis consistent with the December 30, 2000 Statement of Net Assets to be Sold (including the elimination of the corporate overhead items identified in Part B of Section 3.4 of the Disclosure Schedule but except that M&C Advanced Processes is included in the Closing Financial Statements), except
(i) for any accounting changes mandated by accounting regulators and (ii) as set forth in Part A of Section 3.4 of the Disclosure Schedule. All costs and expenses incurred by Parent in connection with the preparation and delivery of the Closing Financial Statement shall be borne equally by Parent and Holdings.

         (b) Subject to Section 2.4(e), if Working Capital on the Closing Date is less than negative thirty two million dollars ($-32,000,000), the difference between Working Capital and negative $32,000,000 shall be paid by Parent to C&A Products. Subject to Section 2.4(e), if Working Capital on the Closing Date is more than negative thirty two million dollars ($-32,000,000), the difference between Working Capital and negative $32,000,000 shall be paid by C&A Products to Parent.

                  (c) (i) Subject to Section 2.4(e), if the Closing Cash on the Closing Date is greater than zero, the difference between zero and the Closing Cash shall be paid by C&A Products to Parent. Subject to
         Section 2.4(e), if the Closing Cash on the Closing Date is less than zero, the difference between zero and the Closing Cash shall be paid by Parent to C&A Products. If the Closing Cash on the Closing Date of any Bison Subsidiary incorporated in a jurisdiction other than a state of the United States of America is greater than the sum of payments to employees and suppliers during the last two fiscal months ended prior to the Closing Date (the "Two-Month Cash Amount"), then the amount payable to Parent pursuant to the first sentence of Section 2.4(c) shall be reduced by the amount of the Closing Cash on the Closing Date of the applicable Subsidiary which is in excess of the Two-Month Cash Amount multiplied by the withholding Tax rate applicable to dividends paid by the applicable Bison Subsidiary; provided that during such two-month period payments to employees and suppliers shall be made consistent with past practice.

                  (ii) Subject to Section 2.4(e), if the Closing has not occurred prior to the Capital Expenditure Date, C&A Products will pay Parent any amount by which capital expenditures for assets not recorded on the financial statements prior to the Capital Expenditure Date during the period beginning on the Capital Expenditure Date and ending on the Closing Date exceed depreciation attributable to the Business during that period. No later than the delivery of the Closing Financial Statement, Parent shall deliver a certificate of its Chief Financial Officer certifying to the amount payable, if any, pursuant to this section. The term "Capital Expenditure Date" shall mean October 1, 2001; provided, however, that if the financial statements required to be delivered to C&A Products pursuant to Section 5.9(a), are not delivered by August 31, 2001, the Capital Expenditure Date shall be extended by the number of days by which the deadline is not met.

         (d) Subject to Section 2.4(e), payments required pursuant to Section
2.4 shall be made within 60 days after the date of receipt by Holdings of the Closing Financial Statement by wire transfer of immediately available funds to one or more accounts specified at least two business days prior to such date by the party who shall receive the funds. Any such payment shall be made together with interest thereon at the Interest Rate, payable for the period commencing on the Closing Date and ending on the day immediately prior to the date such payment is made.

         (e) Holdings may dispute any amounts used in the calculation of the purchase price adjustment pursuant to Sections 2.4(b) or 2.4(c)(i) as reflected on the Closing Financial Statement or the purchase price adjustment pursuant to
Section 2.4(c)(ii) that involves a proposed adjustment with respect to any single item of more than $50,000 but only to the extent that proposed adjustments exceeding $50,000 exceed, in the aggregate, $500,000; provided, however, that Holdings shall notify Parent in writing (the "Dispute Notice") of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 45 days of Holdings' receipt of the Closing Financial Statement; provided further, however, that if an account or item is recorded or treated in a manner consistent with past practice and, if applicable, with the December 30, 2000 Statement of Net Assets to be Sold, then, provided that such recording or treatment does not prevent the Closing Financial Statement from being in accordance with GAAP, it must be accepted as correct by Holdings for purposes of this Section 2.4. Holdings shall submit only one Dispute Notice containing all disputed items. In the event of such a dispute, Holdings and Parent shall attempt to reconcile their difference, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Holdings and Parent are unable to reach a resolution with such effect within 30 days of the receipt by Parent of the Dispute Notice, Holdings and Parent shall submit the items remaining in dispute for resolution to the Independent Accounting Firm which shall, within 30 days after submission, determine and report to the parties upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. All costs and expenses of the Independent Accounting Firm relating to the disputed items shall be allocated between Parent and Holdings in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed by each party bears to the total dollar amount of the items disputed under such notice. The term "Independent Accounting Firm" shall mean Deloitte & Touche LLP or such other firm as Holdings and Parent shall agree.

         (f) Notwithstanding any dispute pursuant to Section 2.4(e) of any amounts payable pursuant to this Section 2.4, the applicable party shall at the time specified in Section 2.4 pay that portion of the amounts payable by it pursuant to this Section 2.4 that are not subject at the time of such payment to any dispute. Any amount payable following resolution of a matter specified in a Dispute Notice shall be paid within five (5) business days following the resolution thereof.

         (g) During the periods in which (i) the Closing Financial Statement is being prepared or (ii) any dispute is raised as contemplated by Section 2.4(e), Parent and Holdings shall provide each other, including their Representatives, with reasonable access, during normal business hours and without disruption to their day-to-day business, to their respective books, records and facilities pertaining to the Bison Subsidiaries and the Transactions to the extent affecting the Bison Subsidiaries, including any consolidated or combined returns, schedules, consolidated or combined work papers and other related documents; provided, however, that with respect to consolidated, combined, unitary or similar Tax Returns which include Parent (or any Subsidiary of Parent, other than a Bison Subsidiary (a "Non-Bison Subsidiary")) on the one hand and any of the Bison Subsidiaries on the other hand, Holdings shall only have access to portions of such Tax Returns relevant to the Bison Subsidiaries.

         2.5 Allocation of Consideration; Tax Filings.
             ----------------------------------------

         (a) The consideration attributable to the purchase of the Directly Purchased Subsidiaries shall be allocated among the Shares as set forth in Schedule D hereto. Within 30 days after the determination of the adjustments pursuant to Section 2.4, Parent shall deliver to Holdings a schedule (the "Adjustment Schedule") allocating said adjustments among the Shares, and also accounting for any difference between the Balance Sheet Indebtedness of the Bison Subsidiaries existing on the Closing Date and $80,000,000, in a manner consistent with the allocation methodology used in determining the allocation set forth in Schedule D.

         (b) Holdings may dispute any allocation set forth on the Adjustment Schedule; provided, however, that (i) Holdings shall not dispute any of the original allocations set forth in Schedule D and (ii) Holdings shall notify Parent in writing (the "Allocation Dispute Notice") of each disputed item, specifying the allocation in dispute and setting forth, in reasonable detail, the basis for such dispute within 30 days of Holdings' receipt of the schedule. Holdings shall submit only one Allocation Dispute Notice containing all disputed allocations. In the event of such a dispute, Holdings and Parent shall attempt to reconcile their differences and any resolution by them as to any disputed allocations shall be final, binding and conclusive. If Holdings and Parent are unable to reach a resolution with such effect within 30 days of the receipt by Parent of the Allocation Dispute Notice, Holdings and Parent shall submit the items remaining in dispute for resolution to the Independent Accounting Firm which shall, within 30 days after submission, determine and report to the parties upon such remaining disputed allocations, and such report shall be final, binding and conclusive on the parties hereto. All costs and expenses of the Independent Accounting Firm relating to the disputed allocations shall be borne equally by Parent and Holdings; provided, however, that if the Independent Accounting Firm determines that the position asserted by one of the parties in such dispute is substantially in error, then all such costs and expenses shall be borne by the party so determined to be in error.

         (c) Upon agreement of the parties with respect to the Adjustment Schedule, or the completion of a report prepared by the Independent Accounting Firm pursuant to Section 2.5(b), a schedule (the "Final Allocation Schedule") setting forth the allocation among the Shares as specified in Section 2.5(a) and modified pursuant to Section 2.5(b) shall be prepared by the parties. Each of Holdings and Parent shall (i) timely file with each relevant Tax Authority all forms and Tax Returns required to be filed in connection with the allocation set forth in the Final Allocation Schedule,
(ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with such allocation, and (iv) not take any position, or cause their respective Affiliates to take any position, inconsistent with such allocation on any Tax Return, in any audit or proceeding before any Tax Authority or in any report made for Tax purposes; provided, however, that, notwithstanding anything in this Section 2.5 to the contrary, (i) the parties shall be permitted to take a position inconsistent with that set forth in this Section 2.5 if required to do so by a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, and (ii) with respect to any of the transactions contemplated by this Agreement, Parent, Holdings or C&A Products may pursue a pre-filing agreement in accordance with Revenue Procedure 2001-22 (or any successor pronouncement), and upon the request of the party pursuing a pre-filing agreement the other parties shall (and shall cause their respective Affiliates to) provide their reasonable cooperation and assistance in obtaining any such pre-filing agreement.

                  (d) (i) Parent, Holdings and C&A Products hereby agree to treat the transactions pursuant to Section 2.1(a) for Tax purposes as taxable sales of the Shares in exchange for the consideration set forth in Section 2.1(a) subject to the recognition of gains or losses, as the case may be, pursuant to Section 1001(c) of the Code.

                  (ii) Parent, Holdings and C&A Products hereby agree to treat the transaction pursuant to Section 2.1(b) for Tax purposes as a transaction described in Section 351 of the Code.

                  (iii) Parent, Holdings and C&A Products hereby agree to treat the transaction pursuant to Section 2.2(a) for Tax purposes as a taxable sale of the Intellectual Property in exchange for the consideration set forth in Section 2.2(a) subject to the recognition of gain or loss, as the case may be, pursuant to Section 1001(c) of the Code.

                  (iv) Parent, Holdings and C&A Products hereby agree to treat the transaction pursuant to Section 2.2(b) for Tax purposes as a taxable sale of the assets described in the Asset Purchase Agreement in exchange for the consideration set forth in the Asset Purchase Agreement subject to the recognition of gain or loss, as the case may be, pursuant to Section 1001(c) of the Code.

         2.6 Closing. Parent shall as promptly as possible notify Holdings, and Holdings shall as promptly as possible notify Parent, when the conditions set forth in Article VI to such party's obligations to complete the Transactions have been satisfied or waived. The closing of the Transactions (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m. New York time on the second business day following the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and place as Parent and Holdings may agree; provided, however, that the Closing Date shall not be earlier than 45 days after the delivery of the financial statements required by Sections 5.9(a)(i) and (ii), and provided further that, with respect to the purchase and sale of the issued and outstanding shares of capital stock of any Directly Purchased Subsidiary which is organized in a foreign jurisdiction, at the request of Parent, Holdings shall agree to have the closing with respect to the purchase and sale of such shares of capital stock take place in the jurisdiction in which the Directly Purchased Subsidiary is organized. The date on which the Closing occurs is referred to herein as the "Closing Date."

         2.7 Closing Obligations.
             -------------------

         (a) At the Closing, Parent shall deliver to Holdings or C&A Products:

                  (i) certificates representing the Shares and all of the issued and outstanding shares of capital stock of Textron Automotive Exteriors Inc. duly endorsed (or accompanied by duly executed stock powers) for transfer to C&A Products or a designated Subsidiary or Subsidiaries of C&A Products;

                  (ii) the Officer's Certificate described in Section 6.2(c);

                  (iii) the resignation of any officer or director of any Bison Subsidiary who is an employee or director of Parent or a Non-Bison Subsidiary;

                  (iv) a certificate under Section 1445(b)(2) of the Code providing that Parent is not a foreign person, in form and substance reasonably satisfactory to Holdings;

                  (v) a duly executed Assignment and Assumption Agreement and Transition Agreement substantially in the forms attached hereto as Exhibits 2 and 4 respectively;

                  (vi) duly executed License Agreements substantially in the forms attached hereto as Exhibits 3A, 3B and 3C;

                  (vii) duly executed Registration Rights Agreements substantially in the forms attached hereto as Exhibits 5 and 6; and

                  (viii) duly executed documents to effect the sale and transfer of Intellectual Property required by Section 2.2(a).

         (b) At the Closing, Holdings and C&A Products shall deliver to Parent or a designated Subsidiary of Parent:

                  (i) one or more certificates representing the number of shares of Holdings Common Stock specified in Section 2.1(b);

                  (ii) certificates representing the Preferred Stock;

                  (iii) the Officer's Certificate described in Section 6.3(c);

                  (iv) a duly executed Assignment and Assumption Agreement and Transition Agreement substantially in the forms attached hereto as Exhibits 2 and 4 respectively;

                  (v) duly executed License Agreements substantially in the forms attached hereto as Exhibits 3A, 3B and 3C;

                  (vi) duly executed Registration Rights Agreements substantially in the forms attached hereto as Exhibits 5 and 6; and

                  (vii) the cash amounts set forth in Sections 2.1 and 2.2 by wire transfer of immediately available funds to accounts designated by Parent in writing at least two business days prior to the Closing Date.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

         Parent represents and warrants to Holdings and C&A Products, subject to the exceptions set forth in the Disclosure Schedule (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section to which such disclosure on its face relates), that:

         3.1 Corporate Organization, Qualification, Power and Authority.
             ----------------------------------------------------------

         (a) Parent and each of the Bison Subsidiaries is a corporation duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of incorporation. Each of the Bison Subsidiaries is qualified and in good standing (where applicable) as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Each of the Bison Subsidiaries has all requisite corporate power and corporate authority and all necessary Permits to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Parent has or will have made available to Holdings prior to the Closing complete and correct copies of the articles of organization or articles of or certificates of incorporation, as the case may be, and by-laws or other equivalent organizational documents of it and each Bison Subsidiary as in effect as of the date hereof.

         (b) Parent and its Subsidiaries have the requisite corporate power and corporate authority to execute and deliver the Transaction Agreements (to the extent each is a party thereto) and to consummate the transactions contemplated thereby. The Transaction Agreements and the consummation by Parent and said Subsidiaries of the transactions contemplated thereby have been duly and validly authorized by the Boards of Directors of Parent and Textron Automotive Company Inc., and the general partner of Textron Innovations L.P. (to the extent each is a party thereto), and no other corporate proceeding on the part of Parent or its Subsidiaries is necessary to authorize the Transaction Agreements or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of Holdings and C&A Products, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). When executed and delivered to Holdings and C&A Products at the Closing, the Transaction Agreements (other than this Agreement) will be duly and validly executed and delivered by Parent and its Subsidiaries (to the extent each is a party thereto) and, assuming such agreements constitute the valid and binding agreements of the other parties thereto, constitute the valid and binding agreements of Parent and its Subsidiaries (to the extent each is a party thereto), enforceable against Parent and said Subsidiaries, in accordance with their terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         3.2 Stock of Subsidiaries.
             ---------------------

         (a) Schedule B to this Agreement identifies each entity that will be a Subsidiary of the Directly Purchased Subsidiaries on the Closing Date. As of the Closing Date, the Directly Purchased Subsidiaries will not own, directly or indirectly, any equity interests in any other Person.

         (b) All of the shares of capital stock of the Directly Purchased Subsidiaries, except for any directors' qualifying shares, are owned by Parent, or one or more of its Subsidiaries free and clear of all Liens (without regard to subsections (i) through (iv) of the proviso in the definition of "Liens"), and have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except for any director's qualifying shares and except as otherwise set forth on Schedule B, all of the shares of capital stock of the Subsidiaries listed on Schedule B will, as of the Closing Date, be owned by one or more of the other Bison Subsidiaries as set forth on Schedule B, free and clear of all Liens (without regard to subsections (i) through (iv) of the proviso in the definition of "Liens"), and said shares, together with the outstanding common stock of Textron Automotive Exteriors Inc., have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, except for any Liens or where any failure to be duly authorized, validly issued and fully paid or nonassessable would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         (c) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, any Bison Subsidiary obligating Parent or any Bison Subsidiary to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, any Bison Subsidiary or obligating Parent or any Bison Subsidiary to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment. There are no voting trusts, proxies or other voting agreements or understandings to which Parent or any of its Subsidiaries is a party or by which it or they are bound with respect to the shares of capital stock of any of the Bison Subsidiaries.

         3.3 Consents and Approvals; No Violations.
             -------------------------------------

         (a) Except for (i) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the expiration or termination of any applicable waiting period thereunder, (ii) the filing of the applications and notices, as applicable, listed in Section 3.3(a)(ii) of the Disclosure Schedule with foreign Governmental Authorities under the Foreign Competition Laws, the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder, (iii) compliance with any applicable environmental transfer statutes and (iv) the notices to or consultations with any works council, personnel committee or similar employee council or committee listed in Schedule 3.3(a)(iv) of the Disclosure Schedule, no material applications, notices to, consultations with, Consents of, or filings with, any Government Authority, self-regulatory authority or third party are necessary in connection with the execution and delivery by Parent and its Subsidiaries of the Transaction Agreements (to the extent each is a party thereto) and the consummation by Parent and its Subsidiaries of the transactions contemplated thereby. The notices, notifications, filings, consents, authorizations, approvals, and expirations or terminations of waiting periods referred in clauses 3.3(a)(i) and 3.3(a)(ii) are hereinafter referred to as the "Requisite Regulatory Approvals."

         (b) Neither the execution, delivery or performance of the Transaction Agreements by Parent and its Subsidiaries nor the consummation by Parent and its Subsidiaries of the transactions contemplated thereby does or will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of Parent or the certificate of incorporation or by-laws or other equivalent organizational documents of any of its Subsidiaries; (ii) conflict with, result in or constitute a Default under, any of the terms, conditions or provisions of (A) any Contract to which Parent is a party or by which it or any of its properties or assets may be bound and (B) any Contract relating to the Business to which any of Parent's Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; (iii) conflict with, result in or constitute a Default under, any of the terms, conditions or provisions of any Permit relating to the Business of Parent or any of its Subsidiaries; or (iv) subject to giving the notices, the occurrence of the required consultations, compliance with applicable environmental transfer statutes and obtaining the Requisite Regulatory Approvals referred to in clauses
(i) through (iv) in paragraph (a) above, conflict with or violate any Order or Law applicable to (A) Parent or any of its properties or assets or (B) any of Parent's Subsidiaries engaged in the conduct of the Business or any of their properties or assets to the extent used in the conduct of the Business, except, in the case of clauses (ii), (iii) or (iv) of this paragraph (b) for conflicts or Defaults which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         3.4 Financial Statements. Parent has delivered to Holdings the following financial statements for the Bison Subsidiaries (as adjusted to give effect to the Restructuring) (collectively, the "Financial Statements"): a statement of net assets to be sold as at December 30, 2000 and January 1, 2000 and statements of earnings for each of the 12 months then ended. The December 30, 2000 statement of net assets to be sold (the "December 30, 2000 Statement of Net Assets to be Sold") has been audited and was delivered together with a report of E&Y thereon. Except as set forth in the notes to the Financial Statements or Section 3.4 of the Disclosure Schedule, the Financial Statements have been prepared in conformity with GAAP and present fairly in all material respects the financial position of the Bison Subsidiaries (as adjusted to give effect to the Restructuring) and their results of operations for the periods covered therein.

         3.5 Absence of Certain Changes or Events. Except as a consequence of, or as expressly contemplated by, this Agreement, since December 30, 2000 through and including the date hereof:

         (a) the Business has been conducted in the ordinary course of business consistent with past practice;

         (b) the Business has not experienced any events, developments or changes which, individually or in the aggregate, would be reasonably likely to have, or have had, a Material Adverse Effect;

         (c) except for the Restructuring and except in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has sold, transferred, conveyed, assigned or otherwise disposed of any material assets or properties related to the Business;

         (d) neither Parent nor any of its Subsidiaries has waived, released or canceled any material claims against third parties or debts owing to it, or any material rights which have any value and which relate to the Business, other than in the ordinary course of business consistent with past practice pursuant to Contracts which are not Material Contracts with Persons that are not Affiliates of Parent;

         (e) neither Parent nor any of its Subsidiaries has made any changes in their accounting systems, policies, principles or practices related to the Business;

         (f) none of the Bison Subsidiaries has authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any Shares or any of its other securities, or amended any of the terms of any shares of its capital stock or such other securities;

         (g) the Bison Subsidiaries have not made any loans, advances or capital contributions to, or investments in, any Person other than a Subsidiary of Parent;

         (h) as of Closing, there will be no loans or advances outstanding between Parent and the Non-Bison Subsidiaries on the one hand, and the Bison Subsidiaries on the other hand, and the Bison Subsidiaries will not have any accounts payable to, or investments in, Parent or the Non-Bison Subsidiaries, other than accounts payable in connection with commercial transactions in the ordinary course of business consistent with past practice;

         (i) except in the ordinary course of business consistent with past practice and except as set forth in Section 3.9(e) of the Disclosure Schedule, neither Parent nor any of its Subsidiaries has increased in any manner the compensation or fringe benefits of any employee of the Business or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

         (j) except in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has, except in connection with the Restructuring, acquired or leased any assets relating to the Business, or made any material amount of property of the Business, subject to any Lien whatsoever;

         (k) as of Closing, no assets or property owned or leased by the Bison Subsidiaries or used in the Business will be subject to any Lien securing Balance Sheet Indebtedness;

         (l) there have been no capital expenditures with respect to the Business which, in the aggregate, are in excess of one hundred fifteen million dollars ($115,000,000), except for capital expenditures not exceeding fifty-five million dollars ($55,000,000) in support of sales to Fiat by Textron Automotive Company Italia s.r.l.;

         (m) neither Parent nor any of its Subsidiaries has made any material Tax election or settled or compromised any material domestic or foreign federal, national, state, provincial, county, municipal or local Tax liability, or waived or extended the statute of limitations in respect of any such Taxes in each case with respect to the Business; and

         (n) neither Parent nor any of its Subsidiaries has paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability with respect to the Business or any of the officers, members, managers, employees or agents of the Bison Subsidiaries in excess of $5,000,000.

         3.6 No Undisclosed Liabilities. As of the date hereof, except to the extent of the amounts specifically reflected or reserved in the December 30, 2000 Statement of Net Assets to be Sold and except for liabilities and obligations incurred in the ordinary course of business, since December 30, 2000, (a) none of the Bison Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a statement of net assets to be sold of the Bison Subsidiaries, as adjusted to give effect to the Restructuring, or in the notes thereto, except for liabilities or obligations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect and (b) to the knowledge of the persons identified in Section 3.6 of the Disclosure Schedule, none of the Bison Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities or obligations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         3.7 Litigation. As of the date hereof, there are no Litigations pending, or to Parent's knowledge, threatened against Parent or any of its Subsidiaries with respect to the Business, the outcomes of which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

         3.8 Taxes.
             -----

         (a) Tax Returns Filed and Taxes Paid. Each of the Bison Subsidiaries has filed or had filed on its behalf all material Tax Returns that it was required to file or have filed on its behalf on or before the date of this Agreement, and all such Tax Returns were correct and complete in all material respects. Each of the Bison Subsidiaries has paid all material Taxes due or owing. Each of Plascar Participacoes Industriais S.A. ("Plascar") and Textron Automotive Trim Brasil Ltda. ("TATB") has made adequate provision for the payment of all material Taxes not yet due.

         (b) Tax Positions. No position has been asserted in writing by any Tax Authority with respect to Taxes of any of the Bison Subsidiaries which, if asserted by such Tax Authority in a Tax period ending after the Closing Date, would be reasonably likely to have a Material Adverse Effect.

         (c) No Affiliated Group Liability. No liability has been asserted against any of the Bison Subsidiaries with respect to Taxes of any affiliated group within the meaning of Section 1504(a) of the Code of which any of the Bison Subsidiaries has been a member and of which Parent was not the common parent corporation.

         (d) No Tax Indemnities. No liability has been asserted against any of the Bison Subsidiaries with respect to Taxes of any other Person pursuant to any Tax allocation or sharing agreement with any such Person, or any agreement to indemnify any such Person with respect to Taxes.

         3.9 Employee Benefit Plans and Agreements.
             -------------------------------------

         (a) A "Bison Plan" shall mean any (i) "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any comparable foreign plan; (ii) "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA) and any comparable foreign plan; (iii) deferred compensation plan or incentive compensation plan; (iv) employment, termination or severance agreement with any officer of a Directly Purchased Subsidiary whose principal office is located in the United States other than officers who are employed by a Non-Bison Subsidiary; (v) stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, severance or vacation plans; and (vi) any other material employee benefit plans, funds or programs, in each case, that are sponsored or maintained by or contributed to or required to be contributed to by a Bison Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with a Bison Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or to which a Bison Subsidiary or an ERISA Affiliate is party, for the benefit of any employee or former employee of a Bison Subsidiary (or of Textron Automotive Company Inc. if such person's entire salary was directly charged to the Business), or with respect to which a Bison Subsidiary could incur liability and any comparable foreign plan. Section 3.9 of the Disclosure Schedule lists each material Bison Plan applicable to any Bison Subsidiary having its jurisdiction of organization within the United States and all foreign pension plans. A copy of each material Bison Plan (and, if applicable, related amendments, trust agreements, current summary plan descriptions, most recent Form 5500, most recent Internal Revenue Service determination letter and most recent actuarial report) applicable solely to any Bison Subsidiary having its jurisdiction of organization within the United States has been made available to Holdings, and a copy of each material Bison Plan from which assets will be transferred from Parent to C&A Products pursuant to Section 5.7 will be made available to Holdings prior to Closing.

         (b) No liability under Title IV or Section 302 of ERISA has been incurred by any Bison Subsidiary or any ERISA Affiliate that has not been satisfied in full, and, to Parent's knowledge, no condition exists that presents a material risk to a Bison Subsidiary of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

         (c) Each Bison Plan (other than a Foreign Plan) has been operated and administered in accordance with its terms and with the requirements (including funding requirements) of applicable Law, including ERISA and the Code, except where any failure to be so operated and administered would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All material contributions required to be made under the terms of any Bison Plan (other than a Foreign Plan) as of the Closing Date have been made or will be timely made on or prior to the Closing Date. With respect to any Bison Plan subject to Section 412 of the Code or Section 302 of ERISA, there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code, and no such plan has incurred an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year.

         (d) Each Bison Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and no event has occurred since the date of such determination that would adversely affect such determination or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

         (e) The consummation of the Transactions will not (i) entitle any employee of any Bison Subsidiary to severance pay payable by a Bison Subsidiary,
(ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Bison Plans, (iii) result in any material Default under, any of the Bison Plans or (iv) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" with respect to any Employee within the meaning of Section 280G(b) of the Code.

         (f) With respect to any Bison Plan subject to Title IV of ERISA, there is not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such plan, and the Parent is not aware of any facts or circumstances that would materially change the funded status of any such plan.

         (g) No Bison Subsidiary or any ERISA Affiliate has liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

         (h) There are (i) to Parent's knowledge, no investigations pending by any governmental entity (including the Pension Benefit Guaranty Corporation) involving Bison Plans, and (ii) no pending or, to Parent's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Bison Plans, or against any fiduciary of any Bison Plan which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         (i) None of the Bison Subsidiaries or any employee of the foregoing, nor any trustee or administrator with respect to the Bison Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         (j) Since January 1, 2000, the Bison Subsidiaries, and any ERISA Affiliates which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied in all material respects with the "COBRA" notice and continuation requirements.

         (k) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, each Bison Plan subject to ERISA that is an employee pension benefit plan and is not qualified under
Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

         (l) Each Foreign Plan has been operated and administered in accordance with its terms and with the requirements of applicable Law, except where any failure to be so operated and administered would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All material contributions required to be made under the terms of any Foreign Plan as of the Closing Date have been made or will be timely made on or prior to the Closing Date, and no Bison Subsidiary has incurred any unpaid obligation in connection with the termination or withdrawal from any Foreign Plan. With respect to any unfunded retirement plan which is a Foreign Plan for which GAAP or applicable Law requires that reserves be recorded on a statement of financial position, reserves have been recorded on the December 30, 2000 Statement of Net Assets to be Sold in a manner which is consistent with GAAP and applicable Law. With respect to funded retirement plans which are Foreign Plans, the plans have been funded in accordance with applicable Law. Copies of the most recent actuarial valuation reports or FAS 87 reports for Foreign Plans, to the extent that they exist, have been made available to Holdings. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened with respect to any Foreign Plan that would, individually, or in the aggregate, be reasonably likely to result in a Material Adverse Effect. For purposes hereof, the term "Foreign Plan" shall mean any Bison Plan maintained or contributed to primarily for the benefit of any employee or former employee of a Bison Subsidiary employed outside the United States.

         (m) Notwithstanding any other provision of this Agreement, Section 3.4 and this Section 3.9 set forth the sole representations and warranties in
Article III of this Agreement with respect to the compliance by Parent and any Bison Subsidiary with ERISA, sections of the Code and any other Law applicable to the operation or administration of any Bison Plan.

         3.10 Labor Matters.
              -------------

         (a) Since January 1, 1999, except as will not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) none of the Bison Subsidiaries has or is now engaged in any unfair labor practice, nor is any complaint against any Bison Subsidiary pending or, to Parent's knowledge, threatened before the National Labor Relations Board; (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to Parent's knowledge, threatened with respect to any employees of any Bison Subsidiary; and (iii) no grievance is pending arising out of any collective bargaining agreement or in accordance with any Bison Subsidiaries' established procedures for handling grievances.

         (b) The Bison Subsidiaries are in compliance in all material respects with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"). Since January 1, 1999 through and including the date hereof, none of the Bison Subsidiaries has effectuated (i) a "mass layoff" (as defined in the WARN Act) in the United States affecting any site of employment or facility or operating unit within any site of employment or facility of any Bison Subsidiary or (ii) a "plant closing" (as defined in the WARN Act) in the United States affecting any Bison Subsidiary site of employment or facility. Since January 1, 1999 through and including the date hereof, no Bison Subsidiary has been affected by any transaction or engaged in lay-offs or employment terminations sufficient in number to trigger the application of any Law similar to the WARN Act.

         (c) Section 3.10(c) of the Disclosure Schedule lists each collective bargaining agreement involving a Bison Subsidiary facility located in the United States or Canada.

         3.11 Environmental Laws and Regulations. To the knowledge of the individuals identified in Section 3.11 of the Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to have, and have not had, a Material Adverse Effect:

         (a) As of the date hereof, each of Parent and its Subsidiaries with respect to the Business is in compliance with all applicable Environmental Laws, including possessing all Permits required for the operation of the Business under applicable Environmental Laws. Notwithstanding any other provision of this Agreement, this Section 3.11(a) sets forth the sole representation and warranty in Article III of this Agreement with respect to the compliance by Parent and its Subsidiaries with any Environmental Law applicable to the Business.

         (b) As of the date hereof, there is no pending or threatened Litigation against Parent or any of its Subsidiaries with respect to the Business, and no events have occurred or matters exist that might reasonably be expected to result in Litigation, under or pursuant to any Environmental Law; provided, however, that the representation made in this Section 3.11(b) with respect to pending Litigation and Orders are made without reference to knowledge. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order with respect to the Business in connection with any Environmental Law. This Section 3.11(b) sets forth the sole representation and warranty in Article III of this Agreement with respect to Litigation under or pursuant to any Environmental Law.

         3.12 Compliance with Laws. Each of Parent and its Subsidiaries is in compliance with all applicable Laws, Orders and Permits with respect to the Business, except for instances of noncompliance which, individually or in the aggregate, would not be reasonably likely to have, and have not had, a Material Adverse Effect.

         3.13 Properties. Except as would not be reasonably likely to have a Material Adverse Effect, Parent or its Subsidiaries, collectively, have good and marketable title, free and clear of all Liens, to all of the real property and personal property used in the conduct of the Business other than (i) Intellectual Property (which is covered in Section 3.15), (ii) assets not used within the Business and (iii) assets which are leased or licensed, with respect to which the Parent or its Subsidiaries, collectively, have valid and enforceable Contracts under which there exists no Default by Parent or its Subsidiaries.

         3.14 Material Contracts.
              ------------------

         (a) Each Contract applicable to the Business is (i) in full force and effect and is a valid and binding obligation of Parent or its Subsidiaries and
(ii) enforceable in accordance with its terms (except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law), except, in each case, as would not be reasonably likely to have a Material Adverse Effect. The execution and delivery by Parent of the Transaction Agreements and the consummation by Parent of the transactions contemplated thereby will not, and no condition exists or event has occurred which would, constitute a Default by Parent or its Subsidiaries of any Contract applicable to the Business, except for such Defaults as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         (b) Section 3.14(b) of the Disclosure Schedule lists all Material Contracts involving the licensing of any Intellectual Property, including any Intellectual Property which is the subject of any of the License Agreements attached hereto as Exhibits 3A, 3B and 3C, from any third party and any Material Contract involving the licensing of any such Intellectual Property by Parent or its Subsidiaries to any third party, other than Contracts entered into in the ordinary course of business consistent with past practice. A "Material Contract" shall mean any contract which is material to the Business.

         (c) Neither Parent nor any of its Subsidiaries is a party to or bound by any non-competition agreement or similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the Business is conducted.

         (d) Section 3.14(d) of the Disclosure Schedule identifies each Contract to which a Bison Subsidiary is a party relating to indebtedness for borrowed money or capital leases, in each case, involving an obligation which exceeds $250,000. Copies of any written Contract relating to said indebtedness will be provided to Holdings prior to Closing.

         3.15 Intellectual Property.
              ---------------------

         (a) Except as would not be reasonably likely to have a Material Adverse
Effect:

                  (i) Parent and its Subsidiaries, collectively, own, or are licensed or otherwise possess legally enforceable rights to use the Intellectual Property.

                  (ii) Neither Parent nor any of its Subsidiaries is, nor will, as a result of the execution and delivery of the Transaction Agreements or the performance by Parent of any of its obligations thereunder, be in breach of any license, sublicense or other agreement relating to the Intellectual Property.

                  (iii) (A) Each patent, trademark, service mark and copyright owned by either Parent or its Subsidiaries which is used in the Business as currently conducted is subsisting and, to Parent's knowledge, valid and enforceable; (B) neither Parent nor its Subsidiaries, as of the date hereof, is a party to any currently pending Litigation which involves a claim of infringement of any patent, trademark, service mark or copyright or violation of any trade secret or other proprietary right of any third party, or has received written notice of any such threatened claim; (C) to Parent's knowledge, the manufacturing, marketing, licensing or sale of any products of the Business, taken as a whole, in the manner currently manufactured, marketed, sold or licensed by the Business, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

         (b) After the Closing Date, the Bison Subsidiaries will have the right to use all Intellectual Property material to the Business (i) which is used in the Business as of the date hereof or (ii) which the Bison Subsidiaries have the right to use in the Business as of the date hereof, in each case to the extent that such Intellectual Property is held by the Bison Subsidiaries from Parent or the Non-Bison Subsidiaries and in each case solely to the extent of the Bison Subsidiaries' rights of use in such Intellectual Property as of the date hereof; provided, however, that the foregoing representation and warranty shall not apply with respect to the Retained IP (at that term is defined in the

Retained IP Agreement), the rights to which are exclusively as set forth in the Retained IP Agreement.

         3.16 Product Warranties; Recalls.
              ---------------------------

         (a) Since January 1, 1999 through and including the date hereof, there have been no warranty claims with respect to products sold by the Business, except for such warranty claims which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, nor, as of the date hereof, are there any pending warranty claims with respect to products sold by the Business, except for such warranty claims which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         (b) Since January 1, 1999 through and including the date hereof, there have been no product recalls, retrofits, field campaigns or service campaigns by a Governmental Authority with respect to the products manufactured, distributed or sold by the Business; and no such recalls, retrofits, field campaigns or service campaigns are pending or, to Parent's knowledge, threatened by any Governmental Authority.

         3.17 Brokers and Finders. Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, financial advisory or similar fee or commission from any Bison Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         3.18 Customers and Suppliers. Since January 1, 2001 through and including the date hereof, none of the top five customers of or top ten suppliers to the Business, measured by dollar volume for the twelve months ended as of December 31, 2000, has (i) notified any senior executive of Textron Automotive Company Inc. that it intends to discontinue its relationship with the Bison Subsidiaries or the Business or (ii) materially changed the terms on which it is prepared to purchase from, trade with or supply the Bison Subsidiaries or the Business.

         3.19 Additional Representations and Warranties by Parent.
              ---------------------------------------------------

         (a) Parent hereby acknowledges that Holdings intends to offer and issue the Holdings Common Stock and C&A Products intends to offer and issue the Preferred Stock (collectively, the "Equity Consideration") representing a portion of the purchase price relating to parts of the Transactions to Parent in a transaction which is exempt from registration under the Securities Act and applicable state securities laws.

         (b) Parent hereby represents and warrants that: (i) it is an "accredited investor" within the meaning of Regulation D under the Securities Act; (ii) it shall acquire the Equity Consideration for its own account and not with a view to or for sale in connection with any "sale", "offer for sale", "offer to sell", "offer" or "distribution" thereof within the meaning of the Securities Act; (iii) it has sufficient knowledge and experience in financial, tax, and business matters to enable it to evaluate the merits and risks of investment in the Equity Consideration; and (iv) it has been provided with access to, and the opportunity to ask questions of, management of Holdings and C&A Products, and to obtain additional information concerning Holdings and C&A Products.

         (c) Parent hereby acknowledges that: (i) the Equity Consideration is not, and, subject to the Registration Rights Agreements attached as Exhibits 5 and 6 hereof, will not be, registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom; and (ii) the certificates representing the unregistered Equity Consideration to be delivered at the Closing shall bear substantially the following legend:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the company to the effect that such registration is not required."


         3.20 Indebtedness. Section 3.20 of the Disclosure Schedule lists total Indebtedness of the Bison Subsidiaries (after giving effect to the Restructuring and excluding intercompany accounts that will be settled prior to Closing), separated into the categories "a" through "g" contained in the definition of Indebtedness, as of June 29, 2001.

         3.21 R&D People. To the best knowledge of the persons identified in
Section 3.21 of the Disclosure Schedule, without inquiry, no material amount of people whose activities as of March 31, 2001 related primarily to research and development and product development related to the Business have been, as of the date of this Agreement, transferred to a Non-Bison Subsidiary.


                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND C&A PRODUCTS

         Holdings and C&A Products jointly and severally represent and warrant to Parent, subject to the exceptions set forth in the Holdings Disclosure Schedule (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section to which such disclosure on its face relates), that:

         4.1 Corporate Organization, Qualification, Power and Authority.
             ----------------------------------------------------------

         (a) Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect. Holdings has all requisite corporate power and corporate authority and all necessary Permits to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect. Holdings has or will have made available to Parent prior to the Closing complete and correct copies of its certificate of incorporation and by-laws as in effect as of the date hereof.

         (b) C&A Products is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. C&A Products is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect. C&A Products has all requisite corporate power and corporate authority and all necessary Permits to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect. C&A Products has or will have made available to Parent prior to the Closing complete and correct copies of its certificate of incorporation and by-laws as in effect as of the date hereof.

         (c) Holdings has the requisite corporate power and corporate authority to execute and deliver the Transaction Agreements (to the extent it is party thereto) and to consummate the transactions contemplated thereby. Such Transaction Agreements and the consummation by Holdings of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of Holdings, and no other corporate proceedings on the part of Holdings are necessary to authorize such Transaction Agreements or to consummate the transactions contemplated thereby, except for such proceedings relating to approval of the definitive Financing Agreements, which such proceedings will be completed prior to Closing. This Agreement has been duly and validly executed and delivered by Holdings and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of Holdings, enforceable against Holdings in accordance with its terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). When executed and delivered to Parent at the Closing, the Transaction Agreements (other than this Agreement) (to the extent it is party thereto) will be duly and validly executed and delivered by Holdings and, assuming such agreements constitute the valid and binding agreements of the other parties thereto, constitute the valid and binding agreements of Holdings, enforceable against it in accordance with their terms, except that the enforcement thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         (d) C&A Products has the requisite corporate power and corporate authority to execute and deliver the Transaction Agreements (to the extent it is a party thereto) and to consummate the transactions contemplated thereby. Such Transaction Agreements and the consummation by C&A Products of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of C&A Products, and no other corporate proceedings on the part of C&A Products are necessary to authorize such Transaction Agreements or to consummate the transactions contemplated thereby, except for such proceedings relating to approval of the definitive Financing Agreements, which such proceedings will be completed prior to Closing. This Agreement has been duly and validly executed and delivered by C&A Products and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of C&A Products, enforceable against C&A Products in accordance with its terms, except such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). When executed and delivered to Parent at the Closing, the Transaction Agreements (other than this Agreement) to the extent it is a party thereto will be duly and validly executed and delivered by C&A Products and, assuming such agreements will constitute the valid and binding agreements of the other parties thereto, constitute the valid and binding agreements of C&A Products, enforceable against it in accordance with their terms, except that the enforcement thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         4.2 Capitalization of Holdings and C&A Products.
             -------------------------------------------

         (a) The authorized capital stock of Holdings consists of (i) 300,000,000 shares of Holdings Common Stock of which, as of July 31, 2001, 105,122,130 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and (ii) 16,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. Except as reflected in the Holdings SEC Reports (including for pending acquisitions) and for employee, officer and director compensation arrangements in the ordinary course of business, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, Holdings obligating Holdings to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, Holdings or its Subsidiaries or obligating Holdings or any of its Subsidiaries to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment that would, in any such case, materially affect the ability of C&A Products to perform its obligations and agreements relating to the Preferred Stock. As of the date hereof, except as reflected in the Holdings SEC Reports (including for pending acquisitions) and for employee, officer and director compensation arrangements in the ordinary course of business, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, Holdings obligating Holdings to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, Holdings or its Subsidiaries or obligating Holdings or any of its Subsidiaries to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment. There are no voting trusts, proxies or other voting agreements or understandings to which Holdings is a party or by which it is bound with respect to the shares of capital stock of Holdings.

         (b) The authorized capital stock of C&A Products consists of (i) 2000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding as of July 31, 2001, all of which are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of any preemptive or similar rights and are owned by Holdings, and (ii) 1000 shares of preferred stock, without par value, none of which are issued. Prior to the Closing, Holdings and C&A Products will take such actions necessary to cause there to be sufficient capital stock authorized to meet the requirements of the Transaction Agreements and immediately prior to the Closing, 130,000 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series A1 Redeemable Preferred Stock) shares will have been designated as Series A1 Redeemable Preferred Stock, none of which are issued and outstanding, 130,000 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series A2 Redeemable Preferred Stock) shares will have been designated as Series A2 Redeemable Preferred Stock, none of which are issued and outstanding, 95,000 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series B1 Redeemable Preferred Stock) shares will have been designated as Series B1 Redeemable Preferred Stock, none of which are issued and outstanding, 95,000 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series B2 Redeemable Preferred Stock) shares will have been designated as Series B2 Redeemable Preferred Stock, none of which are issued and outstanding, 20,000 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series C1 Redeemable Preferred Stock) shares will have been designated as Series C1 Redeemable Preferred Stock, none of which are issued and outstanding and 20,000 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series C2 Redeemable Preferred Stock) shares of Series C2 Redeemable Preferred Stock, none of which are issued and outstanding. On the Closing Date, the relative rights, preferences, and limitations of the Preferred Stock will be substantially as set forth in the Certificate of Designation of C&A Products attached hereto as Exhibit 1. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, C&A Products obligating C&A

Products to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, C&A Products or its Subsidiaries or obligating C&A Products or any of its Subsidiaries to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment that would in any such case materially affect the ability of C&A Products to perform its obligations and agreements relating to the Preferred Stock. As of the date hereof, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, C&A Products obligating C&A Products to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, C&A Products or its Subsidiaries or obligating C&A Products or any of its Subsidiaries to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment. There are no voting trusts, proxies or other voting agreements or understandings to which C&A Products is a party or by which it is bound with respect to the shares of capital stock of any of its Subsidiaries.

         4.3 Stock of Subsidiaries. Schedule E to this Agreement identifies each entity that is a Subsidiary of Holdings as of the date hereof. All of the shares of capital stock of the Subsidiaries listed on Schedule E are owned as of the date hereof by Holdings or one of its Subsidiaries, free and clear of all Liens (without regard to subsections (i) through (iv) of the provision in the definition of "Liens" and other than Liens to secure Indebtedness of Holdings or one of its Subsidiaries), and have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, except for any such Liens or where any failure to be duly authorized, validly issued and fully paid or nonassessable would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect.

         4.4 Valid Issuance of Stock.
             -----------------------

         (a) The shares of Holdings Common Stock, when issued, sold and delivered pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive rights or Liens and, assuming the accuracy of Parent's representations in Section 3.19, will be issued in compliance with applicable federal and state securities laws.

         (b) The shares of Series A Preferred Stock and Series B Preferred Stock, when issued, sold and delivered pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive rights or Liens and, assuming the accuracy of Parent's representations in Section 3.19, will be issued in compliance with applicable federal and state securities laws.

         4.5 Consents and Approvals; No Violations. The issuance of the debt and equity securities contemplated by the Commitment Letter, the execution, delivery or performance of the Transaction Agreements by Holdings and C&A Products (to the extent each is a party thereto), and the consummation by Holdings and C&A Products of the transactions contemplated thereby do not or will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Holdings and C&A

Products; (ii) conflict with, result in or constitute a Default under, any of the terms, conditions or provisions of any Contract to which any of C&A Products or Holdings is a party or by which any of them or any of their respective properties or assets may be bound; (iii) conflict with, result in or constitute a Default under, any of the terms, conditions or provisions of any Permit applicable to Holdings or C&A Products; or (iv) except as set forth in Section
4.5 of the Holdings Disclosure Schedule and subject to giving the notices, the occurrence of the required consultations, compliance with applicable environmental transfer statutes and obtaining the Requisite Regulatory Approvals referred to in clauses (i) through (iv) in Section 3.3(a), conflict with or violate any Order or Law applicable to C&A Products or Holdings or any of their respective properties or assets, except, in the case of clauses (ii), (iii) or
(iv) of this Section 4.5 for conflicts or Defaults which would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect or a material adverse effect on Holdings' and C&A Products' ability to consummate the Transactions. The terms of the Preferred Stock as set forth in the Certificate of Designation attached hereto as Exhibit 1 do not breach, conflict with, violate or otherwise constitute a Default under any Contract to which Holdings or C&A Products or any of their Subsidiaries is a party, including any Contract relating to Indebtedness or any Contract relating to any equity security of Holdings and C&A Products.

         4.6 SEC Filings; Financial Statements.
             ---------------------------------

         (a) Holdings has timely filed all forms, reports, schedules, statements and other documents required to be filed by Holdings with the Securities and Exchange Commission (the "SEC") since December 31, 1998 (collectively, the "Holdings SEC Reports") and such Holdings SEC Reports are publicly available. The Holdings SEC Reports, at the time filed, did not contain as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such additional filing), or if filed after the date hereof, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated in such Holdings SEC Reports or necessary in order to make the statements in such Holdings SEC Reports, in light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements, including any related notes thereto, contained in the Holdings SEC Reports, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis with prior periods (except as otherwise noted therein) and fairly present the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated therein and the consolidated results of its operations and cash flows for the periods indicated therein, subject to, in the case of unaudited interim financial statements, normal and recurring year-end adjustments which were not likely to be material in amount.

         4.7 Absence of Certain Changes or Events. Except as a consequence of, or as expressly contemplated by, this Agreement and except as disclosed in the Holdings SEC Reports filed and publicly available prior to the date of this Agreement, since

December 31, 2000, Holdings and its Subsidiaries have not experienced any event, development or change which would, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect.

         4.8 No Undisclosed Liabilities. Except as disclosed in the Holdings SEC Reports filed and publicly available prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business, since December 31, 2000, (a) neither Holdings nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed in their financial statements, or in the notes thereto, except for liabilities or obligations which would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect and (b) to the knowledge of the persons identified in Section 4.8 of the Holdings Disclosure Schedule, Holdings does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities or obligations which would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect.

         4.9 Litigation. Except as disclosed in the Holdings SEC Reports filed and publicly available prior to the date hereof, there are no Litigations pending, or to Holdings' knowledge, threatened against Holdings or any of its Subsidiaries, the outcomes of which, individually or in the aggregate, are reasonably likely to have a Holdings Material Adverse Effect.

         4.10 Financing.
              ---------

         (a) Holdings and C&A Products have received and furnished copies to Parent of (i) a commitment letter to provide debt and receivables financing to C&A Products and its Subsidiaries (including the Summaries of Terms and Conditions annexed thereto, the "Debt Commitment Letter") with The Chase Manhattan Bank, J.P. Morgan Securities Inc., Credit Suisse First Boston, Deutsche Banc Alex. Brown Inc., Bankers Trust Company, Merrill Lynch Capital Corporation and Credit Suisse First Boston, Cayman Islands Branch (collectively the "Bank") dated as of August 7, 2001, and (ii) equity commitment letters (the "Equity Commitment Letters" and, together with the Debt Commitment Letter, the "Commitment Letters") to provide equity financing to Holdings from the persons named therein in the amount contemplated by the Debt Commitment Letter (the "Equity Sources"). The funds which the Bank and the Equity Sources have agreed to provide, subject to the terms and conditions of the Commitment Letters, will be sufficient, when taken together with other funds available to Holdings and C&A Products, to consummate the Transactions and the other transactions contemplated by the Commitment Letters and to pay and all related fees and expenses of Holdings and C&A Products relating to the Transactions and the other transactions contemplated by the Commitment Letters (collectively, the "Required Amount").

         (b) As of the date hereof (i) the Commitment Letters have not been withdrawn and are in full force and effect and (ii) neither Holdings nor C&A Products has any reason to believe that any of the conditions set forth in the Commitment Letters will not be satisfied at or prior to the Closing Date.

         4.11 Certain Agreements. Section 4.11 of the Holdings Disclosure Schedule lists each Contract to which Holdings or C&A Products is a party relating directly or indirectly to indebtedness for borrowed money in excess of ten million dollars ($10,000,000) or the registration, voting or transfer of, or preemptive rights with respect to, any equity security of Holdings or C&A Products.

         4.12 Brokers and Finders. No investment banker, broker, finder, or intermediary or other Person is or will be entitled to any investment banking, brokerage, finder's, financial advisory or similar fee or commission from Parent or any Non-Bison Subsidiary in connection with this Agreement or the transactions contemplated hereby as a result of any arrangement made by Holdings.


                                   ARTICLE V

                        COVENANTS RELATING TO CONDUCT OF
                          BUSINESS AND OTHER AGREEMENTS

         5.1 Conduct of the Business. Except as otherwise set forth in Section
5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, unless Holdings shall otherwise consent in writing (which shall include electronic mail), which consent shall not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by this Agreement, the Transition Agreement or the Assignment and Assumption Agreement, or as is reasonably necessary to effect the Restructuring, Parent will conduct, and will cause its Subsidiaries to conduct, the Business in the ordinary course of business and shall use their commercially reasonable efforts to keep available the services of their current officers and employees, maintain their Permits and Contracts and preserve their relationships with customers, suppliers, creditors, agents and others having business dealings with the Business. Without limiting the generality of the foregoing, and except as consented to in writing by Holdings, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise contemplated by this Agreement, the Transition Agreement or the Assignment or Assumption Agreement or as is reasonably necessary to effect the Restructuring, Parent agrees as to itself and its Subsidiaries (unless otherwise stated) that:

         (a) Capital Stock and Other Securities. The Bison Subsidiaries shall not issue, sell, grant, dispose of, pledge or otherwise encumber or transfer, or cause, authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance or transfer of (i) any additional shares of capital stock of any class of any Bison Subsidiary, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any such shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any such shares of capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of any Bison Subsidiary outstanding on the date hereof. No Bison Subsidiary shall split, combine, subdivide or reclassify any shares of its capital stock.

         (b) Reorganization. Neither Parent nor any of the Bison Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Bison Subsidiary.

         (c) Capital Expenditures. Except for capital expenditures in 2001 not exceeding fifty-five million dollars ($55,000,000) in support of sales to Fiat by Textron Automotive Company Italia s.r.l., the Bison Subsidiaries will not make or commit to make any capital expenditures relating to a single project in excess of fifteen million dollars ($15,000,000) or in the aggregate, in 2001, in excess of one hundred fifteen million dollars ($115,000,000). Except for capital expenditures in 2001 not exceeding fifty-five million dollars ($55,000,000) in support of sale to Fiat by Textron Automotive Company Italia s.r.l., Parent or a Subsidiary of Parent shall consult with C&A Products with respect to any proposed commitment to make a capital expenditure relating to a single project in excess of five million dollars ($5,000,000).

         (d) No Dispositions. Except for sales of inventory in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries shall sell, lease, license to third parties or otherwise encumber, subject to a Lien or dispose of any material assets of the Business.

         (e) No Acquisitions. No Bison Subsidiary shall acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other entity or division thereof or, (ii) except in the ordinary course of business consistent with past practice, any assets that, individually or in the aggregate, except as otherwise permitted by Section 5.1(c), have a purchase price exceeding one million dollars ($1,000,000), nor shall Parent or any of its Subsidiaries take any such action relating to the Business set forth in clause
(ii).

         (f) Governing Documents. No Bison Subsidiary shall adopt any amendment to its articles of organization or articles or certificate of incorporation, as the case may be, or its by-laws or other equivalent organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Bison Subsidiary.

         (g) Contracts. Except in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries shall enter into any Material Contract with a term extending beyond the Closing Date, and neither Parent nor any of its Subsidiaries shall modify or amend in any material respect or transfer or terminate any

Material Contract to which Parent or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder.

         (h) Employee Matters. Except as required by Law or an existing Contract, neither Parent nor any of its Subsidiaries shall (i) except in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee of the Business, (ii) enter into any Contract with an officer or director of a U.S. Bison Subsidiary regarding his or her employment, compensation or benefits or (iii) except pursuant to collective bargaining, adopt or amend any material Bison Plan to the extent such adoption or amendment would create or increase in any material respect any liability or obligation on the part of any Bison Subsidiary.

         (i) Accounting Policies and Procedures. Neither Parent nor any of its Subsidiaries shall make any material change to its accounting methods, principles or practices with respect to the Business, except as may be required by GAAP or accounting standards applicable to foreign Bison Subsidiaries.

         (j) Liens. Parent shall not, and shall not permit any of its Subsidiaries to, create, incur, suffer to exist or assume (i) any Lien to secure Balance Sheet Indebtedness of a Bison Subsidiary or (ii) any other Lien on any of the material assets of the Business.

         (k) Claims. Neither Parent nor any of its Subsidiaries shall settle any material Litigation relating to the Business or waive, assign or release any material rights or claims with respect to the Business, except in either case
(i) in the ordinary course of business or (ii) if the settlement of any such Litigation would not impose material restrictions on the conduct of the Business.

         (l) Taxes. Neither Parent nor any of its Subsidiaries shall make any Tax election or settle or compromise any Tax liability relating to the Business, except in the ordinary course of business; provided, however, that the foregoing restrictions shall not apply to any Tax election or Tax matter involving a Tax Return which includes (i) a Bison Subsidiary as part of any combined, unitary, consolidated or similar group which includes Parent or any Non-Bison Subsidiary and such Tax election or Tax matter would not individually result in additional post-Closing Taxes in excess of seventy five thousand dollars ($75,000) being owed by any Bison Subsidiary or (ii) Textron Canada Limited and such Tax election is solely with respect to, or such Tax matter solely involves adjustments with respect to, one or more of the Subsidiaries or businesses listed in Item 1. of Schedule C hereto.

         (m) Investments. Except as permitted by Section 5.1(e), no Bison Subsidiary shall lend any money or make a capital contribution to, or other investment in any Person other than a Bison Subsidiary.

         (n) Affiliate Contracts. Except for Contracts and relationships contemplated by the Transition Agreement, no Bison Subsidiary shall enter into any

Contract with Parent or any of its Subsidiaries other than (i) Contracts containing commercially reasonable terms for Contracts between unrelated parties or (ii) Contracts which do not contain obligations to receive or deliver products or services after February 1, 2002. Neither Parent nor any of its Subsidiaries shall modify any Contract existing on the date hereof between a Bison Subsidiary and Parent or one of the Non-Bison Subsidiaries in a manner which would involve the addition of terms or conditions which would not be commercially reasonable for Contracts between unrelated parties.

         (o) No Agreements. Neither Parent nor any of its Subsidiaries shall authorize or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

         5.2 Access to Information.
             ---------------------

         (a) In order to evaluate the transactions contemplated by this Agreement, upon reasonable advance notice, Parent shall (and shall cause each of the Bison Subsidiaries to) provide Holdings and its Subsidiaries and Heartland Industrial Partners, L.P., and their respective agents and representatives ("Representatives"), with reasonable access, during normal business hours and without disruption to their day-to-day business, from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement, to the books and records pertaining to the Bison Subsidiaries and, during such period, it shall (and shall cause each of the Bison Subsidiaries to) furnish promptly to such Representatives all financial, operating and other data and other information concerning its business, properties and personnel as may reasonably be requested. Upon reasonable request and for reasonable periods of time, Parent will make senior executives of Bison Subsidiaries available to provide information to Persons who have executed Commitment Letters and their Representatives for the purpose of providing information responsive to reasonable due diligence inquiries relating to the financing contemplated by the Commitment Letters.

         (b) Holdings agrees that it will, and will cause its Representatives to, use any information obtained pursuant to this Section 5.2 only in connection with the evaluation of the transactions contemplated by this Agreement.

         (c) The Confidentiality Agreement shall apply with respect to Information, as defined therein, furnished pursuant to this Section 5.2.

         5.3 Competition Filings.
             -------------------

         (a) Parent and Holdings shall, as promptly as practicable but in any event not more than 10 business days after the date hereof, file, or cause to be filed all required notification and report forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC and the

Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

         (b) Parent and Holdings shall, as promptly as practicable but in any event not more than 15 business days after the date hereof, file, or cause to be filed (i) all required forms and letters under the EC Commission Regulation 4064/89 with the European Commission, (ii) all required forms and letters under the Canadian Competition Act with the Canadian Competition Bureau and (iii) all required notices to and applications with Governmental Authorities in connection with the transactions contemplated hereby, and, in each case, will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the European Commission, the Canadian Competition Bureau or any other Governmental Authority for additional information or documentation, and to cause the waiting period under the Canadian Competition Act or any Foreign Competition Laws to terminate or expire at the earliest possible date, or consents, approvals or authorizations to be adopted at the earliest possible date under the EC Commission Regulation 4064/89 or any Foreign Competition Laws, as may apply.

         (c) Parent and Holdings will each furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filings necessary under the provisions of the HSR Act, EC Commission Regulation 4064/89, the Canadian Competition Act and any applicable Foreign Competition Laws.

         (d) The parties shall promptly furnish to each other copies of all filings and correspondence relating to the Transactions with any Governmental Authority specified in this Section 5.3.

         5.4 Consents and Reasonable Efforts.
             -------------------------------

         (a) Parent, Holdings and C&A Products shall, as promptly as practical, use all commercially reasonable efforts (unless otherwise stated herein) to satisfy the conditions to Closing set forth in Article VI and consummate the transactions contemplated by this Agreement, including obtaining any required Consents. Parent, Holdings and C&A Products shall furnish to each other such information and assistance as the other may reasonably request in connection with required filings, applications and Consents, and they shall keep each other advised of the progress of making all such filings, applications and Consents.

         (b) Parent, Holdings and C&A Products shall use all commercially reasonable efforts to terminate the guarantees by Parent or any Non-Bison Subsidiary of obligations of Bison Subsidiaries identified in Section 5.4(b) of the Disclosure Schedule (the "Guarantees") and arrange for C&A Products to assume the obligations of Parent under the Guarantees as soon as possible after the Closing Date. If the obligations under any Guarantee relating to Balance Sheet Indebtedness of a Bison Subsidiary has not been assumed by C&A Products or a Subsidiary of C&A Products as of the date thirty days after the Closing Date, Holdings and C&A Products shall, within sixty days after the Closing Date, pay or cause to be paid all such indebtedness covered by the Guarantee in a manner which will permit Parent to promptly thereafter terminate the Guarantee. If any Guarantee shall be in effect after Closing, Holdings and C&A Products shall pay or cause to be paid all debt covered by the Guarantee as the same shall become due and payable, and shall indemnify and hold Parent and any Non-Bison Subsidiary harmless with respect to any payments made by Parent or any Non-Bison Subsidiary pursuant to any Guarantee, provided, that such payments have been made in good faith.

         (c) Parent, Holdings and C&A Products shall use all commercially reasonable efforts to cause the Contracts identified in Section 5.4(c) of the Disclosure Schedule to be assigned to, and assumed by, C&A Products or one or more of its Subsidiaries (including the Bison Subsidiaries), and to cause Parent and the Non-Bison Subsidiaries to be released from any further obligations thereunder, on or before the Closing Date. In the event that Parent or a Non-Bison Subsidiary is required to guarantee, or otherwise remain liable for, the performance by C&A Products or any of its Subsidiaries (including the Bison Subsidiaries) of any such Contract following the assignment to, and assumption by, C&A Products or its Subsidiaries of such Contract, (i) on or before the Closing Date, Parent shall deliver to C&A Products a list of such Contracts and any corresponding guarantee and (ii) C&A Products or a Subsidiary of C&A Products shall indemnify Parent and the Non-Bison Subsidiaries from and against and in respect of any and all Losses incurred by Parent or a Non-Bison Subsidiary to the extent relating to or arising out of any such guarantee.

         (d) Prior to the Closing, Parent shall, and shall cause its Subsidiaries and their respective Representatives to, provide reasonably requested support to Holdings and C&A Products in connection with the marketing efforts related to obtaining the financing contemplated by the Debt Commitment Letters. In addition, Parent shall request that E&Y provide a comfort letter of the type customarily required by underwriters in connection with the financing contemplated by the Debt Commitment Letters.

         5.5 Further Assurances.
             ------------------

         (a) On and after the Closing Date, Parent, Holdings and C&A Products shall use all commercially reasonable efforts to take or cause to be taken all necessary or appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby and by the other Transaction Agreements, including the execution of any additional documents or instruments of any kind (not containing additional representations and warranties) which may be reasonably necessary or appropriate to carry out any of the provisions hereof. Parent, Holdings and C&A Products shall cause the License Agreements attached hereto as Exhibits 3A, 3B and 3C, the Assignment and Assumption Agreement attached hereto as Exhibit 2 and the Registration Rights Agreements attached hereto as Exhibits 5 and 6 to be executed on or prior to Closing.

         (b) Holdings and C&A Products shall use their respective reasonable best efforts to obtain financing in an amount at least equal to the Required Amount, including by executing definitive agreements for the financing contemplated by the Commitment Letters on or prior to the Closing Date. Holdings and C&A Products shall not engage in any transaction outside of the ordinary course of business that is reasonably likely to jeopardize obtaining funding in an amount at least equal to the Required Amount. The definitive agreements for such financing (along with any other document pursuant to which Holdings, C&A Products or any of their Subsidiaries intend to obtain financing of all or a portion of the Required Amount) are referred to herein collectively as the "Financing Agreements."

         (c) Without limiting the generality of the foregoing, in the event that at any time it may be reasonably likely that funds will not be made available under the Commitment Letters or Financing Agreements so as to enable Holdings and C&A Products to proceed with the Transactions in a timely manner, Holdings and C&A Products shall (i) immediately notify Parent, (ii) use their respective reasonable best efforts to obtain alternative funding in an amount at least equal to the amount committed pursuant to the Debt Commitment Letters on terms and conditions comparable to those provided in the applicable Financing Agreements or on terms that are not materially more onerous in the aggregate to Holdings and C&A Products than those in the applicable Debt Commitment Letter and on other reasonable and customary terms and (iii) shall continue to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions; provided that the foregoing shall not require that Holdings or C&A Products secure equity financing in excess of the amounts contemplated by the Debt Commitment Letter. Holdings and C&A Products shall promptly notify Parent of all communications between Holdings and C&A Products and the parties to the Commitment Letters which are reasonably likely to (A) affect Parent's rights or obligations thereunder or hereunder, (B) impact the terms of the Preferred Stock or (C) delay the Closing. Holdings and C&A Products shall promptly deliver a copy of any such communication to Parent.

         (d) Beginning as soon as practical after the date of this Agreement, Parent and C&A Products will work together in good faith to identify and resolve issues relating to the transition from Parent ownership and operation of the Business to C&A Products ownership and operation of the Business.

         5.6 Publicity. Parent and Holdings will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Transactions and shall not issue any such press release or public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press release or public announcement.

         5.7 Employee Matters.
             ----------------

         (a) Employment Status. C&A Products or one of its Subsidiaries shall continue to employ all of the Employees who are actively employed by a Bison Subsidiary on the Closing Date (each such employee being hereafter referred to as a "Transferred Employee"), it being agreed that persons who are on lay-off or leave and who have a right to return to work at a Bison Subsidiary or who are on short-term (not more than six months) medical disability (including pregnancy leave) who do not thereafter become eligible for long-term medical disability, or other authorized leave (such as military, family or other leaves where return to work is subject to statutory requirements) are to be considered Employees who are actively employed but that persons on long-term medical disability or whose short-term medical disability thereafter becomes a long-term medical disability and persons whose employment has terminated or will terminate prior to the Closing Date without any right to return to work are not to be considered Employees who are actively employed; provided, however, that the provisions of this Section 5.7(a) shall not be construed to limit the ability of C&A Products to terminate any such Employee at any time for any reason. For the purposes of this Agreement the terms "layoff", "right to return to work", "short-term disability", "long-term disability" and "pregnancy leave" shall be construed in accordance with the personnel policies of the Bison Subsidiaries and the collective bargaining agreements covering Employees as of the Closing Date, if applicable.

         (b) Benefits and Compensation.
             -------------------------

         (i) C&A Products shall establish, effective as of the Closing Date, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits and severance pay) that will provide benefits and compensation to the Transferred Employees that are for a period of at least one year after the Closing Date (or such longer period as may be required by applicable Law) substantially comparable in the aggregate to those provided by Bison Subsidiaries to the Transferred Employees immediately prior to the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, C&A Products shall not terminate any Stand-Alone Pension Plan assumed pursuant to Section 5.7(c)(i) or any pension plan into which Parent has caused assets to be transferred pursuant to Section 5.7(c) for a period of at least 12 months after the Closing Date.

         (ii) C&A Products shall assume responsibility for providing all Former Employees (including all Former Employees or Employees who are on long-term disability as of the Closing Date) with all medical (including Medicare Part
B), dental and life insurance benefits being provided by Parent or any Affiliate of Parent for Former Employees as of the date hereof for a period of at least 12 months.

         (iii) Following the Closing Date, with respect to each employee benefit plan in which any Transferred Employee participates, for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits and vacation entitlement (but not accrual of pension benefits), service with the Bison Subsidiaries (or predecessor employers to the extent the Bison Subsidiaries provided past service credit) shall be treated as service with C&A Products; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. Each such plan shall waive pre-existing condition limitations to the same extent waived under the applicable plan of the Bison Subsidiary. Transferred Employees shall be given credit under the applicable plan of Holdings or any Affiliate thereof for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor or replacement plan.

         (c) Pension Plans.
             -------------

         (i) As of the Closing Date, C&A Products shall assume the stand-alone pension plans listed in Section 5.7(c)(i) of the Disclosure Schedule (the "Stand-Alone Pension Plans") and all liabilities, and shall receive all assets held, thereunder as of the Closing Date.

         (ii) C&A Products shall establish, or shall amend one of its existing pension plans, as of the Closing Date, or as soon as practicable after the Closing Date, to include, a tax-qualified defined benefit plan ("C&A Products' Salaried Pension Plan") for salaried Employees and Former Employees participating in the Textron Master Retirement Plan Addendum A ("Parent's Salaried Pension Benefit"). Subject to the transfer of assets described in
Section 5.7(c)(iv), C&A Products' Salaried Pension Plan shall assume the liabilities as of the Closing Date for the benefits of all Employees and Former Employees participating in Parent's Salaried Pension Benefit.

         (iii) C&A Products shall establish, or shall amend one of its existing pension plans as of the Closing Date, or as soon as practicable after the Closing Date, to include a tax-qualified defined benefit plan ("C&A Products' Hourly Pension Plan") for hourly Employees and Former Employees participating in the Textron Master Retirement Plan Addenda B, H, L and O ("Parent's Hourly Master Pension Benefit"). Subject to the transfer of assets described in
Section 5.7(c)(iv), C&A Products' Hourly Pension Plan shall assume the liabilities as of the Closing Date for the benefits of all Employees and Former Employees participating in Parent's Hourly Master Pension Benefit.

                  (iv) On a day which is within 60 days after the later of (i) the date upon which C&A Products delivers to the Parent notice that C&A Products' actuaries, pursuant to Section 5.7(c)(vii) of this Agreement, have reviewed the calculations of Parent's actuaries and are satisfied that such calculations are in accordance with this Agreement, or (ii) the day upon which C&A Products delivers to Parent a favorable Internal Revenue Service determination letter or an opinion, reasonably satisfactory to Parent's counsel, of C&A Products' counsel to the effect that the terms of C&A Products' Salaried Pension Plan and C&A Products' Hourly Pension Plan and their related trusts qualify, as to form, under Section 401(a) and Section 501(a) of the Code, Parent shall cause the trustee under the Parent's Salaried Pension Benefit and Parent's Hourly Master Pension Benefit ("Parent's Trustee") to transfer to the trustee of C&A Products' Salaried Pension Plan and C&A Products' Hourly Pension Plan ("C&A Products' Trustee") cash assets in an amount equal to the amount computed pursuant to the following paragraph, but not less than the amount necessary to satisfy the applicable requirements of Section 414(1) and 401(a)(12) of the Code.

                  (v) The assets to be transferred from Parent's Trustee to C&A Products' Trustee shall be cash only and shall equal 120% of the projected benefit obligation as of the Closing Date of the Employees and Former Employees under Parent's Salaried Pension Benefit and Parent's Hourly Master Pension Benefit. The calculation of 120% of the projected benefit obligation will be calculated using the actual census information as of the Closing Date and by applying (i) a discount rate calculated pursuant to the methodologies utilized in Parent's December 31, 2000 audit disclosure prepared for purpose of Statement of Financial Accounting Standards Number 87 published by the FASB ("FAS 87") and (ii) other actuarial assumptions, methods and methodologies utilized in Parent's FAS 87 audit disclosure, each as set forth in
         Section 5.7(c)(vii) of the Disclosure Schedule.

                  (vi) The amount transferred pursuant to Section 5.7(c)(iv) shall be adjusted for investment earnings or losses of the trust in which Textron Master Retirement Plan assets are held for the period between the Closing Date and the actual date of transfer and reduced by the amount of any benefit payments from such plan to Employees and Former Employees during such period and a proportionate share of administrative expenses for such period if such administrative expenses are properly chargeable (and are actually charged) to the Parent's Salaried Pension Benefit or Parent's Hourly Master Pension Benefit. Parent shall estimate such earnings as of the actual date of transfer and then within 90 days of the actual date of transfer, Parent shall cause Parent's trust to remit to C&A Products' trust or C&A Products shall cause C&A Products' trust to remit to Parent's trust, as appropriate, an amount equal to the difference between the actual rate of earnings for such period and the estimated amount transferred as of the actual date of transfer (such difference to be adjusted for investment earnings at the State Street Bank short-term rate for the period between the actual date of transfer and the date such difference is paid to Parent or C&A Products). Notwithstanding anything in this Section 5.7(c) to the contrary, following the Closing Date and until the date of the respective transfers of assets to trusts under C&A Products' pension plans, Parent shall cause the trusts under the pension plans of Parent or an Affiliate covered by this Section 5.7(c) to continue to provide benefits to plan participants in accordance with the terms of the applicable pension plan to the extent that such benefits have accrued on or before the Closing Date. To the extent that benefits have accrued after the Closing Date, following the transfer of assets pursuant to Section 5.7(c)(iv), C&A Products shall pay such benefits to plan participants (retroactively, if applicable) in accordance with the terms of the applicable pension plan.

                  (vii) The assets caused to be transferred pursuant to Section 5.7(c) shall be calculated by Parent's actuary, and shall be subject to review by C&A Products' actuary for the purpose of confirming that the calculation was made in accordance with (i) the actuarial assumptions and methods set forth in this Section 5.7(c) and in Section 5.7(c)(vii) of the Disclosure Schedule and (ii) generally accepted actuarial practice. As soon as practicable after the Closing Date, Parent shall provide C&A Products with a detailed summary of the calculations described in this Section 5.7(c) and any back-up data reasonably requested by C&A Products. If C&A Products or C&A Products' actuary does not notify Parent to the contrary within 60 days after the delivery to C&A Products of such detailed summary and data, the calculations of Parent's actuary pursuant to this Section 5.7(c) shall be deemed to be final, conclusive and binding on the parties. If, however, C&A Products notifies Parent in writing within such period that it and its actuaries believe that the calculations were not prepared in accordance with the requirements of this Section 5.7(c) and such notice specifies (i) the precise items of the calculations challenged, (ii) the basis of the challenge and (iii) the amount of the adjustment they propose with respect to each such item, the parties will then attempt to resolve their differences with respect thereto. C&A Products shall only be entitled to dispute any individual item that involves a proposed adjustment of more than $25,000 or items collectively aggregating $100,000 or more. If the parties are unable to resolve their dispute within 30 days after the date C&A Products notifies Parent of the disputed items, the disputed items shall be referred to an international benefits consulting firm (the "Actuary Firm") mutually acceptable to C&A Products and Parent. The Actuary Firm shall be asked to resolve such disputes and report to Parent and C&A Products upon such remaining disputed items within 45 days after such referral. The decision of the Actuary Firm shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Actuary Firm in conducting this assignment shall be borne equally by Parent and C&A Products.

         (d) Defined Contribution Plan. As soon as practical after the Closing Date and following delivery by C&A Products to Parent of a favorable Internal Revenue Service determination letter regarding a defined contribution plan of C&A Products ("C&A Products' Savings Plan") or an opinion, reasonably satisfactory to Parent, of C&A Products' counsel to the effect that the terms of the C&A Products' Savings Plan and its related trust qualify, as to form, under
Section 401(a) and Section 501(a) of the Code, Parent shall cause the trustee of the Parent Savings Plan to transfer all of the assets and liabilities thereof attributable to Employees and Former Employees of Bison Subsidiaries to the C&A Products' Savings Plan. Unless otherwise agreed by Parent and C&A Products, the assets to be transferred shall be cash, promissory notes for loans made to Employees and Former Employees of the Bison Subsidiaries under the terms of the Parent Savings Plan, and, if requested by C&A Products, Parent stock held in accounts of the Employees and Former Employees of the Bison Subsidiaries.

         (e) Collective Bargaining Agreements. Effective as of the Closing Date, C&A Products or a Subsidiary of C&A Products shall assume the collective bargaining agreements listed in Section 5.7(e) of the Disclosure Schedule. C&A Products acknowledges that at Closing, C&A Products or such Subsidiary of C&A Products will become a successor employer under such collective bargaining agreements and agree to assume all obligations of any Bison Subsidiary under such agreements.

         (f) Severance and Other Liability.
             -----------------------------

                  (i) Except as otherwise set forth in this Section 5.7(f), C&A Products or a Subsidiary of C&A Products shall assume, discharge, pay and be solely liable for and shall indemnify and hold Parent harmless from and against all Losses relating to any Claim or liability arising out of the employment of the Employees and Former Employees which is payable after the Closing, including Claims or liability under any Bison Plan; provided, however, that C&A Products and its Subsidiaries shall not be liable for any Claim arising from an event occurring prior to Closing to the extent that it is covered by insurance carried by Parent or a Subsidiary of Parent.

                  (ii) Parent shall retain any and all liability for Losses relating to severance costs incurred by Parent or its Subsidiaries (including the Bison Subsidiaries) on or prior to the Closing that relate to employees of any Subsidiary of Parent, whether or not any such employee is transferred to a Bison Subsidiary on or prior to the Closing Date, except for Losses relating to the termination of employees at the written request of Holdings or C&A Products.

                  (iii) C&A Products shall pay 50%, and Parent shall pay the other 50%, of any Severance Payment payable to persons identified in
         Section 5.7(f)(A) of the Disclosure Schedule if such amount is payable as a result of such person's termination of his or her employment after the Closing Date and during the term of said agreement for "good reason", as defined in the agreement relating to such person listed in
         Section 5.7(f)(A) of the Disclosure Schedule; provided, however, that C&A Products and its Subsidiaries shall not be responsible for Severance Payments to such persons in excess of 50% of the amount set forth for each such person in Section 5.7(f)(B) of the Disclosure Schedule, and any remaining amount shall be paid by Parent. Except as set forth in the preceding sentence, C&A Products shall pay 100% of any Severance Payment if such amount is payable as a result of a Qualifying Termination, as defined in the agreement relating to such person listed in Section 5.7(f)(A) of the Disclosure Schedule (each an "Employee Agreement"), which occurs after the Closing Date; provided, that Parent shall reimburse C&A for the cost of any such payment above the amount set forth in Section 5.7(f)(B) of the Disclosure Schedule. "Severance Payment" shall mean the severance benefits payable pursuant to the Employment Agreements.

                  (iv) C&A Products shall pay the portion of any Retention Payment payable to persons identified in Sections 5.7(f)(A) of the Disclosure Schedule equal to a fraction (the "Fraction") whose numerator is 365 minus the number of days elapsed from and including January 1, 2001, through the Closing Date, and whose denominator is 365, up to a maximum amount for each person equal to the amount set forth in Section 5.7(f)(B) of the Disclosure Schedule multiplied by the Fraction. Parent shall pay the balance of the Retention Payments. The term "Retention Payment" shall mean the retention awards and any special operating incentive and divestiture incentive awards payable pursuant to the Employment Agreements.

                  (v) Except for payments by C&A Products described in Sections 5.7(f)(iii) and 5.7(f)(iv), C&A Products shall not be liable for any severance or retention payments payable under any written agreement signed by an Employee and existing prior to Closing, excluding agreements entered into in the ordinary course of business with Employees of a Bison Subsidiary organized under the laws of a jurisdiction other than the United States and excluding collective bargaining agreements (it being understood and agreed that company policies generally applicable to all or a class of employees shall not be deemed to be an agreement for the purposes of this subsection).

                  (vi) Except as set forth in Section 5.1(h) of the Disclosure Schedule, neither Parent nor its Subsidiaries shall amend, or cause to be amended, any term or provision in any agreement listed in

         Section 5.7(f)(A) of the Disclosure Schedule without the prior written consent of Holdings.

                  (vii) Payments which are the responsibility of Parent under Sections 5.7(f)(ii), (iii), (iv) and (v) shall be paid to the person by C&A Products within five days after receipt from Parent of funds equal to the amount of said payments.

         (g) Worker's Compensation Claims. C&A Products shall assume liability for all suits, claims, proceedings and actions pending as of or commenced after the Closing Date resulting from actual or alleged harm or injury to Employees or Former Employees regardless of when the incident or accident giving rise to such liability occurred or occurs. Holdings will make all necessary arrangements to assume all worker's compensation claim files, whether open or closed, as of the Closing Date, and will make the necessary arrangements for assuming the continued management of such liabilities.

         (h) Foreign Plans. To the extent that Employees and Former Employees are located in a jurisdiction outside of the United States and are covered by defined benefit plans or similar plans which also cover persons employed by Parent, any Non-Bison Subsidiary or their Affiliates, Holdings will cause similar plans to be established for such Employees in accordance with applicable Law, labor agreements and customary practice, and Parent will cause assets to be transferred to the applicable trusts of such successor plans established by C&A Products, it being agreed that the amount of assets to be transferred to such trusts will be the minimum amount required by applicable Law.

         5.8 Tax Matters
             -----------

         (a) Tax Returns. Except as provided in Section 9.13,


                  (i) Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each of the Bison Subsidiaries (other than Permali do Brasil Industria e Comercio Ltda. ("Permali"), Rosario Project S.A. ("Rosario"), Plascar, and TATB, collectively, the "Brazilian Entities") for taxable years or periods ending on or before the Closing Date, and Parent shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                  (ii) Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each of the Brazilian Entities that are due on or before the Closing Date, and Parent shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                  (iii) Holdings shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each of the

         Brazilian Entities that are due after the Closing Date with respect to taxable years or periods ending on or before the Closing Date or Straddle Periods, and Holdings shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                  (iv) Holdings shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each of the Bison Subsidiaries (other than the Brazilian Entities) for taxable years or periods ending after the Closing Date, and Holdings shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                  (v) Any Tax Return required to be filed by Holdings relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Parent for Parent's approval not less than 45 days prior to the due date (including extensions) for the filing of such Tax Return, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall have the option of providing to Holdings, at any time at least 30 days prior to the due date, written instructions as to how Parent wants any, or all, of the items for which it may be liable reflected on such Tax Return. Holdings shall, in preparing such return, cause the items for which Parent is liable hereunder to be reflected in accordance with Parent's instructions (unless, in the opinion of nationally recognized tax advisor to Holdings, complying with Parent's instructions would likely subject Holdings to any criminal penalty or to one or more civil penalties under Sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign laws) and, in the absence of having received such instructions, in accordance with past practice, if any, to the extent permissible under applicable Law.

                  (vi) Upon the written request of Holdings setting forth in detail the computation of the amount owed, Parent shall pay to Holdings, no later than 2 days prior to the due date for the applicable Tax Return, the Taxes for which Parent is liable pursuant to Section 5.8(b) but which are payable with any Tax Return to be filed by Holdings with respect to any Straddle Period.

                  (vii) Within 120 days after the Closing Date, Holdings shall cause each of the Bison Subsidiaries to prepare and provide to Parent a package of Tax information materials, including schedules and work papers required by Parent to enable Parent to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 5.8(a)(i). Holdings shall prepare such package in good faith in a manner substantially consistent with Parent's past practice.

                  (viii) Parent may amend any Tax Return filed or required to be filed by or with respect to each of the Bison Subsidiaries

         (other than the Brazilian Entities) for any taxable years or periods ending on or before the Closing Date; provided, that no such amendment shall be permitted if it would result in any Tax Detriment to any Bison Subsidiary after the Closing.

         (b) Computation of Tax Liabilities.
             ------------------------------

                  (i) To the extent permitted or required by law or administrative practice, (A) the taxable year of each Bison Subsidiary which includes the Closing Date shall be treated as closing on (and including) the Closing Date and, notwithstanding the foregoing, (B) all transactions not in the ordinary course of business occurring after the Closing Date shall be reported on Holdings' consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Holdings or its Affiliates to the extent permitted by applicable Law. For purposes of Sections 5.8, where it is necessary to apportion between Parent and Holdings the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

                  (ii) In determining Parent's liability for Taxes pursuant to this Agreement, Parent shall be credited with the amount of estimated Taxes paid by or on behalf of any of the Bison Subsidiaries prior to the Closing. To the extent that Parent's liability for Taxes for a taxable year or period is less than the amount of estimated income Taxes previously paid by or on behalf of any of the Bison Subsidiaries with respect to all or a portion of such taxable year or period, Holdings shall pay Parent the difference within two days of filing the Tax Return relating to such income Taxes.

         (c) Refunds.
             -------

                  (i) Any Tax refund (including any interest in respect thereof) received by Holdings, C&A Products or any of the Bison Subsidiaries (other than the Brazilian Entities), and any amounts credited against Tax to which Holdings, C&A Products or any of the Bison Subsidiaries (other than the Brazilian Entities) becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Parent, and Holdings shall pay over to Parent any such refund or the amount of any such credit within 15 days after receipt of such credit or entitlement thereto.

                  (ii) Any Tax refund (including any interest in respect thereof) received by Permali or Rosario, and any amounts credited against Tax to which Permali or Rosario becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Parent, and Holdings shall pay over to Parent any such refund or the amount of any such credit within 15 days after receipt of such credit or entitlement thereto.

                  (iii) The percentage (the "Ownership Percentage"), equal to the lesser of (A) 56.6% or (B) the percentage of issued and outstanding stock of Plascar held by Permali, of any Tax refund (including any interest in respect thereof) received by Plascar or TATB or any amounts credited against Tax to which Plascar or TATB becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Parent, and Holdings shall pay over to Parent the Ownership Percentage of any such refund or credit within 15 days after receipt of such credit or entitlement thereto.

                  (iv) Holdings shall pay Parent interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.8(c). For purposes of this Section 5.8(c), where it is necessary to apportion a refund or credit between Holdings and Parent for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books of each of the Bison Subsidiaries, except that refunds or credits of Taxes imposed on a periodic basis (e.g., real property Taxes) shall be allocated on a daily basis.

                  (v) Holdings shall cooperate, and cause C&A Products and each of the Bison Subsidiaries to cooperate, in obtaining, at Parent's expense, any Tax refund (other than a refund based on a carryback from a taxable year or period beginning after the Closing Date) that Parent reasonably believes is available based on substantial authority, including through filing appropriate forms with the applicable Tax Authority; provided, that if the refund would result in any Tax Detriment to any Bison Subsidiary after the Closing, Parent shall reimburse Holdings the amount of such Tax Detriment.

         (d) Certain Post-Closing Settlement Payments.
             ----------------------------------------

                  (i) If the examination of any federal, state, local or other Tax Return of Parent for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Holdings, C&A Products or any of the Bison Subsidiaries to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Holdings, C&A Products or any of the Bison Subsidiaries for one or more periods ending within ten years after the Closing Date, Parent shall notify Holdings and provide it with adequate information so that Holdings can reflect on its, C&A Products' or the applicable Bison Subsidiary's Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. Holdings shall pay to Parent, within 30 days of the realization of any resulting Tax Benefits, the amount of any resulting Tax Benefits.

                  (ii) If the examination of any federal, state, local or other Tax Return of Holdings, C&A Products or any of the Bison Subsidiaries for any taxable period ending after the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Parent to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Parent for one or more periods ending on or before the Closing Date, Holdings shall notify Parent and provide it with adequate information so that Parent can reflect on its Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. Parent shall pay to Holdings, within 30 days of the receipt of such information, the amount of any resulting Tax Benefits.

         (e) Post-Closing Actions which Affect Parent's Liability for Taxes.
             --------------------------------------------------------------

                  (i) Holdings shall not take, or cause or permit C&A Products or any of the Bison Subsidiaries (or any of their Affiliates) to take, any action, with respect to the taxable year or period of Holdings, C&A Products, such Bison Subsidiary, or Affiliate, as applicable, which includes the Closing Date, which would be reasonably likely to increase Parent's or any Non-Bison Subsidiaries (or any of their Affiliates) liability for Taxes (including any liability of Parent to indemnify Holdings for Taxes pursuant to this Agreement) including, for example, any action which would be reasonably likely to, result in, or change the character of, any income or gain (including any Subpart F income) that Parent or any Non-Bison Subsidiary (or any of their Affiliates) must report on any Tax Return.

                  (ii) None of Holdings or any Affiliate of Holdings (including C&A Products) shall (or shall cause or permit any of the Bison Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any of the Bison Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

                  (iii) Except to the extent otherwise required by Law, none of Holdings or any Affiliate of Holdings (including C&A Products) shall (or shall cause or permit any of the Bison Subsidiaries to) carryback for federal, state, local or foreign tax purposes to any taxable period, or portion thereof, of any of the Bison Subsidiaries or Parent or any Affiliate of Parent ending before, or which includes, the Closing Date any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Holdings or any Affiliate of Holdings (including C&A Products), or portion thereof, ending on or after the Closing Date.

         (f) Assistance and Cooperation. After the Closing Date, each of Parent and Holdings shall, (and shall cause their respective Affiliates to), provide information to the other party regarding any of the Bison Subsidiaries or the Business in connection with (i) the other party preparing any Tax Returns which such other party is responsible for preparing and filing, and (ii) the other party preparing for any audits of, or disputes with any Tax Authority regarding, any Tax Returns of any of the Bison Subsidiaries. In connection therewith, Holdings, C&A Products and Parent shall not dispose of any Tax work papers, books or records relating to any of the Bison Subsidiaries during the six-year period following the Closing Date, and thereafter shall give the other parties reasonable written notice before disposing of such items.

         (g) Section 338(g) Elections. Holdings shall ensure that C&A Products does not make any election under Section 338(g) of the Code (or any analogous provision of state, local, or foreign law) with respect to the purchase of the stock of any foreign Bison Subsidiary without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent. If Parent does so consent, Holdings shall be liable for, and shall pay, any Tax attributable to, or resulting from, the making of such election and will indemnify Parent from and against any Tax liability or other adverse consequences attributable to, or resulting directly or indirectly from, the making of such election. Any indemnification obligation of Holdings pursuant to this Section 5.8(g) shall be increased by the relevant After Tax Amount. For purposes of this Section 5.8(g), "After Tax Amount" means any additional amount necessary to reflect the tax consequences of the receipt or accrual of such reimbursement payment (including the payment of an additional amount or amounts hereunder) determined by using the actual marginal federal, state, foreign or local rates for the relevant taxable period.

         (h) Stock Options. Holdings and its Affiliates (including C&A Products and the Bison Subsidiaries) shall not claim any Tax deduction arising by reason of any exercise of an employee stock option to acquire Parent stock held by employees of any Bison Subsidiary. If, however, all or any part of a Tax deduction claimed by Parent with respect to the exercise of an option to acquire Parent stock held by employees of any Bison Subsidiary is disallowed to Parent, then, to the extent permitted by law, Holdings, C&A Products or a Bison Subsidiary (or their appropriate Affiliate) shall claim such Tax deduction. If Holdings, C&A Products or a Bison Subsidiary (or any of their Affiliates) receives any Tax Benefit in any taxable period as a result of any Tax deduction claimed by Holdings, C&A Products or a Bison Subsidiary (or any of their Affiliates) pursuant to this Section 5.8(h), Holdings shall promptly pay to Parent the amount of such Tax Benefit.

         (i) Indemnification by Parent. Notwithstanding any other provision of this Agreement, Parent shall indemnify Holdings from and against and in respect of any and all Losses incurred by Holdings, which may be imposed on, sustained, incurred or suffered by or assessed against Holdings, directly or indirectly, to the extent relating to or arising out of:

                  (i) any liability for income Taxes imposed on any of the Bison Subsidiaries (other than the Brazilian Entities) as members of the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which Parent (or any predecessor or successor) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local Law;

                  (ii) any liability for Taxes (including Taxes resulting from the Restructuring), imposed on any of the Bison Subsidiaries (other than the Brazilian Entities) for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date;

                  (iii) any liability for Taxes (including Taxes resulting from the Restructuring), imposed on Permali or Rosario for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent such Taxes exceed the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) recorded in the December 30, 2000 Statement of Net Assets to be Sold, as adjusted to take into account the extent to which
         (A) Parent's indemnification for a liability for Taxes pursuant to any clause of this Section 5.8(i) has previously been reduced or eliminated as a result of the application of such accrual or reserve for Taxes and
         (B) Holdings' indemnification for a liability for Taxes pursuant to any clause of Section

         5.8(j) has previously been paid as a result of the application of such accrual or reserve for Taxes; and

                  (iv) the Ownership Percentage of any liability for Taxes (including Taxes resulting from the Restructuring), imposed on Plascar or TATB for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent such liability exceeds the Ownership Percentage of the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) recorded in the December 30, 2000 Statement of Net Assets to be Sold, as adjusted to take into account the extent to which (A) Parent's indemnification for a liability for Taxes pursuant to any clause of this Section 5.8(i) has previously been reduced or eliminated as a result of the application of such accrual or reserve for Taxes and (B) Holdings' indemnification for a liability for Taxes pursuant to any clause of Section 5.8(j) has previously been paid as a result of the application of such accrual or reserve for Taxes.

                  (v) indemnification pursuant to this Section 5.8(i) shall be the sole and exclusive remedy of Holdings and C&A Products against Parent with respect to any and all Losses arising under or related to any liability for Taxes.

         (j) Indemnification by Holdings. Notwithstanding any other provision of this Agreement, Holdings shall indemnify Parent from and against and in respect of any and all Losses incurred by Parent, which may be imposed on, sustained, incurred or suffered by or assessed against Parent, directly or indirectly, to the extent relating to or arising out of:

                  (i) any liability for Taxes imposed on any of the Bison Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date;

                  (ii) any liability for Taxes imposed on Permali or Rosario for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent of the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) recorded in December 30, 2000 Statement of Net Assets to be Sold, as adjusted to take into account the extent to which (A) Parent's indemnification for a liability for Taxes pursuant to any clause of Section 5.8(i) has previously been reduced or eliminated as a result of the application of such accrual or reserve for Taxes and
         (B) Holdings'
         indemnification for a liability for Taxes pursuant to any clause of this Section 5.8(j) has previously been paid as a result of the application of such accrual or reserve for Taxes;

                  (iii) the Ownership Percentage of any liability for Taxes imposed on Plascar or TATB for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent of the Ownership Percentage of the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) recorded in December 30, 2000 Statement of Net Assets to be Sold, as adjusted to take into account the extent to which (A) Parent's indemnification for a liability for Taxes pursuant to any clause of
         Section 5.8(i) has previously been reduced or eliminated as a result of the application of such accrual or reserve for Taxes and (B) Holdings' indemnification for a liability for Taxes pursuant to any clause of this Section 5.8(j) has previously been paid as a result of the application of such accrual or reserve for Taxes;

                  (iv) any liability, or increase in a liability, for Taxes imposed on Parent or any of its Affiliates as a result of any failure by Holdings to perform or comply with its obligations under Section 5.8(e)(i) of this Agreement;

                  (v) indemnification pursuant to this Section 5.8(j) shall be the sole and exclusive remedy of Parent against Holdings and C&A Products with respect to any and all Losses arising under or related to any liability for Taxes.

         (k) Contests.
             --------

                  (i) Notice. After the Closing Date, Holdings and Parent each shall notify the other party in writing within 15 days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of any of the Bison Subsidiaries, which, if determined adversely to the taxpayer ("Tax Indemnitee") or after the lapse of time would be grounds for indemnification under this Section
         5.8 by the other party ("Tax Indemnitor"). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. If either Holdings or Parent fails to give the other party prompt notice of an asserted Tax liability as required under this Agreement, then (A) if the Tax Indemnitor is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any judicial forum, then such party shall not have any obligation to indemnify the other party for any Losses arising out of such asserted Tax liability and (B) if the Tax Indemnitor is not so precluded from contesting, if such failure to give prompt notice results in a detriment to the Tax Indemnitor, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to this Section 5.8 with respect to such liability shall be reduced by the amount of such detriment.

                  (ii) Control of Contests Involving Pre-Closing Periods or Straddle Periods. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period of any Bison Subsidiaries, Parent shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that (i) Parent shall keep Holdings reasonably informed with respect to the status of such audit or proceeding and provide Holdings with copies of all written correspondence with respect to such audit or proceeding in a timely manner and (ii) if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any Bison Subsidiaries for which Holdings would be liable under this Section 5.8, (A) Holdings may participate in the conduct of such audit or proceeding at its own expense and (B) Parent shall not settle any such audit or proceeding without the consent of Holdings, which consent shall not be unreasonably withheld.

                  (iii) Control of Contests Involving Post-Closing Periods. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any taxable years or periods beginning after the Closing Date, Holdings shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any Bison Subsidiaries for which Parent would be liable under this Section 5.8, (A) Parent may participate in the conduct of such audit or proceeding at its own expense and (B) Holdings shall not settle any such audit or proceeding without the consent of Parent, which consent shall not be unreasonably withheld.

         (l) As of the Closing Date, Parent shall cause all Tax sharing, Tax allocation, or Tax indemnity agreements between Parent or any Non-Bison Subsidiary on the one hand, and any Bison Subsidiary on the other hand, to be terminated.

         5.9 Bison Financial Statements.
             --------------------------

         (a) Parent shall deliver to C&A Products and Holdings, at Parent's expense:

                  (i) statements of financial position with respect to the Business as at December 30, 2000 and January 1, 2000, and statements of income, cash flows and changes in net worth for each of the fiscal years ended December 30, 2000, January 1, 2000 and January 2, 1999, together with an audit report of E&Y thereon prepared in accordance with the accounting requirements and the published rules and regulations of the SEC applicable to a registration statement relating to an offering of debt securities, which report for the fiscal year 2000 will be substantially to the effect of E&Y's report relating to the Statement of Net Assets to be Sold at December 30, 2000 dated February 28, 2001, adapted as appropriate for inclusion of a statement of income and cash flows and as otherwise appropriate for its purpose; and

                  (ii) an unaudited statement of financial position for the interim period ended June 30, 2001 and unaudited statements of income and cash flows for the interim period ended June 30, 2001 and the corresponding period in 2000, in each case prepared in accordance with GAAP consistently applied for the periods presented and with the accounting requirements and the published rules and regulations of the SEC applicable to a registration statement relating to an offering of debt securities, provided, however, that if the Closing occurs on or after November 15, 2001, Parent shall deliver to C&A Products and Holdings not later than November 15, 2001 comparable financial statements for the interim period ended September 30, 2001 and the corresponding period in 2000.

         (b) Parent shall deliver to C&A Products and Holdings a summary of financial information in the form set forth in Section 5.9(b) of the Disclosure Schedule for each fiscal month beginning immediately after the last quarterly statement provided pursuant to Section 5.9(a) and ending with the fiscal month which ends at least thirty days prior to the Closing Date, and the summary shall be delivered within 28 days after the end of said month.

The financial statements required by this Section 5.9 are referred to herein as the "Required Financial Statements".

         (c) E&Y and Parent shall provide to Holdings and C&A and its auditors reasonable cooperation in the preparation of such pro forma financial information as may be required for the financing of the Transactions on the basis contemplated hereby.

         5.10 Observer Rights. For so long as Parent or its Affiliates hold at least 50% of the Holdings Common Stock issued pursuant to this Agreement, Parent shall have the right to designate two representatives to serve as observers on the Board of Directors of Holdings. Such observers shall have the right to receive all notices and meeting materials provided to members of the Board of Directors of Holdings and committees of the Board of Directors of Holdings and to attend and participate in all meetings of the Board of Directors of Holdings and meetings of committees of the Board of Directors of Holdings. For so long as Parent or its Affiliates hold at least 50% of the Preferred Stock issued pursuant to this Agreement, Parent shall have the right to designate two representatives to serve as observers on the Board of Directors of C&A Products. Such observers shall have the right to receive all notices and meeting materials provided to members of the Board of Directors of C&A Products and committees of the Board of Directors of C&A Products and to attend and participate in all meetings of the Board of Directors of C&A Products and meetings of committees of the Board of Directors of C&A Products.

         5.11 Non-Competition.
              ---------------

         (a) Prior to the third anniversary of the Closing Date, the Parent Entities shall not engage in the business of (i) manufacturing or selling overhead systems, headliners, interior instrument panels, interior quarter panel/sidewall trim, interior trim consoles, lift-gate trim panels, painted or unpainted fascia and bumpers, claddings/exterior trim moldings, exterior grilles, structural composite bumpers, or signal, taillight and other lighting or (ii) assembling or selling cockpit systems or front-end modules, in each case as currently manufactured, assembled or sold by the Bison Subsidiaries and in each case for use in automotive passenger cars and light and heavy trucks (the "Restricted Field"). For the avoidance of doubt, the continued operation of the existing businesses of Parent and the Non-Bison Subsidiaries shall not be a violation of this Section 5.11(a).

         (b) Notwithstanding the foregoing, the Parent Entities may acquire, directly or indirectly, all or substantially all of the capital stock or assets of any Person (an "After-Acquired Business") which derives 33% or less of its gross sales revenues from the Restricted Field, if Parent or such Parent Entity promptly grants to Holdings an option to acquire the portion of the After-Acquired Business which engages in the Restricted Field (the "Restricted Portion") upon the terms and conditions set forth in this Section 5.11(b) and promptly gives notice to Holdings of such option (but in no event later than the date the After-Acquired Business was acquired). The purchase price for the Restricted Portion shall be an amount equal to the aggregate purchase price, including any liabilities assumed by a Parent Entity, paid by a Parent Entity for the After-Acquired Business, multiplied by a fraction, the numerator of which shall be the net operating profit or other mutually acceptable measure of value of the Restricted Portion during the most recently completed fiscal year prior to the date such Parent Entity acquired the After-Acquired Business and the denominator of which shall be the net operating profit or other mutually acceptable measure of value of the After-Acquired Business during the same period.

                  (i) The purchase of the Restricted Portion by Holdings will be subject to the execution by the Parent Entity and Holdings of a mutually satisfactory definitive agreement for such purchase and the obtaining of all necessary regulatory approvals from any Governmental Authority and material third party Consents (in each case at no out-of-pocket cost or expense to the Parent Entity) and the expiration or termination of any applicable waiting period under the HSR Act and any applicable Foreign Competition Laws. The Parent Entity's representations and warranties in the definitive purchase agreement for the Restricted Portion shall be limited to reasonable assurances that the applicable Parent

         Entity had caused the Restricted Portion to be operated in the ordinary course of business during the period of such Parent Entity's ownership, and the Parent Entity shall use all commercially reasonable efforts to cause its rights under the purchase agreement by which it acquired the After-Acquired Business to the extent relating to the Restricted Portion to be assigned or otherwise made available to Holdings. The definitive purchase agreement shall provide that such agreement may be terminated at the option of either a Parent Entity (or the applicable Non-Bison Subsidiary) or Holdings if such transaction is not consummated by the six month anniversary of the date the After-Acquired Business was acquired by a Parent Entity.

                  (ii) If Holdings fails to give Parent notice of its intent to exercise this option on or before the one month anniversary of the date the After-Acquired Business was acquired or the sale of the Restricted Portion to Holdings is not consummated, other than because of a default by a Parent Entity, the Parent Entity may retain ownership of the After-Acquired Business, including the Restricted Portion.

         5.12 Intercompany Transactions. Intercompany transactions shall be treated in accordance with the Transition Agreement.

         5.13 Additional Covenant of C&A and Holdings. Neither Holdings nor C&A Products shall amend or cause to be amended any of the Commitment Letters (except to add new lenders) without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

         5.14 Certain Pre-Closing Restrictions. Prior to the Closing, Products will comply with the following provisions of the Certificate of Designation as though in effect on the date hereof:

         (a) Section 7(c), provided that the term "Issuance Date of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock" shall be deemed to refer to the date of this Purchase Agreement;

         (b) Section 7(f), provided that the consent of Textron and its Subsidiaries shall be required to the extent stated therein notwithstanding the Preferred Stock has not been issued and in no event shall such provisions prevent any of the Transactions and related matters, including but not limited to any payments pursuant to the Advisory Agreement (as defined in the Certificate of Designation) as amended through the date of the Closing;

         (c) Section 7(h); and

         (d) Section 7(b), provided that (i) the term "Restricted Payments" shall only include Restricted Payments of a type described in clauses (i) and
(ii), (ii) clause

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


(b) of the first paragraph thereof shall be that ratio referred to in the footnote to Section 7(a), (iii) the exceptions in the second paragraph of
Section 7(b) shall be construed to include those exceptions in C&A Products' existing 11-1/2% Senior Subordinated Notes due 2006 in any case in which there is a blank or bracketed amount and (iv) insofar as Restricted Payments of the type referred to in clause (iii) of the term "Restricted Payments" is concerned, C&A Products will abide by the provisions applicable to such types of Restricted Payments in its existing 11-1/2% Senior Subordinated Notes due 2006.

         5.15 Closing Date Indebtedness. On or prior to the Closing Date, Parent shall provide to Holdings and C&A Products a schedule listing total Indebtedness of the Bison Subsidiaries (after giving effect to the Restructuring and excluding intercompany accounts that have been settled prior to Closing), separated into the categories "a" through "g" contained in the definition of Indebtedness, as of the Closing Date.

         5.16 Tax Reporting.
              -------------

         (a) Holdings, C&A Products and Parent shall classify the Preferred Stock as equity for tax purposes and shall not take any position inconsistent with such classification.

         (b) Parent, Holdings and C&A Products shall take the position that there will not be any constructive distributions (or series of constructive distributions) with respect to the Preferred Stock under Section 305 of the Code or the Treasury Department regulations promulgated thereunder ("Tax Law"). None of Parent, Holdings or C&A Products shall take any position inconsistent with such position; provided, however, that if Parent, Holdings or C&A Products determines that under then applicable Tax Law the parties may be required to take a position inconsistent with that set forth in this Section 5.16(b), the party making such determination (the "Requesting Party") shall notify the other parties of such determination and, if the other parties do not agree that the parties will be required under then applicable Tax Law to take a position inconsistent with the position set forth in this Section 5.16(b), Parent, Holdings and C&A Products shall retain a mutually agreed upon nationally recognized tax counsel to advise the parties as to whether they will be required under then applicable Tax Law to take a position inconsistent with the position set forth in this Section 5.16(b). In the event that the parties agree, or the mutually agreed upon nationally recognized tax counsel determines, that the parties will be required under then applicable Tax Law to take a position inconsistent with the position set forth in this Section 5.16(b), then the parties shall take the position so agreed upon or determined. All costs and expenses of the mutually agreed upon nationally recognized tax counsel relating to such advice shall be borne equally by Parent and Holdings; provided, however, that if the mutually agreed upon nationally recognized tax counsel determines that the parties will not be required under then applicable Tax Law to take a position inconsistent with the position set forth in this Section 5.16(b), then all such costs and expenses shall be borne by the Requesting Party.

         5.17 R&D Employees. Persons whose activities prior to the date hereof related primarily to research and development and product development related to the Business shall not be continuously employed by Parent or a Subsidiary of Parent after the

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

Closing. For a period of two years from the date of this Agreement, Parent and its Affiliates shall not, without the written consent of C&A Products, solicit for employment any Transferred Employee whose activities prior to the date hereof related primarily to research and development or product development. This non-solicitation covenant shall not apply to general advertisements for available employment positions.

         5.18 IRB. On or prior to the Closing, Holdings shall either (i) cause the Indebtedness under the Loan Agreement dated as of August 1, 1991 between C&A Products (formerly Collins & Aikman Corporation) and the Michigan Strategic Fund (the "Loan Agreement") to be completely paid and retired and terminate all obligations under the Loan Agreement and the Reimbursement Agreement dated as of August 1, 1991 between C&A Products (formerly Collins & Aikman Corporation and NBD Bank, N.A.) (the "Reimbursement Agreement") or (ii) obtain amendments to or waivers of any terms of the Reimbursement Agreement, the Loan Agreement and any other Contract relating thereto such that the Reimbursement Agreement, the Loan Agreement and the related Contracts will not in any manner adversely affect the ability of C&A Products to pay dividends on or redeem (other than redemptions solely at the option of C&A Products) the Preferred Stock or adversely affect the ability of Holdings or C&A Products to complete the transactions contemplated by the Transaction Agreements or the Commitment Letters.


                                   ARTICLE VI

                  CONDITIONS TO CONSUMMATION OF THE TRANSACTION

         6.1 Conditions to Each Party's Obligations to Complete the Transactions. The respective obligations of each party to complete the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a) Injunction. There shall not be in effect any Law or Order of any Governmental Authority of competent jurisdiction directing that the Transactions not be consummated as provided herein.

         (b) Governmental Filings and Consents. The regulatory approvals listed in Section 6.1(b) of the Disclosure Schedule shall have been obtained and be in effect as of the Closing Date, and the waiting period under HSR Act shall have expired or early termination thereof shall have been granted.

         (c) Works Councils. All required notices to any works council, personnel committee or similar employee council or committee shall have been made, and any required consultation with any works council, personnel committee or similar employee council or committee shall have occurred.

         (d) Restructuring. Parent shall have completed the Restructuring in all material respects.

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


         6.2 Additional Conditions to the Obligation of Holdings and C&A Products. The obligation of Holdings and C&A Products to complete the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Holdings to the extent permitted by applicable Law:


         (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time); provided, however, that for purposes of this Section 6.2(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality or Material Adverse Effect qualifiers contained therein, individually or in the aggregate, results or would reasonably be likely to result in a Material Adverse Effect.

         (b) Performance. Parent shall have performed in all material respects all of its covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date; provided that Parent shall be provided the opportunity to cure any failure to so perform or comply, if a cure is possible, within a reasonable time after receiving written notice of such failure from Holdings.

         (c) Officer's Certificate. Holdings shall have received on the Closing Date a certificate dated the Closing Date and executed by the Chief Operating Officer or the Chief Financial Officer of Parent certifying to the fulfillment of the conditions specified in Sections 6.1(d), 6.2(a) and 6.2(b).

         (d) Bison Financial Statements. Parent shall have delivered the Required Financial Statements pursuant to Section 5.9.

         (e) Agreements. Parent and its Subsidiaries (to the extent each is a party thereto) shall have executed the License Agreements attached hereto as Exhibits 3A, 3B and 3C, the Assignment and Assumption Agreement attached hereto as Exhibit 2, the Registration Rights Agreements attached hereto as Exhibits 5 and 6 and the Transition Agreement attached hereto as Exhibit 4.

         (f) Financing. The financing contemplated by the Debt Commitment Letter shall have been completed on substantially the terms and conditions identified in such Debt Commitment Letter or on such other terms and conditions or involving such other financing sources, as are not materially more onerous in the aggregate to Holdings and C&A Products than those in the applicable Debt Commitment Letter and on other reasonable and customary terms (but not requiring more equity financing than is contemplated by the Debt Commitment Letter); provided, that this condition shall be deemed satisfied if the failure of this condition is due to a breach by Holdings, C&A Products, Heartland or any of their respective Affiliates of any covenant contained in any

Financing Agreement, except if any such breach would not occur but for a breach by Parent or any of its Affiliates of any of its covenants, representations or warranties contained herein or a failure of Parent or any of its Affiliates to comply with a reasonable request of Holdings in respect of the financing contemplated by the Debt Commitment Letter or an adverse change in the business, operations, assets, financial condition, contingent liabilities or material agreements of the Business or the Bison Subsidiaries.

         6.3 Additional Conditions to the Obligation of Parent. The obligation of Parent to complete the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Parent to the extent permitted by applicable
Law:

         (a) Representations and Warranties. The representations and warranties of Holdings and C&A Products contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time); provided, however, that for purposes of this Section 6.3(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality or Holdings Material Adverse Effect qualifiers contained therein, individually or in the aggregate, results or would reasonably be likely to result in a Material Adverse Effect.

         (b) Performance. Holdings shall have performed in all material respects its covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date; provided that Holdings shall be provided the opportunity to cure any failure to so perform or comply, if a cure is possible, within a reasonable time after receiving written notice of such failure from Parent.

         (c) Officer's Certificate. Parent shall have received on the Closing Date a certificate dated the Closing Date and executed by the Chief Operating Officer or the Chief Financial Officer of Holdings certifying to the fulfillment of the conditions specified in Sections 6.3(a) and (b) hereof.

         (d) Agreements. Holdings and C&A Products shall have executed the License Agreements attached hereto as Exhibits 3A, 3B and 3C, the Assignment and Assumption Agreement attached hereto as Exhibit 2, the Registration Rights Agreements attached hereto as Exhibits 5 and 6 and the Transition Agreement attached hereto as Exhibit 4.

         (e) Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware, shall be in full force and effect and shall not have been amended or modified.

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



                                   ARTICLE VII

                                   TERMINATION

         7.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, by the mutual written consent of Parent and Holdings.

         7.2 Termination by Any Party. This Agreement may be terminated and the Transactions may be abandoned by any party hereto by prompt written notice to the others if (a) any court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (a) shall have used all commercially reasonable efforts to have such Order vacated, or (b) the Closing shall not have occurred by December 31, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement results in the failure of the Closing to occur on or prior to such date.

         7.3 Termination by Parent.
             ---------------------

         (a) This Agreement may be terminated by Parent at any time if (a) any condition contained in any Commitment Letter shall fail to be satisfied and such failure is not cured within 30 days of Holdings' or C&A Products' notice of such failure or (b) one or more of the Commitment Letters is withdrawn, terminated or revoked; provided, however, that in the event an Equity Commitment Letter is withdrawn, terminated or revoked, Holdings and C&A Products shall have 30 days to cause such Equity Commitment Letter to be reinstated or the commitment covered by said Equity Commitment Letter replaced by another investor pursuant to a commitment letter containing the same terms, except for the identity of the parties; provided, further, however that Parent's right to terminate this Agreement pursuant to this Section 7.3 will not be available if Parent fails to fulfill any of its obligations under this Agreement and such failure results in the failure of the applicable condition to Closing.

         7.4 Effect of Termination. In the event this Agreement is terminated pursuant to this Article VII, the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, and this Agreement shall become void and have no further force and effect, except that
(i) the obligations of Heartland Industrial Partners, C&A, Holdings and C&A Products set forth in the Confidentiality Agreement shall remain in effect, (ii) neither party shall be relieved from any liabilities or damages arising out of a willful breach of any provision of this Agreement and (iii) the respective obligations of the parties set forth in Section 9.3 shall remain in effect.

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


                                  ARTICLE VIII

                            OBLIGATIONS AFTER CLOSING

         8.1 Survival of Representations, Warranties and Covenants; Indemnification. (a) Survival. All representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, except (i) the representations and warranties contained in Sections 3.2(b) and
(c) and Section 4.4(a) and (b) of this Agreement, which shall survive the Closing and (ii) the representations and warranties contained in Section 3.8 and
Section 3.11, which shall not survive the Closing. This Section 8.1(a) shall not limit any covenant or agreement of the parties hereto which by its express terms contemplates performance after the Closing, including Parent's indemnification obligations for certain environmental matters and Taxes set forth in Sections
8.2 and 5.8(i).

         (b) Indemnification by Parent. Subject to the other provisions of this
Section 8.1, Parent shall indemnify Holdings, its Subsidiaries and their present and former directors, officers, employees and agents (collectively, the "Holdings Indemnified Parties") from and against and in respect of any and all Losses incurred by a Holdings Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against a Holdings Indemnified Party, directly or indirectly, to the extent relating to or arising out of:

                  (i) the failure of any of the representations or warranties of Parent contained in Article III (excluding the representations and warranties contained in Section 3.8 and Section 3.11) to be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time and except as modified hereafter in this Section 8.1(b)(i)); provided, that solely for the purpose of this Section 8.1(b)(i), the representations and warranties in Sections 3.6(a) and
         3.7 shall be read without regard to the words "as of the date hereof" and the representations and warranties in Sections 3.16(a) and (b) shall be read without regard to the words "through and including the date hereof"; provided, further, that solely for the purpose of Section 8.1(b)(i), the representations and warranties in Sections 3.3(b), 3.6(a) and (b), 3.7, 3.12 and 3.16 shall be read without regard to any materiality or Material Adverse Effect qualifiers contained therein;

                  (ii) any failure by Parent to perform or comply with its covenants and agreements contained in this Agreement (excluding any covenant contained in Section 5.8 for which the exclusive remedy of Holdings shall be indemnification pursuant to Section 5.8), the Transition Agreement and the Assignment and Assumption Agreement; and

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


                  (iii) except as set forth in Section 5.8, Section 8.1(g),
         Section 8.2 and Section 8.3, the businesses, operations and assets of Parent or any Non-Bison Subsidiary (giving effect to the Restructuring and Closing), other than Losses relating to or arising out of the operation and conduct of the Business, commercial transactions with the Bison Subsidiaries in the ordinary course of business pre-Closing and commercial transactions with the Bison Subsidiaries post-Closing.


         (c) Indemnification by Holdings and C&A Products. Subject to the other provisions of this Section 8.1, Holdings and C&A Products shall indemnify Parent, its Subsidiaries and their present and former directors, officers, employees and agents (collectively, the "Parent Indemnified Parties") from and against and in respect of any and all Losses incurred by a Parent Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against a Parent Indemnified Party, directly or indirectly, to the extent relating to or arising out of:

                  (i) the failure of any of the representations or warranties of Holdings or C&A Products contained in Article IV to be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time); provided, however, that for purposes of this Section 8.1(c)(i), such representations and warranties that are qualified by reference to materiality or Holdings Material Adverse Effect shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects;

                  (ii) any failure by Holdings or C&A Products to perform or comply with their respective covenants and agreements contained in this Agreement (excluding any covenant contained in Section 5.8 for which the exclusive remedy of Parent shall be indemnification pursuant to
         Section 5.8), the Transition Agreement and the Assignment and Assumption Agreement;

                  (iii) the use of any Parent Name from and after the Closing Date; and

                  (iv) except as set forth in Section 5.8, Section 8.1(g),
         Section 8.2 and Section 8.3, the businesses, operations and assets of any Bison Subsidiary (giving effect to the Restructuring and Closing), other than Losses relating to or arising out of the operation and conduct of the businesses conducted by Parent and the Non-Bison Subsidiaries (other than the Business), and commercial transactions with the Non-Bison Subsidiaries in the ordinary course of business pre-Closing and commercial transactions with the Bison Subsidiaries post-Closing.

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


         (d) Limitation of Liability. The obligations and liabilities of Parent, Holdings and C&A Products under Sections 8.1(b)(i) and (c)(i), respectively, shall be subject to the following additional limitations:

                  (i) Parent shall not have any liability with respect to the payment of any indemnification amounts which Holdings Indemnified Parties would be entitled pursuant to Section 8.1(b)(i), whether or not asserted pursuant to Section 8.1(b)(i), until such time as the aggregate amount of Losses incurred by Holdings Indemnified Parties for which Holdings Indemnified Parties would otherwise be entitled to indemnification pursuant to Section 8.1(b)(i) exceeds ten million dollars ($10,000,000) and thereafter, only to the extent of such Losses in excess of ten million dollars ($10,000,000); provided, however, that
         (A) with respect to Losses relating to or arising out of the breach of any representation or warranty in Sections 3.3(b), 3.6, 3.7, 3.12 and 3.16, a Holdings Indemnified Party shall not make any claim against Parent which individually does not exceed five hundred thousand dollars ($500,000), and such claims not meeting this threshold shall not be applied in calculating the ten million dollar ($10,000,000) minimum specified above, (B) with respect to any Losses for which Holdings Indemnified Parties would be entitled pursuant to Section 8.1(b)(i) other than those referred to in Section 8.1(d)(i)(A), a Holdings Indemnified Party shall not make any Claim against Parent which individually does not exceed fifty thousand dollars ($50,000) and such Claims not meeting this threshold shall not be applied in calculating the ten million dollar ($10,000,000) minimum specified above, and (C) Parent's maximum aggregate indemnification liability for which Holdings Indemnified Parties would be entitled pursuant to Section 8.1(b)(i) and
         Section 8.2(a) (excluding liability for any and all Environmental Losses related to, or arising out of, (A) the Dover Municipal Landfill located in Dover, New Hampshire and (B) the Cardinal Landfill located in Farmington, New Hampshire, which such Environmental Losses shall not be subject to any maximum aggregate indemnification liability cap) shall be one hundred million dollars ($100,000,000); and provided, further, that Parent's indemnification obligation for breach of any representation or warranty contained in Section 3.2(b) or (c) and pursuant to Sections 8.1(b)(ii) and (iii) shall not be subject to the provisions of this Section 8.1(d)(i); and

                  (ii) No party shall be liable for any Losses pursuant to Sections 8.1(b) or (c) unless the party seeking such indemnification (the "Indemnified Party") has (x) delivered the notice of Claim in respect of such Loss required by Section 8.1(e) below and (y) such notice of Claim is received by the party from which indemnification is sought (the "Indemnifying Party") within 30 days after the first anniversary of the Closing Date, except that (A) for any Losses relating to or arising out of

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


         breaches of any representations or warranties contained in Sections 3.2(b) and (c) and Section 4.4(a) and (b), such notice of Claim may be delivered at any time, (B) for breach of any covenant or agreement, such notice of Claim may be delivered at any time prior to the expiration of the applicable statute of limitation and (C) for Environmental Losses such notice of Claim may be delivered on or prior to the period specified in Section 8.2. Indemnification under Section 8.1(b)(i) and (ii) and Section 8.1(c)(i) and (ii) shall be the exclusive remedy of Holdings, C&A Products and Parent, as applicable, for breach of any representation, warranty, covenant or agreement (excluding breach of any covenant contained in Section 5.8 for which the exclusive remedy of Holdings, C&A Products and Parent, as applicable, shall be indemnification pursuant to Section 5.8) contained in this Agreement, the Transition Agreement and the Assignment and Assumption Agreement.

         (e) Notice of Claim. If the Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim") which may give rise to a Loss or Environmental Loss that will be taken into account for purposes of calculating whether the Indemnifying Party's indemnification obligation arises pursuant to
Section 8.1(b) or Section 8.1(c) above or Section 8.2(a) or Section 8.3 below, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If the Indemnified Party does not promptly give notice of any Claim as specified above, such failure shall not be deemed a waiver of the Indemnified Party's right to indemnification or application to the applicable deductible set forth in Section 8.1(d), Section 8.2(a)(iii) or Section 8.2 (a)(iv) hereunder for Losses or Environmental Losses in connection with such Claim, but the amount of reimbursement to which the Indemnified Party is entitled or application to the applicable deductible shall be reduced by the amount, if any, by which the Indemnified Party's Losses or Environmental Losses would have been reduced had such notice been promptly delivered.

         (f) Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 90 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 90-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, they shall agree to apply it to the applicable deductible, or if the applicable deductible has been satisfied, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction in the State of Delaware.

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


         (g) Third Party Claims.
             ------------------

                  (i) With respect to any Third Party Claims, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice reasonably acceptable to the other party; provided, that it irrevocably agrees that the Claim is covered by
         Section 8.1(b) or (c), as the case may be. In such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's reasonable out-of-pocket expenses as a result of such assumption. The election of the Indemnifying Party to assume such control shall be made within the latter of 90 days of receipt of notice of the Third Party Claim or thirty days after the indemnification obligation arises, failing which the Indemnifying Party shall be deemed to have elected not to assume such control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable period of time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, subject to the provisions of Section 8.1, Section 8.2 and Section 8.3, after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

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


                  (ii) If the Indemnifying Party fails to assume control of the defense of, or having assumed such control fails to defend, any Third Party Claim, the Indemnified Party shall have the exclusive right to consent, settle or pay the amount claimed, in which case the Indemnifying Party shall be responsible for paying any such Claim or, if paid by the Indemnified Party, reimbursing the Indemnified Party. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement provides solely for monetary damages or other monetary payments.

                  (iii) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

         (h) Notwithstanding anything in Section 8.1, Section 8.2 or Section 8.3 to the contrary, the Indemnifying Party shall not be liable for any Losses or Environmental Losses arising out of any matter to the extent that the Losses or Environmental Losses with respect to such matter have been mitigated as a result of having been reflected as a liability or the subject matter of a specific result in the Closing Financial Statement.

         8.2 Environmental Indemnification.
             -----------------------------

         (a) (i) Except for the environmental matters set forth in Section 8.2(a)(i) of the Disclosure Schedule, Parent shall indemnify the Holdings Indemnified Parties from and against and in respect of any and all Environmental Losses incurred by a Holdings Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against a Holdings Indemnified Party, directly or indirectly, to the extent relating to or arising out of: (A) the Remediation of Hazardous Substances that were disposed of or released on or into the air, soils, groundwater, surface water, sediments or similar environmental media, at, on, under or migrating from or to any Bison Property on or before the Closing Date; (B) Litigation by Third Parties in respect of bodily injury or property damage as a result of Hazardous Substances that were disposed of or released into the soils, groundwater, surface water, sediments or similar environmental media, on or before the Closing Date, at, on, under or migrating from any Bison Property; (C) the disposal, storage, transportation, discharge, release, treatment or recycling of Hazardous Substances, or the arrangement for the same activities, by Parent or any of its Subsidiaries with respect to the Business, prior to the Closing Date, at any Off-Site Location, including Environmental Losses related to bodily injury, property damage or the Remediation of such Hazardous Substances; and (D) any violation by Parent or any of its Subsidiaries of any Environmental Law applicable to the Business (including Permits or other authorizations issued pursuant to any applicable Environmental Law) on or prior to the Closing Date.

                  (ii) Parent's obligation to indemnify the Holdings Indemnified Parties for the matters addressed in Section 8.2(a)(i)(A) through (C) shall be limited to those matters as to which Holdings provides Parent with written notice of said Claim in the manner set forth in Section 8.1(e) within 10 years after the Closing Date. Parent's obligation to indemnify the Holdings Indemnified Parties for matters addressed in
         Section 8.2(a)(i)(D) shall be limited to those matters as to which Holdings provides Parent with written notice of said Claim in the manner set forth in Section 8.1(e) within two years after the Closing Date.

                  (iii) Notwithstanding the foregoing, Parent shall not have any liability with respect to the payment of any indemnification amounts pursuant to Section 8.2(a)(i)(A) through (D) until such time as the aggregate amount of such Environmental Losses incurred by the Holdings Indemnified Parties, excluding any and all Environmental Losses related to, or arising out of, (A) the Dover Municipal Landfill located in Dover, New Hampshire and (B) the Cardinal Landfill located in Farmington, New Hampshire, for which such parties would otherwise be entitled to indemnification pursuant to Section 8.2(a)(i)(A) through
         (D) exceeds five million dollars ($5,000,000) and thereafter, Parent shall only be liable to the extent of such Environmental Losses in excess of five million dollars ($5,000,000); provided, however, that
         (A) Holdings shall not make any claim against Parent which individually does not exceed fifty thousand dollars ($50,000), and such claims not meeting this threshold shall not be applied in calculating the five million dollar ($5,000,000) limitation specified above, and (B) Parent's maximum aggregate indemnification liability pursuant to
         Section 8.2(a)(i) shall be subject to and included within the dollar limitation contained in Section 8.1(d)(i)(B).

                  (iv) Notwithstanding any other provision of this Agreement, Parent shall not have any liability with respect to the payment of any indemnification amounts pursuant to Section 8.2(a)(i)(A) through (D) with respect to Environmental Losses related to, or arising out of, (A) the Dover Municipal Landfill located in Dover, New Hampshire and (B) the Cardinal Landfill located in Farmington, New Hampshire until such time as the aggregate amount of such Environmental Losses incurred by the Holdings Indemnified Parties for which such parties would otherwise be entitled to indemnification pursuant to Section 8.2(a)(i)(A) through
         (D) exceeds ten million dollars ($10,000,000) and thereafter, Parent shall be liable for fifty percent (50%) of such Environmental Losses in excess of ten million dollars ($10,000,000).

                  (v) Notwithstanding any other provision of this Agreement, if a Holdings Indemnified Party has a claim pursuant to Section 8.2(a)(i)(D) of this Agreement, Parent shall indemnify the Holdings Indemnified Parties with respect to (A) any claims for fines or penalties arising out of said noncompliance and (B) Environmental Losses arising out of any expenditures made or actions taken by or on behalf of Holdings or C&A Products after the Closing Date to correct such noncompliance, but only to the extent that the Environmental Losses relate to the least expensive, commercially reasonable alternative necessary to correct such noncompliance; provided, that Holdings shall not make any claim against Parent pursuant to this
         Section 8.2(a)(v)(B) which individually does not exceed fifty thousand dollars ($50,000) with respect to any single occurrence of noncompliance; provided, further, that with respect to any single occurrence of noncompliance, Parent shall only be liable for such Environmental Losses in excess of fifty thousand dollars ($50,000). If Holdings elects to correct such noncompliance by any means other than the least expensive, commercially reasonable alternative, subject to the provisions of this Section 8.2, Parent shall indemnify the Holdings Indemnified Parties for Environmental Losses up to an amount equal to the difference between the Environmental Losses that otherwise would have been incurred if the least expensive, commercially reasonable alternative had been implemented and five hundred thousand dollars ($500,000). Further, with respect to claims pursuant to Section 8.2(a)(i)(D) which involve a violation that commenced prior to the Closing Date and continues after the Closing Date, Parent's indemnification obligation with respect to such continuing violation shall apply only with respect to the time period prior to the Closing Date. Notwithstanding the above, the foregoing shall not be interpreted to preclude the Holdings Indemnified Parties from indemnification with respect to the Remediation of Hazardous Substances that are present on or before the Closing Date in any environmental media at, on, under or migrating from or to, any Bison Property, as otherwise provided in this Agreement, including with respect to Hazardous Substances that were discharged into the environment prior to the Closing Date and continue to exist in the environment after the Closing Date.

         (b) With respect to claims to indemnify Holdings Indemnified Parties that are described by Section 8.2(a)(i)(A):

                  (i) Parent shall only be required to indemnify Holdings Indemnified Parties to the extent that, after the deductible set forth in Section 8.2(a)(iii) is met: (A) the Remediation of the Hazardous Substances is required pursuant to an applicable Environmental Law that is in effect as of the Closing Date; (B) the Remediation Standards applicable to the Remediation are the most cost effective Remediation Standards required under Environmental Law assuming continued industrial use of the property, provided, that it is a Bison Property and where it is not, such other use then associated with such non-Bison Property; and (C) the Remediation shall be conducted in a reasonable, cost effective manner consistent with applicable Environmental Law or as may be otherwise required by a Governmental Authority. Holdings shall accept appropriate engineering controls or institutional controls, including, if necessary, deed restrictions limiting property to an industrial use or limitations on the drilling and use of water wells on Bison Properties (individually or collectively, a "Restriction"), if such controls are needed in order to complete a Remediation consistent with the use of the least stringent Remediation Standards. Holdings shall not be required to consent to any Restriction in connection with completing a Remediation if the Restriction would materially impair or otherwise unreasonably interfere with the continued operations of the Bison Subsidiary or if the Governmental Authority having jurisdiction for such matter does not approve of reliance on such Restriction.

                  (ii) For the sole purpose of seeking indemnification for Environmental Losses pursuant to Section 8.2(a)(i) of this Agreement, after the Closing Date, neither Holdings nor its Affiliates shall undertake any effort to discover whether there has been a release of Hazardous Substances at, on, underneath or migrating from any Bison Property, including the collection of soil, groundwater, or surface water samples or samples of other environmental media, except that Holdings or its authorized representatives may take such samples and the Holdings Indemnified Parties may seek indemnification therefor if:
         (A) required pursuant to an applicable Environmental Law or a lawful order of a Governmental Authority; (B) required by a potential acquirer of said Bison Property or the Business or a lessee of said Bison Property; (C) required in connection with defending against or pursuing a third party claim; or (D) required by Holdings' or C&A Products' lender or financial underwriter prior to five years from the Closing Date. If Holdings fails to comply in any material respect with this provision, Parent shall have no obligation to provide any Holdings Indemnified Party with an indemnity for the Remediation of Hazardous Substances on such Bison Property or for any Claims for bodily injury or property damage related to Hazardous Substances on such property; provided, however, that this limitation on indemnification shall apply only the extent that any Environmental Losses incurred by a Holdings Indemnified Party for which indemnification is sought are identified solely as a result of such material noncompliance.

         (c) Claims brought pursuant to this Section 8.2 shall be subject to the procedures for indemnification set forth in Section 8.1(g) if such Claims are Third Party Claims. Claims that involve or also involve the Remediation of Hazardous Substances at any Bison Property shall also be subject to the procedures set forth in Section 8.2(f).

         (d) If Holdings or any of its Affiliates intends to sell, lease or otherwise convey any Bison Subsidiary or any Bison Property, Holdings or said Affiliate shall include, as a condition of such sale, lease or other agreement, terms and conditions that will ensure that all Restrictions that have been accepted with respect to the Bison Property are not disturbed (or, if such Restrictions will be disturbed, that they will be restored at the expense of the party causing the disturbance or, if additional Remediation is required as a result of the disturbance of such Restrictions, that such additional Remediation will be performed at the sole cost and expense of the party causing the disturbance).

         (e) For purposes of this Agreement: (1) the term "Environmental Losses" shall only include the following costs and expenses (after giving effect to any related reduction in Taxes and amounts recovered from third parties, including amounts recovered under insurance policies, with respect to such Environmental Losses): (A) costs and expenses to implement a Remediation; (B) damages for third party bodily injury and third party property damage; (C) fines and penalties; and (D) reasonable attorneys' fees, consultants' fees and expenses associated with (A), (B) or (C), including costs and expenses associated with Litigation; (2) the term "Remediation Standard" means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a Governmental Authority, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law and, if appropriate, approved by a Governmental Authority) that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Substances;
(3) the term "Remediation" means any action of any kind to investigate and/or clean up and/or otherwise respond a release of Hazardous Substances into an environmental medium, including the following activities: (A) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, remediation, corrective action, response or restoration work; (B) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (C) preparing and implementing any plans or studies for any such activity; and (D) obtaining a written notice from a Governmental Authority with jurisdiction over the site being addressed under Environmental Laws that no additional work is required by such Governmental Authority; and (4) the term "Off-Site Location" means any location other than
(x) any Bison Property or (y) property adjacent to any Bison Property which has been impacted by a release of Hazardous Substances at, on, under or from any Bison Property.

         (f) Procedures for Remedial Actions.
             -------------------------------

                  (i) Parent shall be entitled to assume control of Remediations at or with respect to any Bison Property (other than the Dover Municipal Landfill and the Cardinal Landfill) if the deductible set forth in Section 8.2(a)(iii) is met. The election of Parent to assume control of any such Remediation shall be made within a reasonable time. In the event that Parent shall control any Remediation, it shall promptly provide copies to

         Holdings of all notices, correspondence, draft reports, submissions, draft and final work plans and final reports and shall give Holdings a reasonable opportunity (at Holding's own expense) to comment on any submissions Parent intends to deliver or submit to the appropriate regulatory body prior to said submission. The party not controlling any Remediation may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the work performed by the party controlling such Remediation, including any field work undertaken by such party. Notwithstanding the foregoing, Parent and Holdings, as applicable, agree to cooperate with each other, directly and through their respective consultants and counsel, to effect the successful completion of the Remediation within such period as may be specified by a Governmental Authority or under applicable Environmental Laws, or otherwise within a reasonable period of time; provided, however, that neither party shall take any actions that could unreasonably delay or unreasonably interfere with the performance of the work of the party controlling any Remediation.

                  (ii) If Holdings is required to or desires to undertake a Remediation at or with respect to the Dover Municipal Landfill or the Cardinal Landfill that either Holdings or Parent determines is reasonably likely to cause the deductible set forth in Section 8.2(a)(iv) to be met, then Holdings shall notify Parent prior to undertaking such Remediation, and Parent and Holdings shall consult with each other, in good faith, to implement a mutually agreeable course of action to effect such Remediation. In the event of such determination, Holdings shall promptly provide copies to Parent of all notices, correspondence, draft reports, submissions, draft and final work plans and final reports and shall give Parent a reasonable opportunity (at Parent's expense) to comment on any submissions Holdings intends to deliver or submit to the appropriate regulatory body prior to said submission. Parent may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the work performed by Holdings, including any field work undertaken by Holdings. Parent and Holdings, as applicable, agree to cooperate with each other, directly and through their respective consultants and counsel, to effect the successful completion of the Remediation within such period as may be specified by a Governmental Authority or under applicable Environmental Laws, or otherwise within a reasonable period of time; provided, however, that neither party shall take any actions that could unreasonably delay or unreasonably interfere with the performance of the Remediation.

         (g) Exclusive Remedy for Environmental Matters; Indemnification by Holdings. Notwithstanding anything to the contrary in this Agreement, Holdings hereby agrees that its sole and exclusive remedy against any Parent Indemnified Party with respect to any and all Losses arising under or related to any Environmental Law or any Hazardous Substances or the environment, including statutory or common law claims for

Environmental Losses, damages, fines, penalties or response costs related to Hazardous Substances or the environment, in connection with the Bison Subsidiaries, shall be the indemnity set forth in this Section 8.2. Except with respect to the remedy referred to in the preceding sentence, Holdings hereby waives, to the fullest extent permitted under applicable Law, and forever releases the Parent Indemnified Parties, in connection with the Bison Subsidiaries from, and shall indemnify the Parent Indemnified Parties against, any and all Environmental Losses arising under or related to Environmental Laws or Hazardous Substances. Parent Indemnified Parties shall not make any claim against Holdings for indemnification for any Loss, including any Environmental Loss, pursuant to this Section 8.2(g) which individually does not exceed fifty thousand dollars ($50,000). Holdings' obligation to indemnify the Parent Indemnified Parties pursuant to this Section 8.2(g) shall be limited to those matters as to which Parent provides Holdings with written notice of said Claim in the manner set forth in Section 8.1(e).

         (h) Disputes. In the event of any dispute between Parent and Holdings or C&A Products concerning a Claim for indemnification for Environmental Losses under this Section 8.2 which cannot be resolved within thirty (30) days, such dispute shall be promptly referred to an independent third party having expertise in the matters at issue and mutually acceptable to the parties (or if the parties cannot agree, the CPR Institute for Dispute Resolution, in New York, New York shall select a recognized expert who shall be independent from each of the parties), whose fees and expenses shall be shared equally by the parties, and who shall evaluate the facts and circumstances at issue and recommend a course of action that the expert believes in its good faith judgment satisfies the requirements of this Agreement and applicable Environmental Laws. Such recommendations shall be final and binding on the parties. The parties agree to act as promptly as practicable in implementing the foregoing procedures; provided, however, that in the event that actions are required to be taken by a Governmental Authority or in an emergency to avoid imminent and substantial harm to health or the environment before the foregoing procedures can be implemented, Holdings or C&A Products may undertake such actions without prejudice to its rights under this Section 8.2 to seek indemnification for Environmental Losses. In all other situations, Holdings' or C&A Products' failure to comply with the requirements of this Section 8.2(h) shall not limit or reduce the obligations of Parent under this Agreement except to the extent Parent is actually and materially prejudiced thereby.

         (i) Other. Nothing contained in this Section 8.2 shall restrict Holdings or C&A Products from taking any action (and, if appropriate pursuant to Section 8.2(a)(i), seeking indemnification therefore) where required to be taken by any Governmental Authority or in an emergency to avoid imminent and substantial harm to health or the environment.

         8.3 Quota Purchase Agreement Indemnification. Holdings and C&A Products shall indemnify Parent from and against and in respect of any and all Losses incurred by Parent under any guarantee agreement by and between Parent and S.W. Industries Inc., or any successor thereto, relating to any assignment by Parent to C&A Products of Parent's rights, and the assumption by C&A Products of Parent's obligations, under the Quota Purchase Agreement dated as of May 31, 2000 by and between Textron International Holdings, S.L. and S.W. Industries Inc., or if no such assignment has occurred prior to the Closing, the parties hereto shall take the actions relating to the Brazilian Entities specified in the Transition Agreement.

         8.4 Name Changes. On or before the six month anniversary of the Closing Date, Holdings or C&A Products will change the names of the entities listed in
Section 8.4 of the Disclosure Schedule and cease using the name "Parent" in any manner. Holdings and C&A Products agree that from and after the Closing Date,
(i) the name "Parent" and all similar related names (all such names being the "Parent Names") shall be owned by Parent or a Non-Bison Subsidiary, (ii) neither Holdings, C&A Products nor any Bison Subsidiary shall have any rights in, and shall not, after the three month anniversary of the Closing Date, use, any Parent Name and (iii) neither Holdings, C&A Products nor any Bison Subsidiary shall contest the ownership or validity of any rights of Parent or any Non-Bison Subsidiary in or to the Parent Names.


                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

         9.1 Interpretation.
             --------------

         (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         (b) The words "hereof", "hereby", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

         (c) The plural of any defined term shall have a meaning correlative to such defined term, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

         (d) A reference to any party to this Agreement or any other agreement or document shall include such party's permitted successors and permitted assigns.

         (e) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

         (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         9.2 Principle of Construction. In construing this Agreement, for the avoidance of doubt, those Contracts and assets not owned as of any date of determination by a Bison Subsidiary (and the related liabilities) but which are intended to be made the subject of the transfer and assignment contemplated by the Assignment and Assumption Agreement shall be construed as pertaining to the business, operations, assets, properties, liabilities and Contracts of the Bison Subsidiaries and the Business. In furtherance thereof, any action not permitted to be taken by a Bison Subsidiary with respect to the Business shall apply to Parent and its Subsidiaries.

         9.3 Payment of Expenses and Other Payments. Whether or not the Transactions shall be consummated and except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         9.4 Amendment. This Agreement may be amended only by a written agreement signed by each of the parties hereto.


         9.5 Waiver and Extension. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except to the extent prohibited by Law, waive compliance with any of the agreements described or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a further or continuing, waiver of such condition or breach.

         9.6 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one agreement.

         9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

         9.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:

             (a)      If to Parent, to:

                      Textron Inc.
                      40 Westminster Street
                      Providence, RI  02903
                      Attention:  Terrance O'Donnell
                      Executive Vice President and General Counsel
                      (401) 457-2555 (telephone)
                      (401) 457-2418 (facsimile)

with a copy to:

             b)      If to Holdings or C&A Products to:

                     Collins & Aikman Corporation
                     5755 New King Court
                     Troy, Michigan  48098
                     Attention:  Thomas E. Evans, CEO
                     (248) 824-1510 (telephone)
                     (248) 824-1512 (facsimile)

             and
                     Attention:  Ronald T. Lindsay, General Counsel
                     (248) 824-1633 (telephone)
                     (248) 824-1882 (facsimile)
with a copy to:

                              Cahill, Gordon & Reindel
                              80 Pine Street
                              New York, NY  10005
                              Attention:  W. Leslie Duffy, Esq.
                                          Jonathan Schaffzin, Esq.
                              (212) 701-3000 (telephone)
                              (212) 269-5420 (facsimile)



or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 9.7 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including Litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

         9.9 Entire Agreement; Assignment. The Transaction Agreements (including all exhibits and schedules to such agreements) together (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and
(b) shall not be assigned or transferred by operation of law or otherwise without the prior written consent of each other party hereto.

         9.10 Parties in Interest. This Agreement is not intended to confer any rights or remedies upon any Person except the parties hereto and their respective successors and assigns and any other Person which is indemnified under this Agreement pursuant to Sections 8.1 and 8.2.

         9.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         9.12 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         9.13 Transfer, Sales and Stamp Taxes. All transfer, value added, sales and stamp taxes and similar charges, fees and assessments incurred in connection with the Transactions, shall be borne equally by Parent and C&A Products. Holdings and C&A Products shall prepare and file (or cause to be filed), to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such transfer, value added, sales and stamp taxes and similar charges, fees and assessments, and, if required by applicable Law, Parent shall join in the execution of any such Tax Returns and other documentation as reasonably requested by Holdings.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                          TEXTRON INC.


                          By: _________________________________________________
                              Name:
                              Title:



                          COLLINS & AIKMAN CORPORATION


                          By: _________________________________________________
                              Name:
                              Title:



                          COLLINS & AIKMAN PRODUCTS CO.


                          By: _________________________________________________
                              Name:
                              Title:


                      Signature Page to Purchase Agreement

                                   SCHEDULE A

                         DIRECTLY PURCHASED SUBSIDIARIES



                                                       Jurisdiction
                     Subsidiary                      of Organization
                     ----------                     -----------------


Textron Automotive Interiors Inc.                        Delaware

Textron S.A. de C.V.                                      Mexico

Textron Canada Limited                                    Canada

Textron Properties Inc.                                  Delaware

Textron Automotive MIP Limited                        United Kingdom

Permali do Brasil Industria e Comercio Ltda.              Brazil

Textron Automotive Belgium B.V.B.A.                      Belgium

Textron Automotive B.V.                                Netherlands

Textron Automotive Holdings Italy S.r.l.                  Italy

                                   SCHEDULE B

               SUBSIDIARIES OF THE DIRECTLY PURCHASED SUBSIDIARIES




                                                                                       Jurisdiction
Directly Purchased Subsidiary                       Subsidiary                       of Organization
-----------------------------                       ----------                       ---------------
Textron Automotive Holdings Italy        Textron Automotive Company Italia                 Italy
S.r.l.                                   S.r.l.(1) (formerly, Textron Breed
                                         Automotive S.r.l.)

                                         A.P.C.O. - Advanced Plastic Company               Italy
                                         S.r.l.

                                         FAS S.p.A.                                        Italy

Textron Automotive B.V.                  Textron Automotive Moravia s.r.o.            Czech Republic

Permali do Brasil Industria e Comercio   Rosario Project S.A.                            Argentina
Ltda.
                                         Plascar Participacoes Industriais                Brazil
                                         S.A.(2)

                                         Textron Automotive Trim Brasil                   Brazil
                                         Ltda.(3)

Textron Automotive MIP Limited           AS Textron Ltd.                              United Kingdom

                                         Textron Automotive Ltd.                      United Kingdom

Textron Automotive Interiors Inc.        Textron Automotive (Asia) Inc.                  Delaware

                                         Textron Automotive (Argentina) Inc.             Delaware

                                         Riopelle Realty Ltd.                             Ontario

                                         Textron Automotive Overseas                     Delaware
                                         Investment Inc.



------------

(1) 10% of the issued and outstanding shares of capital stock of Textron Automotive Company Italia S.r.l. are owned by Magneti Marelli Holding S.p.A.

(2) Preferred shares representing 43.4% of the issued and outstanding shares of capital stock of Plascar Participacoes Industriais S.A. are publicly held.

(3) 0.5% of the issued and outstanding shares of capital stock of Textron Automotive Trim Brasil Ltda. which is a subsidiary of Plascar, are owned by Kautex Textron Iberica, S.L.



                                                                                       Jurisdiction
Directly Purchased Subsidiary                       Subsidiary                       of Organization
-----------------------------                       ----------                       ---------------
                                         Textron Automotive International                Delaware
                                         Services Inc.

                                         M&C Advanced Processes, Inc.                    Michigan

Textron S.A. de C.V.                     Textron Executive Services Mexico,               Mexico
                                         S.A. de C.V.

                                         Textron Automotive Management                    Mexico
                                         Services Company de Cuautitlan,
                                         S.A. de C.V.

                                         Textron Automotive Company de                    Mexico
                                         Mexico, S. A. de C.V.

                                         Textron Automotive Management                    Mexico
                                         Services Company Mexico, S.A. de
                                         C.V.

Textron Automotive Belgium B.V.B.A.      Textron Automotive Germany GmbH(4)               Germany



------------

(4)     Textron Automotive Germany GmbH is in the process of being organized.

                                   SCHEDULE C

                                  RESTRUCTURING


1. The following subsidiaries and businesses and their related assets and liabilities will be divested from the Bison Subsidiaries prior to Closing:

     Kautex Textron de Mexico S.A. de C.V. (which owns Kautex Textron Management Services Company de Puebla S.A. de C.V.)

     Camcar Textron de Mexico S.A. de C.V.

     49% interest in Helicopteros Bell de Mexico s.r.l.

     Abuco Inc.

     Bell Helicopter Canada International Inc.

     Kautex Corporation (Canada)

     3724140 Canada Inc.

     Bell Calgary division

     Bell Mirabel division

     Avdel Canada division

     Flexalloy Canada division

     Camcar Canada division

     Greenlee Canada division

     BTHC Properties Company, Inc.

         Assets and liabilities of A.P.C.O. Advanced Plastic Company relating to the operations of the Kautex Unit of Textron Automotive Company Inc. (for their book value).

         In addition, Parent will retain ownership to the intellectual property set forth on Section C-1 of the Disclosure Schedule.

2. Prior to the Closing, except as otherwise agreed by Parent and Holdings, employees of Textron Automotive Company Inc. ("TAC") whose entire salaries are directly charged to the Trim Division shall be transferred to a Bison Subsidiary.

3. Immediately after Closing, Textron Automotive Company Inc. will assign its 49% interest in Synova Plastics LLC to Holdings. (51% of the membership interest in Synova Plastics LLC is owned by Jackson Plastics Inc.)

4. The following assets and liabilities will be transferred to a Bison Subsidiary on or before the Closing Date:

     (a) assets and liabilities (other than Contracts) which are used primarily in or relate primarily to the Business including the following:

          (i) to the extent permitted by law, assets and liabilities reflected on the December 30, 2000 Statement of Net Assets to be sold, which is part of the Financial Statements, which have not been disposed of or satisfied subsequent to December 30, 2000 and which are in the name of a Non-Bison Subsidiary; excluding, however, the assets being transferred pursuant to Section 2.2(a) of the Purchase Agreement; and

          (ii) to the extent permitted by law, assets and liabilities acquired or incurred subsequent to December 30, 2000 which (i) have not been disposed or satisfied prior to the Closing Date, (ii) are in the name of a Non-Bison Subsidiary and (iii) which are used primarily in or relate primarily to the business of a Bison Subsidiary;

     (b) Contracts relating solely to the business of a Bison Subsidiary which are in the name of a Non-Bison Subsidiary and which can be assigned on or before the Closing Date;

     (c) Contracts currently in effect with a customer of the Business which can be assigned on or before the Closing Date; and

     (d) intellectual property listed on Section C-2 of the Disclosure Schedule which is in the name of a Non-Bison Subsidiary; excluding, however, the assets being transferred pursuant to Section 2.2(a) of the Purchase Agreement. (This list includes intellectual property currently held in the name of Bison Subsidiaries as well as intellectual property currently held in the name of Non-Bison Subsidiaries.)

5. Title to the real property covered by the deeds identified in Section 5.4(c) part A of the Disclosure Schedule will be transferred on or before the Closing Date to a Bison Subsidiary.

                                   SCHEDULE D

                          ALLOCATION OF PURCHASE PRICE

This schedule assumes Balance Sheet Indebtedness on the Closing Date is $80 million.

--------------------------------------------------------------------------------
DIRECTLY PURCHASED SUBSIDIARY                      FAIR MARKET VALUE OF
                                                   INTEREST BEING SOLD (IN USD
                                                   MILLIONS)
--------------------------------------------------------------------------------
Textron Automotive Belgium B.V.B.A.                           20

Permali do Brasil Industria e Comercio Ltda                   10

Textron Canada Limited                                        124

Textron Properties Inc.                                       226

Textron Automotive Holdings Italy S.r.l.                      45

Textron S.A. de C.V.                                          107

Textron Automotive B.V.                                       59

Textron Automotive MIP Limited                                20

Textron Automotive Interiors Inc.                             252


TOTAL                                                         863
--------------------------------------------------------------------------------

                                   SCHEDULE E

                  SUBSIDIARIES OF COLLINS & AIKMAN CORPORATION


COMPANY                                                                                                            JURISDICTION
-------                                                                                                            ------------
Collins & Aikman Products Co.                                                                                          Delaware
      Carcorp, Inc.                                                                                                    Delaware
      Collins & Aikman Accessory Mats, Inc.                                                                            Delaware
           Akro Mats, LLC                                                                                              Delaware
           Collins & Aikman Automotive Mats, LLC                                                                       Delaware
      Collins & Aikman Asset Services, Inc.                                                                            Delaware
           CW Management Corporation (1)                                                                               Delaware
           Hopkins Services, Inc. (2)                                                                                 Minnesota
           SAF Services Corporation (3)                                                                                Delaware
      Collins & Aikman Automotive International, Inc.                                                                  Delaware
      Collins & Aikman Carpet & Acoustics (MI), Inc.                                                                   Delaware
      Collins & Aikman Carpet & Acoustics (TN), Inc.                                                                  Tennessee
      Collins & Aikman Export Corporation                                                                     U.S. Virgin Isles
      Collins & Aikman Holdings Canada Inc.                                                                              Canada
           Collins & Aikman Canada Inc.                                                                                  Canada
                C & A Canada International Holdings Limited (4)                                                          Canada
                      Collins & Aikman Luxembourg, S.A.                                                              Luxembourg
                Imperial Wallcoverings (Canada) Inc.                                                                     Canada
      Collins & Aikman International Corporation                                                                       Delaware
           Collins & Aikman Europe, Inc.                                                                               Delaware
                Collins & Aikman (Gibraltar) Limited                                                         Gibraltar/Delaware
                      C & A Canada International Holding Company                                                         Canada
                      Collins & Aikman Europe S.A. (5)                                                               Luxembourg
                           C&A (Gibraltar)                                                                            Gibraltar
                               C&A (Gibraltar) No. 2                                                                  Gibraltar
                           Collins & Aikman Automotive Holding GmbH                                                     Germany
                               Collins & Aikman Automotive Systems GmbH                                                 Germany
                               Dura Convertible Systems GmbH                                                            Germany
                           Collins & Aikman Automotive Systems Italy S.r.l. (6)                                           Italy

------------
(1)   10% owned by Willis Corroon Corporation of North Carolina
(2)   10% owned by O'Brien & Gere of North America, Inc.
(3)   10% owned by Unicare, Inc.
(4)   50% owned by Collins & Aikman Plastics, Ltd.
(5)   30% owned by Collins & Aikman Luxembourg, S.A; 49% by Collins & Aikman (Gibraltar) Ltd.
(6)   25% owned by Collins & Aikman Europe B.V.


COMPANY                                                                                                            JURISDICTION
-------                                                                                                            ------------
                           Collins & Aikman Automotive Systems N.V. (7)                                                 Belgium
                           Collins & Aikman Automotive Systems S.L. (8)                                                   Spain
                           Collins & Aikman Europe B.V.                                                             Netherlands
                               Collins & Aikman Automotive Floormats Europe, B.V.                                   Netherlands
                           Collins & Aikman Holding AB                                                                   Sweden
                               Collins & Aikman Automotive Systems AB                                                    Sweden
                           Collins & Aikman Products GmbH                                                               Austria
                           Collins & Aikman Holdings Limited                                                     United Kingdom
                               Collins & Aikman Automotive Fabrics Limited                                       United Kingdom
                               Collins & Aikman Automotive Interior Systems Europe Limited                       United Kingdom
                                    Collins & Aikman Automotive Systems Limited                                  United Kingdom
                                        Collins & Aikman Automotive Carpet Products (UK) Limited                 United Kingdom
                                    Abex Plastic Products Limited                                                United Kingdom
                                    Manchester Kigass International Limited                                      United Kingdom
                                    Premier Springs & Pressings Limited                                          United Kingdom
           Collins & Aikman Holdings, S.A. de C.V. (9)                                                                   Mexico
                Amco de Mexico, S.A. de C.V.                                                                             Mexico
                Collins & Aikman de Mexico, S.A. de C.V. (10)                                                            Mexico
                Collins & Aikman Carpet & Acoustics, S.A. de C.V. (11)                                                   Mexico
                Dura Convertible Systems de Mexico, S.A. de C.V. (12)                                                    Mexico
                Industrias Enjema, S.A. de C.V. (13)                                                                     Mexico
                Servitop, S.A. de C.V. (14)                                                                              Mexico
                Servitrim, S.A. de C.V. (15)                                                                             Mexico
      Collins & Aikman Plastics, Inc.                                                                                  Delaware
           Becker Group, LLC                                                                                           Michigan
                Brut Plastics, Inc.                                                                                    Michigan
                Engineered Plastic Products, Inc. (16)                                                                 Michigan

--------------------------------------------------------------------------------------------------------------------------------

----------

(7)   Ten shares owned by Collins & Aikman Automotive Systems AB
(8)   One share owned by Collins & Aikman Holdings Limited
(9)   One share owned by Habinus Trading Company
(10)  One share owned by Collins & Aikman Accessory Mats, Inc.
(11)  One share of Series "A" owned by Collins & Aikman International Corporation
(12)  One share owned by Dura Convertible Systems, Inc.
(13)  One share owned by Collins & Aikman International Corporation
(14)  One share owned by Amco de Mexico, S.A. de C.V.
(15)  One share owned by Dura Convertible Systems de Mexico, S.A. de C.V.
(16)  55% owned by Gerald Edwards


COMPANY                                                                                                            JURISDICTION
-------                                                                                                            ------------
           Collins & Aikman Plastics, Ltd.                                                                               Canada
                Aguirre, Collins & Aikman Plastics, L.L.C. (17)                                                        Michigan
      Collins & Aikman Properties, Inc.                                                                                Delaware
      Comet Acoustics, Inc.                                                                                            Delaware
      Dura Convertible Systems, Inc.                                                                                   Delaware
           Amco Convertible Fabrics, Inc.                                                                              Delaware
      Gamble Development Company                                                                                      Minnesota
      Grefab, Inc.                                                                                                     New York
      JPS Automotive, Inc.                                                                                             Delaware
           JPS Automotive Products Corp.                                                                               Delaware
      Waterstone Insurance, Inc.                                                                                        Vermont
      Wickes Asset Management, Inc.                                                                                    Delaware
      Wickes Manufacturing Company                                                                                     Delaware


                                            NON-PROFIT CORPORATIONS
                                            -----------------------


Collins & Aikman Foundation                                                                                         California
Collins & Aikman Disaster Relief Fund, Inc.                                                                     North Carolina


------------
(17)  53% owned by Mexican Industries in Michigan, Inc.

                                   SCHEDULE F

                               ACQUIRING ENTITIES


TARGET                                                      ACQUIRER
------                                                      --------
TAC Inc. Intangibles                                        Collins & Aikman Development Company

Textron Automotive Belgium B.V.B.A.                         Collins & Aikman Europe S.A. and/or one or more of
                                                            its wholly owned subsidiaries

Permali do Brasil Industria e Comercio Ltda                 Collins & Aikman International Corporation and/or
                                                            one or more of its wholly owned subsidiaries

Textron Canada Limited                                      Collins & Aikman Canada Domestic Holding Company
                                                            and/or one or more of its wholly owned subsidiaries

Textron Properties Inc.                                     Collins & Aikman Canada Domestic Holding Company
                                                            and/or one or more of its wholly owned subsidiaries

Textron Automotive Holdings Italy S.r.l.                    Collins & Aikman Europe S.A. and/or one or more of
                                                            its wholly owned subsidiaries

Textron S.A. de C.V.                                        Collins & Aikman International Corporation and/or
                                                            one or more of its wholly owned subsidiaries

Textron Automotive B.V.                                     Collins & Aikman Europe S.A. and/or one or more of
                                                            its wholly owned subsidiaries

Textron Automotive MIP Limited                              Collins & Aikman Europe S.A. and/or one or more of
                                                            its wholly owned subsidiaries

Textron Automotive Interiors Inc.                           Collins & Aikman Interiors, Inc.

Textron Automotive Exteriors Inc.                           Collins & Aikman Products Co.
Americus and Evart                                          JPS Automotive, Inc.

                                                                       EXHIBIT 1

                        CERTIFICATE OF DESIGNATION OF THE
                        POWERS, PREFERENCES AND RELATIVE,
                        PARTICIPATING, OPTIONAL AND OTHER
                       SPECIAL RIGHTS OF THE 15% SERIES A
                       REDEEMABLE PREFERRED STOCK, THE 16%
                       SERIES B REDEEMABLE PREFERRED STOCK
                         AND THE 16% SERIES C REDEEMABLE
                       PREFERRED STOCK AND QUALIFICATIONS,
                       LIMITATIONS OR RESTRICTIONS THEREOF

                    ----------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                    ----------------------------------------

         Collins & Aikman Products Co. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by its Certificate of Incorporation (hereinafter referred to as the "CERTIFICATE OF INCORPORATION") and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated [ ], 2001, duly approved and adopted the following resolution (the "RESOLUTION"):

         RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby creates, authorizes and provides for the issuance of six series of Preferred Stock of the Company, designated as (1) 15% Series A1 Redeemable Preferred Stock, without par value, of the Company, (2) 16% Series B1 Redeemable Preferred Stock, without par value, of the Company, (3) 16% Series C1 Redeemable Preferred Stock, without par value, of the Company, (4) 15% Series A2 Redeemable Preferred Stock, without par value, of the Company, (5) 16% Series B2 Redeemable Preferred Stock, without par value, of the Company and (6) 16% Series C2 Redeemable Preferred Stock, without par value, of the Company, having the designations, preferences, relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution, as follows:

         SECTION 1. Designation, Amount and Issuance. (a) Of the six series of Preferred Stock authorized by this Resolution, the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock are to be initially issued in connection with the Acquisition and the Series A2 Redeemable Preferred

Stock, the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock are to be initially issued as necessary to comply with the registration and exchange provisions of the Registration Rights Agreement. Additional shares of Redeemable Preferred Stock may also be issued in accordance with Section 1(b), additional shares of Series A1 Redeemable Preferred Stock or Series A2 Redeemable Preferred Stock may be issued in accordance with Section 7(d) and additional shares of Series B1 Redeemable Preferred Stock or Series B2 Redeemable Preferred Stock may also be issued in accordance with Section 5(e). The designations for the six series of Preferred Stock authorized by this Resolution shall be (1) the 15% Series A1 Redeemable Preferred Stock, without par value (the "SERIES A1 REDEEMABLE PREFERRED STOCK"), (2) the 16% Series B1 Redeemable Preferred Stock, without par value (the "SERIES B1 REDEEMABLE PREFERRED STOCK"), (3) the 16% Series C1 Redeemable Preferred Stock, without par value (the "SERIES C1 REDEEMABLE PREFERRED STOCK"), (4) the 15% Series A2 Redeemable Preferred Stock, without par value (the "SERIES A2 REDEEMABLE PREFERRED STOCK" and, together with the Series A1 Redeemable Preferred Stock, the "SERIES A REDEEMABLE PREFERRED STOCK"), (5) the 16% Series B2 Redeemable Preferred Stock, without par value (the "SERIES B2 REDEEMABLE PREFERRED STOCK" and, together with the Series B1 Redeemable Preferred Stock, the "SERIES B REDEEMABLE PREFERRED STOCK"), and (6) the 16% Series C2 Redeemable Preferred Stock, without par value (the "SERIES C2 REDEEMABLE PREFERRED STOCK" and, together with the Series C1 Redeemable Preferred Stock, the "SERIES C REDEEMABLE PREFERRED STOCK" and such Series C Redeemable Preferred Stock, together with the Series A Redeemable Preferred Stock and the Series B Redeemable Preferred Stock, the "REDEEMABLE PREFERRED Stock"). The liquidation preference of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock at their Issuance Date is $1,000 per share and the original issue price for each such share is $1,000. The issue price per share or Liquidation Preference of the Redeemable Preferred Stock shall not for any purpose be considered to be a determination by the Board of Directors with respect to the capital and surplus of the Company. The liquidation preference of the Series A2 Redeemable Preferred Stock, the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock at their Issuance Date will equal the Liquidation Preference of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock, respectively, at such Issuance Date pursuant to the terms of the Registration Rights Agreement (which is inclusive of an amount of Series A Accrued Dividends, Series B Accrued Dividends and Series C Accrued Dividends, respectively, equal to that of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock at such time). The number of shares constituting the Series A1 Redeemable Preferred Stock shall be 130,000 shares. The number of shares constituting the Series B1 Redeemable Preferred Stock shall be 95,000 shares. The number of shares constituting the Series C1 Redeemable Preferred Stock shall be 20,000 shares. The number of shares constituting the Series A2 Redeemable Preferred Stock shall be 130,000 shares. The number of shares constituting the Series B2 Redeemable Preferred Stock shall be 95,000 shares. The number of shares constituting the Series C2 Redeemable Preferred Stock shall be 20,000 shares. In addition, each series of Redeemable Preferred Stock shall be constituted by up to an additional [ ] shares of such series to be available for issuance from time to time as provided for in Sections 1(b) and 7(d) and each series of Series B Preferred Stock shall be further constituted by up to an additional [ ] shares of such series to be available for issuance as provided in Section 5(e). None of the shares of Redeemable Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued as such, but may be redesignated for reissuance as shares of a different class or series of Preferred Stock in compliance with the terms hereof. Except as provided in Section 1(b), Section 7(d) and Section 5(e), the Company shall only issue the shares of the Series A2 Redeemable Preferred Stock, the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock to the Holders of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock, as applicable, as is necessary to comply with the registration and exchange provisions of the Registration Rights Agreement.

         (b) In the event that the Company shall be required to pay Liquidated Damages pursuant to the Registration Rights Agreement and shall elect to pay such Liquidated Damages in kind, on each Dividend Payment Date the Company shall issue to each Holder entitled to Liquidated Damages in respect of shares of a series of Redeemable Preferred Stock held by such Holder such number of newly issued shares of such series of Redeemable Preferred Stock as is equal to (x) the Liquidated Damages then due to such Holder in respect of shares of Redeemable Preferred Stock of such series held by such Holder, divided by (y) the Liquidation Preference plus Total Cash Dividends in Arrears (inclusive of Additional Dividends and accrued regular dividends from the preceding Dividend Payment Date if not concurrently paid or accrued in accordance with the terms hereof) in respect of each share of Redeemable Preferred Stock of such series as of such Dividend Payment Date. Each newly issued share of Redeemable Preferred Stock of a series issued to a Holder shall be identical in all respects, including Liquidation Preference and Total Cash Dividends in Arrears, to all other shares of Redeemable Preferred Stock of the same series held by such Holder. In lieu of any issuing any fractional shares of Redeemable Preferred Stock of any series, the Company may deliver to a Holder an amount in cash equal to such fraction multiplied by the amount set forth in clause (y) of the preceding sentence with respect to such series.

         SECTION 2. Dividends. (a) Subject to Section 7(d) in the case of Textron Shares only, all shares of Redeemable Preferred Stock will bear dividends, whether or not earned or declared, out of funds legally available therefor, from the Issuance Date thereof accruing on the Liquidation Preference thereof at the rate of (x) 15% per annum (the "SERIES A DIVIDEND RATE") in the case of the Series A Redeemable Preferred Stock, (y) 16% per annum (the "SERIES B DIVIDEND RATE") in the case of the Series B Redeemable Preferred Stock and (z) 16% per annum (the "SERIES C DIVIDEND RATE" and, together with the Series A Dividend

Rate and the Series B Dividend Rate, the "DIVIDEND RATE") in the case of the Series C Redeemable Preferred Stock and, in each case, will be payable quarterly in arrears on each Dividend Payment Date, commencing on March 1, 2002, to Holders of record on the February 15, May 15, August 15 and November 15 immediately preceding the relevant Dividend Payment Date. In calculating the amount of dividends due on any Dividend Payment Date, the Liquidation Preference utilized shall be the Liquidation Preference in effect on the first business day following the immediately preceding Dividend Payment Date. The Company may, at its option and without notice, elect to accrue up to (but not more than) an amount (rounded to the nearest $.01) equivalent to 7% per annum of the dividends on the Series A Redeemable Preferred Stock payable on any Dividend Payment Date and up to (but not more than) an amount (rounded to the nearest $.01) equivalent to 8% per annum of the dividends on each of the Series B Redeemable Preferred Stock and the Series C Redeemable Preferred Stock payable on any Dividend Payment Date in lieu of payment of such dividends in cash and, in each such case, any such accrued dividends (respectively, the "SERIES A ACCRUED DIVIDENDS," "SERIES B ACCRUED DIVIDENDS" and "SERIES C ACCRUED DIVIDENDS") will be added to the Liquidation Preference of the applicable series of Redeemable Preferred Stock. Additional dividends are payable in cash in respect of Series A Redeemable Preferred Stock constituting Textron Shares as provided in Section 7(d) ("LIQUIDITY DIVIDENDS"). For the avoidance of doubt, Liquidity Dividends shall not be subject to accrual as provided in the second preceding sentence but shall be treated as dividends payable in cash for all purposes of this Section
2. Dividends shall cease to accumulate in respect of the shares of Redeemable Preferred Stock upon their redemption unless the Company shall have failed to pay the relevant redemption price on the Redemption Date.

         (b) All dividends (including pursuant to Section 2(f)) paid with respect to shares of the Redeemable Preferred Stock pursuant to this Certificate of Designation shall be paid pro rata to the Holders entitled thereto.

         (c) Dividends with respect to Redeemable Preferred Stock are payable when, as and if declared by the Board of Directors, and nothing contained in this Certificate of Designation shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Redeemable Preferred Stock at any time. Dividends on the Redeemable Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. The accrual of dividends as Series A Accrued Dividends, Series B Accrued Dividends or Series C Accrued Dividends as permitted by Section 2(a) shall be deemed to be a payment of dividends and shall fulfill the Company's obligations with respect to the payment of such portion of the dividends payable upon the Redeemable Preferred Stock for all purposes hereof. Other dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate as Cash

Dividends in Arrears and accumulated and unpaid dividends which are required to be paid in cash will bear Additional Dividends until paid on the same basis as set forth in Section 2(a) of this Certificate of Designation, compounded quarterly on each Dividend Payment Date.

         (d) Subject to the Company's option to accrue a portion of the dividends provided for in Section 2(a), Holders shall be entitled to receive the cash dividends provided for in this Certificate of Designation (including the Total Cash Dividends in Arrears) in preference to and in priority over any cash dividends (including accumulated and unpaid dividends) payable upon any Junior Securities.

         (e) At the Issuance Date of the Series A2 Redeemable Preferred Stock and the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock, such shares shall be issued with Total Cash Dividends in Arrears and accumulated and unpaid dividends for the then current dividend period equal to that of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock for which it is exchanged pursuant to the Registration Rights Agreement.

         (f) At any time and from time to time when there shall be Total Cash Dividends in Arrears, the Company may declare and pay, to the Holders of record of the Redeemable Preferred Stock on any record date chosen by the Company (which record date shall be not less than 10 and not more than 60 days prior to the payment date for such special dividend) for such dividends, a special dividend per share of Redeemable Preferred Stock equal to all or a portion of the Total Cash Dividends in Arrears as of the payment date. Upon payment of such a dividend, if less than the Total Cash Dividends in Arrears with respect to a share has been paid, the Cash Dividends in Arrears and Additional Dividends with respect to such share shall be reduced on a pro rata basis by the amount of such dividend.

         (g) No full dividends may be declared or paid or funds set apart for the payment of dividends on, and the Company shall not make any other distribution with respect to, any Parity Securities for any period unless the entire Total Cash Dividends in Arrears for all issued and outstanding shares of Redeemable Preferred Stock shall have been declared and paid in full, except as provided below. If at any time there shall exist Total Cash Dividends in Arrears, the Redeemable Preferred Stock will share dividends pro rata with the Parity Securities (on the basis of the relative unpaid amount of Cash Dividends in Arrears and Additional Dividends, in the case of the Redeemable Preferred Stock and of cumulative accrued and unpaid dividends, in the case of such Parity Securities).

         (h) Cash Dividends in Arrears, Additional Dividends and other dividends in connection with any redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record of the Redeemable Preferred Stock on such date, not more than 60 days prior to the payment thereof, as may be fixed by the Board of Directors.

         (i) Dividends payable on the Redeemable Preferred Stock shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable and shall be deemed to accrue on a daily basis.

         SECTION 3. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Holders will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the Liquidation Preference per share of Redeemable Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), plus, in the case of the Series C Redeemable Preferred Stock only, an amount in cash equal to the Common Participation Amount, before any distribution is made on any Junior Securities, including, without limitation, on any Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Redeemable Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Redeemable Preferred Stock and the holders of the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to their relative liquidation preferences, together with all accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference and, without duplication, accumulated and unpaid dividends (including any Total Cash Dividends in Arrears) to which they are entitled, and, in the case of the Series C Redeemable Preferred Stock only, an amount in cash equal to the Common Participation Amount, Holders will not be entitled to any further participation in any distribution of assets of the Company. For the avoidance of doubt, the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock and the Series C Redeemable Preferred Stock shall constitute Parity Securities with respect to one another. For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company. Any payment of accumulated and unpaid dividends shall be paid prior to any other payments called for pursuant to this Section 3.

         SECTION 4. Voting Rights. (a) Except as otherwise required under the laws of the State of Delaware or as set forth below, Holders shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

         (b) If (i) after December 1, 2002, there shall exist any Total Cash Dividends in Arrears remaining in arrears and unpaid for any two consecutive quarterly dividend periods;

(ii) the Company fails to discharge its obligation to redeem Redeemable Preferred Stock on any Redemption Date to the extent required by Section 5;
(iii) the Company fails to make a Par Offer if such offer is required by the second paragraph of Section 7(d) hereof or fails to purchase shares of Series A Redeemable Preferred Stock from Holders who elect to have such shares purchased pursuant to such Par Offer; (iv) a breach or violation of any other provisions contained in Section 7 hereof occurs and the breach or violation continues for a period of 45 days or more after the Company receives notice thereof specifying the default from the Holders of at least 25% of the shares of Redeemable Preferred Stock then outstanding; (v) Indebtedness of the Company and/or any Restricted Subsidiary having an individual or aggregate outstanding principal amount of $25,000,000 or more is declared due and payable following an event of default prior to its scheduled stated maturity or is not paid in full upon its scheduled stated maturity; (vi) a decree or order is entered by a court having jurisdiction in the premises granting relief in respect of any Significant Subsidiary in any involuntary case under the Federal Bankruptcy Code, adjudging such Significant Subsidiary a bankrupt, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Significant Subsidiary under any Bankruptcy Law, or appointing a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of any Significant Subsidiary, or of substantially all of its properties, or ordering the winding-up or liquidation of its affairs under any such law, and any such decree or order continues unstayed and in effect for a period of 60 consecutive days; or (vii) any Significant Subsidiary institutes proceedings to be adjudicated a bankrupt, or any Significant Subsidiary consents to the institution of bankruptcy proceedings against it, or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, or any Significant Subsidiary consents to the filing of any such petition or to the appointment of a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of any Significant Subsidiary, or of substantially all of its properties under any such law, then, in each such case, the Holders of the majority of the then outstanding affected series of Redeemable Preferred Stock (voting or consenting, as the case may be, as one class to the extent such Voting Rights Triggering Event relates to both series of Redeemable Preferred Stock) will be entitled to elect two members of the Board of Directors of the Company; provided, however, that in no event shall such Holders be entitled to elect more than two such members. Such voting rights will continue until such time as (x) in the case of a dividend default described in clause (i) above, all Total Cash Dividends in Arrears on the Redeemable Preferred Stock are paid in full, (y) in the case of an event described in clause (v) above, any such acceleration or event of default has been rescinded, cured or waived or the Indebtedness relating to such acceleration has been paid, redeemed, repurchased or defeased in full and (z) in all other cases, any failure, breach, default or event giving rise to such voting rights is remedied, cured or waived by the Holders of at least a majority of the then outstanding affected series of Redeemable Preferred Stock (voting or consenting, as the case may be, as one class to the extent such Voting Rights Triggering Event relates to both series of Redeemable Preferred Stock), after which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (vii) above is referred to herein as a "VOTING RIGHTS TRIGGERING EVENT."

         (c) The Company shall not modify, change, affect or amend (including in connection with a merger or consolidation, except to the limited extent contemplated by Section 7(e)) the Certificate of Incorporation or this Certificate of Designation to affect materially and adversely the specified rights, preferences, privileges or voting rights of the Holders of the Redeemable Preferred Stock, or authorize the issuance of any additional shares of Redeemable Preferred Stock, without the affirmative vote or consent of Holders of at least a majority of the shares of Redeemable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. In addition, the Company shall not authorize, create (by way of reclassification, merger, consolidation or otherwise) or issue (i) any Parity Securities, or any obligation or security convertible into or evidencing the right to purchase any Parity Securities, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Redeemable Preferred Stock, (ii) any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase Senior Securities, without the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Redeemable Preferred Stock and (iii) any Junior Securities constituting Disqualified Stock, or any obligation or security convertible into or evidencing the right to purchase Junior Securities constituting Disqualified Stock, without the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Redeemable Preferred Stock, in each case voting or consenting, as the case may be, as one class. Except as expressly set forth above, (i) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities, including the designation of series thereof within the existing class of Preferred Stock of the Company, or
(ii) the increase or decrease in the amount of authorized Capital Stock of any class, including any Preferred Stock of the Company (other than the Redeemable Preferred Stock), shall not require the consent of the Holders and shall not be deemed to affect materially and adversely the specified rights, preferences, privileges or voting rights of Holders. The affirmative vote or consent of Holders of at least a majority of the then issued and outstanding shares of Redeemable Preferred Stock shall be required to increase the amount of authorized Redeemable Preferred Stock. No vote of the Holders shall be required to decrease the number of authorized shares of the Redeemable Preferred Stock; provided, however, that such number shall not be decreased below the number of the then currently issued and outstanding shares of Redeemable Preferred Stock.

         (d) Immediately after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to Section 4(b) or if vacancies shall exist in the offices of directors elected by the Holders, Holders of at least 10% of the then issued and outstanding shares of Redeemable Preferred Stock or a proper officer of the Company shall call a special meeting of the Holders for the purpose of electing the directors which such

Holders are entitled to elect. Any such meeting shall be held at the earliest practicable date, and the Company shall provide Holders with access to the lists of Holders. At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting separately as a class, to elect directors, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Redeemable Preferred Stock shall be required to constitute a quorum of such Holders.

         (e) Any vacancy occurring in the office of a director elected by the Holders shall be filled by the Holders.

         (f) In any case in which the Holders shall be entitled to vote pursuant to this Section 4 or pursuant to the General Corporation Law of the State of Delaware, each Holder shall be entitled to one vote for each share of Redeemable Preferred Stock held.

         (g) Holders of at least a majority of the then outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, separately as a single class, may waive compliance with any provision of this Certificate of Designation.

         SECTION 5. Redemption and Series C Exchange.

         (a) Optional Redemption. (i) The Series A Redeemable Preferred Stock and the Series B Redeemable Preferred Stock will be redeemable at the election of the Company, as a whole or from time to time in part, at any time on or after December 1, 2006, at the applicable redemption prices (expressed as a percentage of the Liquidation Preference thereof) set forth below, plus, without duplication, an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of redemption (the "OPTIONAL REDEMPTION DATE") to the Optional Redemption Date, if redeemed during the 12-month period beginning on December 1 of the years indicated below.

                                                Redemption Price
                                     -----------------------------------------
                                     Series A Redeemable   Series B Redeemable
          Year                         Preferred Stock       Preferred Stock
          ----                         ---------------       ---------------
          2006.....................         107.500%              108.000%
          2007.....................         105.000%              105.333%
          2008.....................         102.500%              102.667%
          2009 and thereafter......         100.000%              100.000%

         (ii) No optional redemption may be made unless prior to such redemption any Total Cash Dividends in Arrears shall have been fully paid on all shares of the Redeemable Preferred Stock. If less than all the Redeemable Preferred Stock of any series is to be redeemed, the particular shares of such series to be redeemed will be determined pro rata among Holders of such series, except that the Company may redeem such shares held by any Holder of fewer than 100 shares without regard to such pro rata redemption requirement. If any Redeemable Preferred Stock is to be redeemed in part, the Redemption Notice that relates to such Redeemable Preferred Stock shall state the portion of the Liquidation Preference to be redeemed. New shares of the same series of Redeemable Preferred Stock having an aggregate Liquidation Preference equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original shares of Redeemable Preferred Stock.

         (b) Mandatory Redemption. (i) The Company shall redeem all outstanding Series A Redeemable Preferred Stock and Series B Redeemable Preferred Stock (subject to the legal availability of funds therefor) in whole on December 1, 2012; provided that such date shall be automatically changed upon the issuance of the Acquisition Notes to be the date that is the first Business Day which is one year following the final stated maturity date of the Acquisition Notes (without giving effect to any amendment, modification or waiver thereof), at a redemption price equal to 100% of the Liquidation Preference thereof, plus, without duplication, all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, to the Maturity Redemption Date. The Company shall redeem all outstanding Series C Redeemable Preferred Stock (subject to the legal availability of funds therefor) in whole on January 1, 2022, at a redemption price equal to 100% of the Liquidation Preference thereof, plus, without duplication, all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, to the Maturity Redemption Date, plus the Common Participation Amount.

         (ii) The Company shall make an offer to redeem (a "CHANGE OF CONTROL OFFER") all outstanding Redeemable Preferred Stock (subject to legal availability of funds therefor) not later than 60 days following a Change of Control (the "CHANGE OF CONTROL REDEMPTION DATE") at a redemption price equal to 100% of the Liquidation Preference thereof, plus, without duplication, all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, to the Change of Control Redemption Date, plus, in the case of the Series C Redeemable Preferred Stock only, an amount equal to the Common Participation Amount; provided that (A) no redemption under this Section 5(b)(ii) shall be required unless (i) all Existing Notes shall have ceased to be outstanding, (ii) the Company shall have consummated a defeasance with respect to the Existing Notes in accordance with the terms thereof or (iii) the holders of Existing Notes shall have consented to the Company's performance of its obligations under this Section 5(b)(ii) and (B) no redemption shall be effected until after the Company has performed all of its obligations arising upon a "change of control" under any debt instruments of the Company. The Company shall not consummate a transaction resulting in a Change of Control unless at the time of or prior to the Change of Control, the Company shall have entered into customary financial and/or other arrangements which permit the timely redemption of the Redeemable Preferred Stock under this Section 5(b)(ii) (disregarding the proviso of the preceding sentence). The Company may (but shall not be obligated to) discharge any obligation arising under this Section 5(b)(ii) if a Person other than the Company (whether or not an Affiliate) makes and consummates a Change of Control Offer in the manner contemplated, and as required by, this Certificate of Designation.

         (iii) In the event of any Asset Disposition resulting in Net Cash Proceeds to the Company or any Restricted Subsidiary required by the terms of the Company's then outstanding Indebtedness to be applied towards the repayment of, or any offer to repay, any outstanding Indebtedness of the Company to the extent that such Net Cash Proceeds are not applied by the Company within 365 days following such Asset Disposition toward the repayment of any such Indebtedness or are not reinvested in the business of the Company and the Restricted Subsidiaries within 365 days following such Asset Disposition, first the Company shall apply such Net Cash Proceeds towards the making and consummation of any remaining obligation to offer to purchase or other repayment of any outstanding Indebtedness of the Company to the extent required by, and in accordance with, the terms thereof, and towards any fees and expenses associated therewith, and, second, to the extent that any Net Cash Proceeds remain after any such purchase or repayment and payment of associated fees and expenses (such remaining proceeds being "NET AVAILABLE PROCEEDS") and provided no default or event of default would result under the terms of any Indebtedness of the Company, the Company shall (a) declare a special dividend pursuant to Section 2(e) in an amount equal to the lesser of (x) the full amount of the entire Total Cash Dividends in Arrears (together with all other dividends payable in respect thereof) or (y) the amount of such Net Available Proceeds, and (b) after fulfilling any obligations with respect to special dividends referred to in the preceding clause (a), apply any remaining Net Available Proceeds ("REMAINING NET AVAILABLE PROCEEDS") towards the making and consummation of an offer (an "ASSET DISPOSITION OFFER") to redeem shares of Redeemable Preferred Stock, at a redemption price equal to 100% of the Liquidation Preference thereof, plus, without duplication, all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, to the redemption date (the "ASSET DISPOSITION REDEMPTION DATE"), which shall be not more than 60 nor less than 30 days following the Company's satisfaction of all obligations in respect of such Asset Disposition and the application of the Net Cash Proceeds therefrom required hereby to be performed prior to the making of an Asset Disposition Offer, plus, in the case of the Series C Redeemable Preferred Stock only, an amount equal to the Common Participation Amount. Notwithstanding anything herein to the contrary, the amount of Net Available Proceeds may be recalculated to take account of the pro rata rights of any holders of Parity Securities, if any.

         (c) Dividend Payment. Any payment of accumulated and unpaid dividends shall be made prior to the payment of any redemption price made pursuant to this
Section 5. In addition, the Company shall declare and pay a special dividend as provided in Section 2(e) in respect of the full amount of any Total Cash Dividends in Arrears prior to the payment of any redemption price made pursuant to this Section 5. Notwithstanding anything herein to the contrary, this Section 5(c) shall not result in any requirement to make a duplicative payment upon any redemption hereunder.

         (d) Procedure for Redemptions. (i) Not more than 60 and not less then 30 days prior to any Redemption Date (or, in the case of a redemption pursuant to Section 5(b)(ii), not more than 60 and not less than 5 Business Days prior to any Redemption Date), written notice (the "REDEMPTION NOTICE") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the Redeemable Preferred Stock or entitled to the benefits of a Change of Control Offer or Asset Disposition Offer, as the case may be, at such Holder's address as the same appears on the stock register of the Company; provided, however, that (1) a Redemption Notice may be given with respect to a redemption pursuant to Section 5(b)(ii) on a basis that is conditioned upon and subject to the occurrence of a Change of Control upon a date that may be subsequently changed (a "CONDITIONAL REDEMPTION NOTICE") and (2) no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Redeemable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give such notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

         (A) in the case of a Change of Control Offer or Asset Disposition Offer only, that a Change of Control has occurred or that Remaining Net Available Proceeds resulting from an Asset Disposition exist, as the case may be, and that such Holder has the right to require the Company to redeem such Holder's Redeemable Preferred Stock at the within mentioned Redemption Price, in the case of an Asset Disposition Offer, up to a maximum aggregate Redemption Price equal to the Remaining Net Available Proceeds less the amount of fees and expenses associated with the making and consummation of the Asset Disposition Offer;

         (B) the Redemption Price or, if unascertainable, how the Redemption Price will be calculated;

         (C) in the case of an optional redemption only, whether all or less than all the outstanding shares of a series of Redeemable Preferred Stock are to be redeemed and the total number of shares of such Redeemable Preferred Stock being redeemed;

         (D) in the case of an optional redemption only, the number and series of shares of Redeemable Preferred Stock held by the Holder that the Company intends to redeem;

         (E) in the case of an Asset Disposition Offer only, the aggregate Remaining Net Available Proceeds available to redeem shares of Redeemable Preferred Stock pursuant to the Asset Disposition Offer and to pay fees and expenses associated therewith;

         (F) in the case of an Asset Disposition Offer only, that any shares of Redeemable Preferred Stock tendered in excess of the maximum number able to be repurchased with the Remaining Net Available Proceeds (net of fees and expenses associated with the Asset Disposition Offer) will be returned to the Holder and will be treated for all purposes as if such shares had not been tendered for redemption, and that in the event of such an excess tender, the Company shall select the shares of Redeemable Preferred Stock to be redeemed as nearly as practicable on a pro rata basis;

         (G) the Redemption Date or, in the case of a Conditional Redemption Notice, the first possible and intended Redemption Date;

         (H) in the case of an optional redemption or maturity date redemption only, that the Holder is to surrender to the Company, at the place or places that shall be designated in such Redemption Notice, its certificates representing the shares of Redeemable Preferred Stock to be redeemed;

         (I) in the case of a Change of Control Offer or Asset Disposition Offer only, that the Holder is to surrender to the Company, at the place or places that shall be designated in such Redemption Notice, its certificates representing the shares of Redeemable Preferred Stock that such Holder has elected to be redeemed;

         (J) that dividends on the shares of any Redeemable Preferred Stock to be redeemed shall cease to accumulate on the day prior to such Redemption Date unless the Company defaults in the payment of the redemption price; and

         (K) the name of any bank or trust company performing the duties referred to in subsection (d)(iv) below.

         (ii) On or before a Redemption Date, each Holder of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Redeemable Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (iii) On and after the Redemption Date, unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Redeemable Preferred Stock called or tendered for redemption shall cease to accumulate on the day prior to the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest.

         (iv) If a Redemption Notice shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Company with such bank or trust company in trust for the pro rata benefit of the Holders of the Redeemable Preferred Stock called or tendered for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called or tendered, or to be so called or tendered pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of any state within the United States, shall have capital, surplus and undivided profits aggregating at least $25,000,000 (a "QUALIFIED BANK") and shall be identified in the Redemption Notice. Any interest accrued on such funds from and after the Redemption Date shall be paid to the Company from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of one year from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Company, after which release or repayment the Holders of the shares so called for redemption shall look only to the Company for payment thereof.

         (e) Exchange of Series C Redeemable Preferred Stock for Series B Redeemable Preferred Stock. At any time after the second anniversary of the Issuance Date of the Series C1 Redeemable Preferred Stock but prior to the third anniversary of the Issuance Date of the Series C1 Redeemable Preferred Stock, at the option of the Company or upon the written request of Holders of a majority of the outstanding shares of Series C Redeemable Preferred Stock, the Company shall exchange, in whole and not in part, all outstanding shares of Series C Redeemable Preferred Stock for newly issued shares of Series B Redeemable Preferred Stock. If any Series B Redeemable Preferred Stock shall be outstanding immediately prior to such exchange, all newly issued shares of Series B Redeemable Preferred Stock shall be of the same series as all other outstanding shares of Series B Redeemable Preferred Stock at such time and identical to such outstanding shares in all respects, including as to Liquidation Preference, Total Cash Dividends in Arrears (inclusive of any Additional

Dividends accruing from the most recent Dividend Payment Date), accrued regular dividends and, if previously obtained with respect to outstanding Series B Redeemable Preferred Stock, CUSIP number. If no shares of Series B Redeemable Preferred Stock shall be outstanding immediately prior to such exchange, all newly issued shares of Series B Redeemable Preferred Stock shall be issued with the same Liquidation Preference, Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) and accrued regular dividends as the shares of Series C Redeemable Preferred Stock immediately prior to such exchange (and the Common Exchange Factor shall be calculated on such basis). The ratio of exchange shall be one share of Series B Redeemable Preferred Stock multiplied by the Common Exchange Factor for each share of Series C Redeemable Preferred Stock exchanged. In lieu of issuing any fractional shares of Series B Redeemable Preferred Stock, the Company may deliver to a Holder an amount in cash equal to such fraction multiplied by the sum of the Liquidation Preference plus Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) plus accrued regular dividends in respect of each share of Series B Redeemable Preferred Stock being issued.

         Not more than 60 and not less than 10 days prior to an exchange provided for in the preceding paragraph , written notice (the "EXCHANGE NOTICE") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be exchanged on the record date fixed for such exchange of Series B Redeemable Preferred Stock for Series C Redeemable Preferred Stock, at such Holder's address as the same appears on the stock register of the Company; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for such exchange. The Exchange Notice shall state (i) the date set for exchange, (ii) the method used to calculate the Common Exchange Factor, (iii) that the Holder is to surrender to the Company, at the place or places that shall be designated in such Exchange Notice, its certificates representing the shares of Series C Redeemable Preferred Stock to be exchanged, (iv) that following the date set for exchange, such Holder's shares of Series C Redeemable Preferred Stock shall cease to accrue dividends, whether or not submitted for exchange, and (v) that following the date set for exchange, dividends on newly issued shares of Series B Redeemable Preferred Stock shall accrue from the most recent Dividend Payment Date.

         SECTION 6. Ranking. The Redeemable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Company, rank (a) senior to all classes of Common Stock of the Company, and to each other class of Capital Stock or series of Preferred Stock of the Company established after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock the terms of which expressly provide that it ranks junior to the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of Common Stock of the Company, as "JUNIOR SECURITIES"), (b) subject to any required approval of the Holders in accordance with Section 4(c) hereof, on a parity with each other class of Capital Stock or series of Preferred Stock established after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock the terms of which expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "PARITY SECURITIES"), and (c) subject to any required approval of the Holders in accordance with Section 4(c) hereof, junior to each class of Capital Stock or series of Preferred Stock established after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock by the Board of Directors and the terms of which do not expressly provide that such class or series will rank junior to, or on a parity with, the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "SENIOR SECURITIES"). For the avoidance of doubt, each series of Redeemable Preferred Stock shall constitute Parity Securities with respect to one another.

         SECTION 7. Certain Additional Provisions.

         (a) Limitation on Indebtedness. The Company shall not Incur any Indebtedness, and the Company shall not permit any of the Restricted Subsidiaries to Incur any Indebtedness, other than, in any such case, Permitted Indebtedness; provided that the Company or a Restricted Subsidiary may Incur Indebtedness if immediately after giving pro forma effect thereto and the use of the proceeds thereof (in accordance with the definition of "Consolidated Coverage Ratio"), the Consolidated Coverage Ratio is at least equal to
[       ]:1.00.(a)

                  For purposes of determining compliance with this Section 7(a),
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness or the provisions of the first paragraph of this Section 7(a), the Company in its sole discretion may classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types and such item of Indebtedness may be divided and classified in more than one of such types, (ii) the

--------------
(a) To be set with 0.25:1.00 greater capacity than provided for in the Acquisition Notes or, if the Acquisition Notes are not issued on or before the first Issuance Date, at a level reasonably acceptable to the Company and Textron. In no event will the Consolidated Coverage Ratio be greater than 2.0:1.00.

liquidation preference of any Preferred Stock will be the amount of all obligations of such Person with respect to the redemption of such Preferred Stock at its stated maturity or upon liquidation or dissolution (whichever is greater) and (iii) in no event shall the accrual of dividends or interest or issuance of pay-in-kind dividends or interest subsequent to the issuance or Incurrence of Indebtedness or Preferred Stock giving rise thereto constitute an Incurrence required to be tested under this Section 7(a).

         (b) Limitations on Restricted Payments. Without limiting other prohibitions in this Certificate of Designation (including Sections 4(c) and 5(a)(ii)), the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution to the holders of any Junior Securities or Parity Securities (other than dividends or distributions payable solely in shares of Qualified Capital Stock or in options, warrants or other rights to purchase shares of Qualified Capital Stock); (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or Parity Securities or any options, warrants or other rights to acquire Junior Securities or Parity Securities (other than such options, warrants or rights owned by the Company or a Restricted Subsidiary); or
(iii) make any Investment (other than a Permitted Investment) in any Person (any of the foregoing actions described in clause (i), (ii) or (iii), other than the exclusions therefrom, are collectively referred to herein as "RESTRICTED PAYMENTS"), unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

         (1) no Voting Rights Triggering Event shall have occurred and be continuing (or result therefrom);

         (2) after giving effect to such Restricted Payment, the Consolidated
    Coverage Ratio shall be equal to or greater than [     ]:1.00;(a)

         (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock would not exceed the sum of (without duplication):

              (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which

--------------
(a)      To be the same as set forth in the first paragraph of Section 7(a).

         financial results are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

              (B) the aggregate net cash proceeds or fair market value of property received by the Company from the issue or sale of Qualified Capital Stock of the Company or other capital contributions in respect of Qualified Capital Stock of the Company subsequent to the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock, provided that any such net proceeds received, directly or indirectly, by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination; plus

              (C) the amount by which Indebtedness of the Company or a Restricted Subsidiary (other than, in either case, Indebtedness owed to the Company or a Restricted Subsidiary) is reduced on the Company's consolidated balance sheet upon the conversion or exchange subsequent to the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock of any such Indebtedness into or for Qualified Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company or such Restricted Subsidiary, as applicable, upon such conversion or exchange on account of such Indebtedness other than on account of interest or dividends in respect thereof); plus

              (D) to the extent not included in Consolidated Net Income, the net reduction (received by the Company or any Restricted Subsidiary in cash) in Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries since the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock (including if such reduction occurs by reason of the return of equity capital, the repayment of the principal of loans or advances or the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), not to exceed, in the case of any Investments in any Person, the amount of Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries in such Person since the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock.

         Notwithstanding the foregoing paragraph, so long as no Voting Rights Triggering Event shall have occurred and be continuing (except as to clauses
(i), (ii), (iii), (vi), (viii), (ix) and (x) below) the foregoing provisions shall not prohibit the following actions:

         (i) retirements, redemptions, dividends and other distributions made or paid within 60 days after the date of declaration or issuance of notice of redemption or retirement if at such date of declaration or issuance of notice of redemption or retirement such dividend would have complied with this Section 7(b);

         (ii) any purchase, retirement or redemption of Capital Stock of the Company made (x) by exchange for, or out of the proceeds of any substantially concurrent capital contribution in respect of or substantially concurrent sale of, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary) or (y) by exchange for shares of Capital Stock of Parent;

         (iii) any purchase, retirement or redemption of Parity Securities effected together with a purchase or redemption of the Redeemable Preferred Stock on a basis that is in proportion to their relative liquidation preferences and otherwise in compliance with this Certificate of Designation;

         (iv) payments (including through dividends or distributions to Parent to enable it to make payments) (A) of amounts necessary and when necessary to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of Parent of the Company, in each case held by full time officers, directors or employees of Parent, the Company or any of the Company's Subsidiaries, upon, in connection with or following death, disability, retirement, severance or termination of employment or service or pursuant to any agreement or plan under which such Capital Stock was issued or which was otherwise approved by the Board of Directors of the Parent or the Company and creates an obligation on the part of the Parent or the Company with respect to its Capital Stock of the type contemplated by this subclause (A),
    (B) to redeem or repurchase stock purchase or similar rights in respect of Capital Stock or (C) to make cash payments to holders of Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that the amount of such payments pursuant to subclauses (A), (B) and (C) of this clause (iv) after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock does not exceed $[ ] million in any fiscal year plus any unutilized portion of such amount in any prior
    fiscal year and $[   ] million in the aggregate after such Issuance Date;(a)

         (v) Restricted Payments (other than Investments and other Restricted Payments otherwise permitted hereunder) in an aggregate amount not to exceed
    $[   ] million;*

         (vi) the payment of dividends or distributions to Parent in amounts and at the times necessary to permit Parent to pay amounts, if any, owing by Parent in connection with the Acquisition, the Credit Facility, the Receivables Facility, the Acquisition Notes, the Bridge Financing, the Redeemable Preferred Stock and fees and expenses related to any of the foregoing;

         (vii) Investments (other than Permitted Investments or Investments otherwise permitted hereunder) in an aggregate amount not to exceed $[ ] million.*

         (viii) subject to compliance with the other applicable provisions hereof, the payment of dividends or distributions in respect of the Redeemable Preferred Stock or other Preferred Stock issued pursuant to and in compliance with this Certificate of Designation and purchases, retirements or redemptions of any shares of Redeemable Preferred Stock in accordance with the terms hereof;

         (ix) dividends or other Restricted Payments (including tax sharing payments) to Parent to the extent used by Parent to pay its operating and administrative expenses incurred in the ordinary course of its business, including directors' fees, legal and audit expenses, listing fees, judgments, awards or settlements payable by Parent arising from the businesses of the Company or its Subsidiaries or Parent's status as a public company, public company compliance expenses and corporate, franchise and other taxes; or

         (x) any Investment made by the exchange for, or out of the proceeds of a capital contribution in respect of or the substantially concurrent sale of, Qualified Capital Stock of the Company or by exchange for shares of Capital Stock of Parent.

--------------
(a) To provide 15% additional flexibility in amount as provided for in the Acquisition Notes or, if the Acquisition Notes are not issued on or prior to the first Issuance Date, in amounts to be reasonably acceptable to the Company and Textron.

         Notwithstanding any other provision of this Section 7(b), for so long as any Textron Shares remain issued and outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly make any Restricted Payment of the type described in clause (i) or (ii) of the definition thereof other than (a) Restricted Payments permitted by clauses (ii), (iii),
(iv), (vi), (viii) and (ix) of the preceding paragraph, (b) any dividend or distribution to Parent to the extent required by Parent to service Indebtedness owing to any Person that is not an Affiliate of Parent or the Company if such Restricted Payment would otherwise be permitted by this Section 7(b), and (c) any dividend or distribution to Parent to the extent required by Parent in connection with any financing of the Acquisition in lieu of any of the debt financing contemplated by the Debt Commitment Letter (as defined in the Purchase Agreement), including the Acquisition Notes and any Refinancing of the Bridge Financing. The provisions of this paragraph shall operate solely for the benefit of Textron and its Subsidiaries in their capacity as holders of Textron Shares. Notwithstanding anything in this Certificate of Designation to the contrary, in the event of a breach of these provisions and no other provision of this Certificate of Designation, the sole affected Holders entitled to voting rights under Section 4 shall be the Holders of the Textron Shares.

         The amount of any non-cash Restricted Payment shall be the fair market value, on the date such Restricted Payment is made, of the assets or securities proposed to be transferred or issued by the Company pursuant to such Restricted Payment. For the purposes of calculating the aggregate amount of Restricted Payments made for the purposes of clause (2) of the first paragraph of this
Section 7(b), any payment made pursuant to clauses (i), (ii), (iv), (v) and, (x) of the second preceding paragraph shall be included and any payment made pursuant to clauses (iii), (vi), (vii), (viii) and (ix) of the second preceding pragraph shall be excluded.

         (c) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to become effective any such encumbrance or restriction (A) pursuant to any agreement in effect on the Issuance Date of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock; (B) pursuant to the terms of any Credit Facility, Currency Agreement, Interest Rate Agreement, Commodity

Agreement, Receivables Facility or Indebtedness Incurred pursuant to clause
(iii) or (iv) of the definition of "Permitted Indebtedness"; provided that the Company determines in good faith that the provisions relating to such encumbrance or restriction at the time any such agreement is entered into (i) are customary in similar agreements entered into by Persons of a comparable size and credit worthiness to the Company and (ii) could not reasonably be expected to materially adversely affect the Company's ability to make required cash dividend payments with respect to the Redeemable Preferred Stock or to redeem the Redeemable Preferred Stock on the Maturity Redemption Date; (C) pursuant to an agreement existing prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not created in anticipation of becoming a Subsidiary, which encumbrance or restriction is not applicable to any other Person or the properties or assets of any other Person; (D) pursuant to an agreement effecting a renewal, refunding or extension of Indebtedness Incurred or Preferred Stock issued pursuant to an agreement referred to in clause (A),
(B) or (C) above or this clause (D), provided that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are not, in the aggregate, more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Company; (E) in the case of clause (iii) above, restrictions contained in any mortgage, security or lease agreement (including a capital or operating lease) securing Indebtedness of a Subsidiary or relating to property or assets of a Subsidiary otherwise permitted hereunder, but only to the extent such restrictions restrict the transfer of the property or asset subject to such mortgage, security or lease agreement; (F) in the case of clause
(iii) above, customary nonassignment provisions entered into in the ordinary course of business consistent with past practice in leases and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or the assignment of rights under such contract; (G) any restriction with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary; (H) any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement relating to Indebtedness or Liens Incurred by such Foreign Subsidiary which is permitted hereunder; provided, that the Company determines in good faith that the provisions relating to such encumbrance or restriction at the time any such agreement is entered into (i) are customary in similar agreement entered into by persons of a comparable size and credit worthiness to the Company and (ii) could not reasonably be expected to materially adversely affect the Company's ability to make required cash dividend payments with respect to the Redeemable Preferred Stock or to redeem the Redeemable Preferred Stock on the Maturity Redemption Date; or (I) any encumbrance or restriction which by its terms permits payments to the Company to the extent needed to pay dividends on any Dividend Payment Date or as otherwise required hereunder.

         (d) Textron Share Liquidity Provisions. The provisions of this Section 7(d) are solely for the benefit of Holders of Series A Redeemable Preferred Stock that constitute Textron Shares. In the event that either (I) both (A) the Liquidity Condition is satisfied at any time and (B) no Par Offer has been properly made on or before the First Dividend Payment Date and all Textron Shares purchased pursuant thereto or (II) both (A) the Existing Notes are repaid at their final Stated Maturity and (B) no Par Offer has been properly made on or before the final Stated Maturity of the Existing Notes, the Series A Dividend Rate applicable solely to Textron Shares will increase by 1.00% per annum for the first dividend period commencing on the first day after the First Dividend Payment Date and by an additional 0.50% per annum for each dividend period thereafter; provided that (1) the Series A Dividend Rate applicable to Textron Shares in effect at any time shall not exceed 20% per annum and (2) the Series A Dividend Rate will return to the Dividend Rate otherwise applicable under Section 2(a) once a Par Offer has been properly made and all Textron Shares purchased pursuant thereto. The period during which the increased Series A Dividend Rate in respect of Textron Shares shall be in effect under the immediately preceding sentence is referred to herein as the "RESTRICTED PERIOD." During the Restricted Period, if any, the Company and the Restricted Subsidiaries shall not Incur any Indebtedness (other than Permitted Restricted Period Debt or Indebtedness Incurred for the purpose financing a Par Offer) unless the Adjusted Consolidated Coverage Ratio (or, if there has been an Asset Acquisition after the Issuance Date of the Series A1 Preferred Stock, the Adjusted Consolidated Pro Forma Coverage Ratio) after giving effect to the Incurrence of such Indebtedness is equal to or greater than the ratios specified below for the four fiscal quarter periods ending when specified below:

Periods ending on or prior to December 31, 2002....................... 3.00:1.0
Periods ending on or between January 1, 2003 and December 31, 2003.... 3.25:1.0
Periods ending on and after January 1, 2004........................... 3.50:1.0.

         For so long as there are any issued and outstanding Textron Shares, the Company will not, and will not permit any Restricted Subsidiary to, refinance, repay, retire or defease Existing Notes (other than at their final Stated Maturity) in an aggregate principal amount greater than $25 million, unless prior to or concurrently therewith a Par Offer shall have been made.

         For so long as there are any issued and outstanding Textron Shares, within 60 days after an Asset Acquisition occurring following the Issuance Date of the Series A1 Preferred Stock and prior to a Par Offer, the Company shall deliver a certificate of its Chief Financial Officer to the Holders of Textron Shares certifying that attached five full fiscal year "stand alone" projections (the "CERTIFIED PROJECTIONS") of Consolidated Cash Flow and Consolidated Interest Expense for the Persons or assets acquired pursuant to such Asset Acquisition (assuming for the purposes of such projections that such Persons or assets are the "Company and the Restricted Subsidiaries" and disregarding clause
(viii) of the definition of Consolidated Interest Expense) are (1) projections that are utilizing consistent operating assumptions with any projections delivered to lenders to the Company in connection with the particular Asset Acquisition (it being agreed that the Certified Projections are "stand alone" projections and will accordingly give no effect to any impact of combining or integrating the acquired Person or assets with the Company and the Restricted Subsidiaries) or (2) in the absence of the projections referred to in the preceding clause (1), the projections utilized by the Board of Directors of the Company (or any duly authorized Committee thereof) in approving the particular Asset Acquisition. Such Certified Projections may include a prospective reasonable methodology for allocating the indicated Consolidated Cash Flow and Consolidated Interest Expense across quarters for the entire period covered by the Certified Projections.

         The benefit of the provisions of this Section 7(d) are solely intended for Textron and its Subsidiaries and shall terminate as to any shares of Series A Redeemable Preferred Stock that are transferred or otherwise disposed of to any other Person, regardless of their subsequent reacquisition by Textron or any of its Subsidiaries.

         In the event of any transfer of Textron Shares to a Person other than Textron or its Subsidiaries (a "NON-TEXTRON TRANSFEREE"), if immediately prior to such transfer there shall exist Total Liquidity Dividends in Arrears with respect to such Textron Shares, then immediately following such transfer such Total Liquidity Dividends in Arrears shall cease to exist with respect to such transferred Textron Shares (the "TRANSFERRED SHARES") and the Transferred Shares shall be for all purposes shares of Series A Redeemable Preferred Stock not entitled to any of the benefits afforded to Textron Shares. For the avoidance of doubt, but without limitation, the Transferred Shares shall have a Liquidation Preference and be entitled to Total Cash Dividends in Arrears, if any, as if such shares (or any predecessor shares) had never been Textron Shares. As promptly as practicable following a written notice of a transfer of Textron Shares to a Non-Textron Transferee, the Company shall issue to such Non-Textron Transferee additional shares of Series A Redeemable Preferred Stock identical to the Transferred Shares in all respects (including, without limitation, as to Liquidation Preference, Total Cash Dividends in Arrears, if any, and accrued regular dividends), with the number of such newly issued shares being equal to
(x) the Total Liquidity Dividends in Arrears formerly applicable to the Transferred Shares, divided by (y) the Liquidation Preference plus Total Cash Dividends in Arrears (inclusive of Additional Dividends accruing from the most recent Dividend Payment Date) plus accrued regular dividends from the most recent Dividend Payment Date in respect of each share of newly issued Series A Redeemable Preferred Stock as of its date of issuance. In lieu of any issuing any fractional shares of Series A Redeemable Preferred Stock, the Company may deliver to a Non-Textron Transferee an amount in cash equal to such fraction multiplied by the amount set forth in clause (y) of the preceding sentence. The Company may require reasonable certifications and indemnities from Textron and/or any Non-Textron Transferee concerning the transfer of Textron Shares as a condition to issuing additional shares of Series A Redeemable Preferred Stock (or cash payments in respect of fractional shares) as contemplated by this paragraph.

         (e) Consolidation, Merger and Sale of Assets. The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto:

         (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and the Restricted Subsidiaries on a consolidated basis (the "SURVIVING ENTITY") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

         (ii) the Redeemable Preferred Stock shall be converted into or exchanged for and shall become shares of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Redeemable Preferred Stock had immediately prior to such transaction or series of transactions with respect to the Company;

         (iii) no Voting Rights Triggering Event shall have occurred and be continuing; and

         (iv) after giving effect to such transaction or series of transactions, the Consolidated Coverage Ratio shall be equal to or greater than
    [        ]:1.00.(a)

         Any Surviving Entity shall file an appropriate certificate of designation with respect to the preferred stock referred to in clause (ii) above with the Secretary of State (or similar public official) of the jurisdiction under whose laws it is organized. In such event, the Company shall be released from its obligations under this Certificate of Designation.

         (f) Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or

--------------
(a)  To be the same as the first paragraph of Section 7(a).

conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments or value to such Affiliate with or for the benefit of any Affiliate of the Company or any of the Restricted Subsidiaries (an "AFFILIATE TRANSACTION") unless the terms of such Affiliate Transaction are either (x) fair to the Company or such Restricted Subsidiary from a financial point of view or (y) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate. For any transaction that involves in excess of $1,000,000, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the criteria of the preceding sentence. For any Affiliate Transaction that involves in excess of $25,000,000, the Company shall obtain an opinion from a nationally recognized independent investment banking firm or other firm with experience in evaluating or appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required (an "INDEPENDENT EVALUATION FIRM") stating in substance that the terms of such Affiliate Transaction are in compliance with either clause (x) or (y) above. For any Affiliate Transaction (other than as set forth in clauses
(i) through (x) (other than clause (viii)) below) that involves in excess of $1,000,000, for so long as Textron and its Subsidiaries are the Holders of at least a majority of the aggregate Liquidation Preference of any of the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock or the Series C Redeemable Preferred Stock, the Company shall obtain the prior consent of Textron unless the Company shall have obtained an opinion from an Independent Evaluation Firm stating in substance that the terms of such Affiliate Transaction are in compliance with either clause (x) or (y) above.

         The requirements of the immediately preceding paragraph shall not apply to:

         (i) any Restricted Payment permitted to be made pursuant to Section
    7(b);

         (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, or any loans or advances to employees in the ordinary course of business of the Company or any of its Subsidiaries;

         (iii) any transaction between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries so long as, in the case of any Restricted Subsidiary that is not a Wholly Owned Subsidiary, no Affiliate of the Company (other than a Restricted Subsidiary) owns any Capital Stock (other than directors' qualifying shares) in such Restricted Subsidiary;

         (iv) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Subsidiaries or any employment, noncompetition or confidentiality agreements entered into by the Company or any of its Subsidiaries with its directors, officers or employees in the ordinary course of business;

         (v) the issuance of Capital Stock of the Company or the receipt of capital contributions by the Company otherwise in compliance with this Certificate of Designation;

         (vi) transactions pursuant to agreements as in existence on the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock;

         (vii) payments contemplated by the Advisory Agreement and payments in connection with the Acquisition, including the reimbursement of out-of-pocket expenses incurred in connection with the Acquisition;

         (viii) for so long as Textron and its Subsidiaries are the Holders of at least a majority of the aggregate Liquidation Preference of any of the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock or the Series C Redeemable Preferred Stock, any Affiliate Transaction with respect to which the Company shall have obtained the prior consent of Textron;

         (ix) any management, service, purchase, supply or similar agreement relating to operations of a business entered into in the ordinary course of the Company's business between the Company or any Restricted Subsidiary and any Affiliate (including an Unrestricted Subsidiary), so long as any such agreement is on terms no less favorable to the Company than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person; and

         (x) any reasonable corporate service agreements, tax sharing agreements and other agreements customary in connection with spin-off transactions entered into between the Company or any Restricted Subsidiary and any spun-off entity.

         (g) Reports. At all times during which the Parent continues to file reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (the "COMMISSION") containing the information required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, the Company will provide (i) to each Holder, within 10 Business Days following the filing of any such report with the Commission, a copy (if necessary) of any reconciliation of any material differences between the consolidated financial statements of the Parent contained in such report and the consolidated financial results and condition of the Company and its Subsidiaries during the relevant period or as of the relevant date, as the case may be, to the extent required to evaluate financial differences between the legal entities and (ii) at all times that (A) the Company is not subject to Section 13 or 15(d) of the Exchange Act and (B) the requesting Holder is unable to transfer its Redeemable Preferred Stock pursuant to Rule 144(k) under the Securities Act, within 10 Business Days of any written request by a Holder, to the requesting Holder or a proposed transferee of such Holder the information required to be provided by Rule 144A(d)(4) under the Securities Act. If at any time the Parent shall cease to file such reports on Form 10-K and Form 10-Q with the Commission, the Company shall provide to each Holder (i) within 135 days of the end of each fiscal year of the Company, audited year end financial statements of the Company (including a balance sheet, income statement and statement of changes in cash flows) prepared in accordance with GAAP, and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited quarterly consolidated financial statements (including a balance sheet, income statement and statement of changes in cash flows) prepared in accordance with GAAP.

         (h) Limitation on Issuance of Preferred Stock of Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted subsidiary to issue or sell, any Preferred Stock of a Restricted Subsidiary except (i) to the Company or a Restricted Subsidiary, (ii) the issuance and sale of Preferred Stock of a Foreign Subsidiary, (iii) upon the request of the lenders party to the Debt Commitment Letter in accordance with the agreements relating to the various financings referred to therein, the issuance and sale of Preferred Stock issued in lieu of any of the debt financing contemplated by the Debt Commitment Letter, including the Acquisition Notes and any Refinancing of the Bridge Financing, (iv) the issuance of Preferred Stock by a Restricted Subsidiary which is a joint venture with a third party which is not an Affiliate of the Company or a Restricted Subsidiary, and (v) pursuant to obligations with respect to the issuance or sale of Preferred Stock of a Restricted Subsidiary which exist at the time it becomes a Restricted Subsidiary of the Company.

         SECTION 8. Exchange.

         (a) Requirements. The outstanding Series A1 Redeemable Preferred Stock, Series A2 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock, Series B2 Redeemable Preferred Stock, Series C1 Redeemable Preferred Stock and Series C2 Redeemable Preferred Stock are exchangeable, as a whole but not in part, solely at the option of the Company on any Dividend Payment Date for, respectively, the Company's Series A1, 15% Subordinated Notes (the "SERIES A1 EXCHANGE NOTES"), Series A2, 15% Subordinated Notes (the "SERIES A2 EXCHANGE NOTES"), Series B1, 16% Subordinated Notes (the "SERIES B1 EXCHANGE Notes"), Series B2, 16% Subordinated Notes (the "SERIES B2 EXCHANGE NOTES"), Series C1, 16% Subordinated Notes (the "SERIES C1 EXCHANGE NOTES") or Series C2, 16% Subordinated Notes (the "SERIES C2 EXCHANGE Notes" and, together with the Series A1 Exchange Notes, Series A2 Exchange Notes, Series B1 Exchange Notes, Series B2 Exchange Notes and Series C1 Exchange Notes, the "EXCHANGE NOTES"), each to be substantially in the form set forth in the Exchange Indenture, provided that any such exchange may only be made if on or prior to the date of such exchange no Total Cash Dividends in Arrears shall exist and the Company otherwise has paid all accumulated dividends on the Redeemable Preferred Stock (including the dividends payable on the date of exchange); provided, further, that for so long as Textron and its Subsidiaries are the Holders of at least a majority of the aggregate Liquidation Preference of any of the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock or the Series C Redeemable Preferred Stock, as the case may be, the Company shall obtain the written consent of Textron (which consent may be withheld by Textron in its sole discretion) prior to initiating the procedures for exchange with respect to such series of Redeemable Preferred Stock. The exchange rate shall be $1.00 principal amount of Exchange Notes for each $1.00 of the aggregate Liquidation Preference of Redeemable Preferred Stock, including, to the extent necessary, Exchange Notes in principal amounts less than $1,000.

         (b) Procedure for Exchange. (i) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "EXCHANGE NOTICE") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Redeemable Preferred Stock at such Holder's address as the same appears on the share books of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any Redeemable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

         (A) the Exchange Date;

         (B) that the Holder is to surrender to the Company, in the manner and at the place or places designated, his certificate or certificates representing the Redeemable Preferred Stock to be exchanged;

         (C) that dividends on the Redeemable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for Redeemable Preferred Stock are surrendered for exchange on such Exchange Date unless the Company shall default in the delivery of Exchange Notes; and

         (D) that interest on the Exchange Notes shall accrue from the Exchange Date whether or not certificates for Redeemable Preferred Stock are surrendered for exchange on such Exchange Date.

         (ii) On or before the Exchange Date, each Holder of Redeemable Preferred Stock shall surrender the certificate or certificates representing such Redeemable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Notes to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any Redeemable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), such shares shall be exchanged by the Company into Exchange Notes. The Company shall pay interest on the Exchange Notes at the rate and on the dates specified therein from the Exchange Date.

         (iii) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Exchange Indenture shall have been duly executed and delivered by the Company and the trustee thereunder and
(2) all Exchange Notes necessary for such exchange shall have been duly executed by the Company and delivered to the trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Notes necessary for such exchange, then the rights of the Holders of Redeemable Preferred Stock so exchanged as shareholders of the Company shall cease (except the right to receive Exchange Notes, an amount equal to the amount of accrued and unpaid dividends to the Exchange Date), and the Person or Persons entitled to receive the Exchange Notes issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Notes as of the Exchange Date.

         (c) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this Section 8, the Company shall not be entitled to exchange the Redeemable Preferred Stock for Exchange Notes if such exchange, or any term or provision of the Exchange Indenture or the Exchange Notes, or the performance of the Company's obligations under the Exchange Indenture or the Exchange Notes, shall materially violate or conflict with any applicable law or if, at the time of such exchange, the Company is insolvent or if it would be rendered insolvent by such exchange.

         (d) Exchange Indenture. The Exchange Notes shall be issued pursuant to an indenture (the "EXCHANGE INDENTURE") to be entered into between the Company and a trustee acceptable to it substantially in the form of Annex A hereto.(a)

--------------
(a) The Exchange Indenture will be prepared prior to closing. The Exchange Notes and the Exchange Indenture shall (i) be subordinated to all obligations (including trade payables) and Indebtedness of the Company on terms imposed by senior lenders to the Company and its Subsidiaries (including with respect to payment blockages), (ii) not

                                                Footnote continued on next page.

         (e) Exchange Taxes. The Company shall be responsible for any transfer or stamp tax imposed as a result of any exchange made pursuant to this Section 8, regardless of upon whom such tax is imposed (collectively, "EXCHANGE TAXES"). The Company shall indemnify and hold the Holders harmless against any Exchange Taxes and shall gross-up Holders and their Affiliates any additional amount necessary to reflect the tax consequences to the Holders or their Affiliates (without taking into account any loss credit or other offset against Tax) of the receipt or accrual of any payments required to be made under this Section 8(e).

         SECTION 9. Conversion or Exchange. The Holders of Redeemable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

         SECTION 10. Reissuance of Senior Preferred Stock. Shares of Redeemable Preferred Stock reacquired pursuant to the exchange offer contemplated by the Registration Rights Agreement may be designated and reissued as Preferred Stock of another series or class; provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

--------------
Footnote continued from previous page.

      be guaranteed by any of the Company's Subsidiaries or otherwise, (iii) contain the covenants and provisions set forth in Section 7 (with respect to the Exchange Notes), and the related definitions of Section 13 hereof, except that the limitations in Sections 7(a), (b) and (c) will not restrict the ability of the Company or any of its Subsidiaries to issue Preferred Stock, (iv) contain events of default that are equivalent to the Voting Rights Triggering Events listed in clauses (i) through (v) of
      Section 4(b) of this Resolution and customary remedies provisions for subordinated high yield debt instruments (and no shareholder or governance voting rights in any event), (v) provide for quarterly payments of interest in cash and/or in-kind or by accrual at the rates and on the same basis and dates as set forth in Section 2, (vi) mature as provided in
      Section 5(b)(i) and be subject to redemption as provided in Sections 5(a) and 5(b)(ii) (with appropriate provisions to ensure the prior payment of senior debt) and (vii) contain such other immaterial terms as are appropriate to a high yield debt indenture. Subject to the foregoing, the Exchange Notes and the Exchange Indenture shall be mutually acceptable to the parties.

         SECTION 11. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

         SECTION 12. Transfer Restrictions. (a) The Redeemable Preferred Stock will bear a legend to the following effect (as applicable) unless otherwise agreed by the Company and the Holder thereof:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

         In addition, each share of Redeemable Preferred Stock shall also bear the following legend:

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OF THE COMPANY OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

         (b) The transfer agent for the Preferred Stock may refuse to register any transfer of Redeemable Preferred Stock in violation of the restrictions contained in the legend provided for in Section 12(a).

         (c) The legend provided for in the first paragraph of Section 12(a) may be removed if the Redeemable Preferred Stock has been registered pursuant to an effective registration statement under the Securities Act and will be removed as to Redeemable Preferred Stock held by any Holder after the expiration of the holding period applicable to sales of the Redeemable Preferred Stock under Rule 144(k) under the Securities Act upon the written representation of such Holder that such Holder is not an affiliate (as defined in Rule 144 under the Securities Act) of the Company and has not been an affiliate of the Company at any time during the three months preceding such request.

         SECTION 13. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "ACQUISITION" means the acquisition by the Company of the Bison Subsidiaries (as defined in the Purchase Agreement) pursuant to the Purchase Agreement and the related transactions.

         "ACQUISITION NOTES" means the debt securities issued by the Company at or prior to the date of the Acquisition to finance, in part, the Acquisition or any debt securities first issued by the Company after the date of the Acquisition to refinance in whole or in part any bridge or interim loans (including any rollover or exchange notes issued in exchange therefor or upon the maturity thereof) issued or incurred on or prior to the date of the Acquisition to finance, in part, the Acquisition, as the same may be amended, modified, waived or refinanced with new debt securities.

         "ADDITIONAL DIVIDENDS" means, with respect to a series of Redeemable Preferred Stock, the Series A Additional Dividends, the Series B Additional Dividends or the Series C Additional Dividends, as applicable.

         "ADJUSTED CONSOLIDATED COVERAGE RATIO" means, as of any date of determination, the Consolidated Coverage Ratio as of such date; provided that in calculating Consolidated Cash Flow and Consolidated Interest Expense for such purpose, clause (viii) of the definition of Consolidated Interest Expense shall be disregarded.

         "ADJUSTED CONSOLIDATED PRO FORMA COVERAGE RATIO" means, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the four most recent fiscal quarters of the Company, minus Projected Time Adjusted Acquisition Cash Flow to (ii) Consolidated Interest Expense for such four fiscal quarter period (without giving effect to clause (viii) of the definition thereof), minus Projected Time Adjusted Acquisition Interest Expense.

         "ADVISORY AGREEMENT" means the Services Agreement dated as of February 23, 2001, as amended on the date of the Purchase Agreement, among the Parent, the Company and Heartland Industrial Partners, L.P. (or any other Affiliate thereof), as the same may be amended or modified from time to time; but without giving effect to any amendment or modification after the Issuance Date of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock that would increase the net fees payable thereunder to Heartland Industrial Partners, L.P. and its Affiliates that have not been made subject to compliance with the provisions of Section 7(f).

         "AFFILIATE" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "ASSET ACQUISITION" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.

         "ASSET DISPOSITION" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares), or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) any disposition in the ordinary course of business, and (iii) any disposition of obsolete or worn out equipment or equipment that is no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business. Notwithstanding anything to the contrary contained above, a Restricted Payment or other payment made in compliance with
Section 7(b) shall not constitute an Asset Disposition.

         "ASSET DISPOSITION OFFER" has the meaning specified in Section 5(b)(iii) hereof.

         "ASSET DISPOSITION OFFER REDEMPTION DATE" has the meaning specified in
Section 5(b)(iii) hereof.

         "BRIDGE FINANCING" means collectively the "Senior Unsecured Facility" and the "Subordinated Facility", in each case as defined in the Debt Commitment Letter.

         "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City or place of payment are authorized or obligated by law, regulation or executive order to close.

         "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

         "CAPITALIZED LEASE OBLIGATIONS" means an obligation to pay rent or other payment amounts under a lease that is required to be classified and accounted for as a capitalized lease or a liability for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

         "CASH DIVIDENDS IN ARREARS" means, with respect to a share of Redeemable Preferred Stock at any date of determination, the Series A Cash Dividends in Arrears, the Series B Cash Dividends in Arrears or the Series C Cash Dividends in Arrears, as applicable, at such date of determination.

         "CERTIFIED PROJECTIONS" has the meaning specified in Section 7(d) hereof.

         "CHANGE OF CONTROL" means the occurrence of any of the following events: (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Sponsor and, in the case of the Company, Parent, shall become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Stock of the Company or of Parent; provided, however, that (1) any such Person or group shall be deemed to beneficially own any Voting Stock beneficially owned by any other Person (the "PARENT ENTITY") so long as such Person or group beneficially owns, directly or indirectly, a majority of the then outstanding Voting Stock of the parent entity and no other Person or group has the right to designate or appoint a majority of the directors (or similar governing body) of such parent entity, and (2) the effect of any stockholders agreements with respect to voting for directors that exist on the date of, and after giving effect to, the Acquisition will be disregarded, or (B) any other event constituting a "change of control" under any Acquisition Notes that constitutes either an event of default or a circumstance that permits holders of Acquisition Notes to require that the Company repurchase their Acquisition Notes.

         "CHANGE OF CONTROL REDEMPTION DATE" has the meaning specified in
Section 5(b)(ii) hereof.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

         "COMMODITY AGREEMENT" means any commodity future contract, commodity option or other similar agreement or arrangement entered into by the Company or any

Restricted Subsidiary that is designed to protect the Company or any Restricted Subsidiary against fluctuations in the price of commodities used by the Company or a Restricted Subsidiary as raw materials in the ordinary course of business.

         "COMMON FAIR MARKET VALUE" means the fair market value per share of Common Stock of the Company, as determined from time to time by the board of directors of the Company acting in good faith, which determination shall be conclusive.

         "COMMON EQUIVALENT SHARES" means, with respect to each share of Series C Redeemable Preferred Stock, (x) as of the initial Issuance Date of the Series
C1 Redeemable Preferred Stock, [      ](a) shares of Common Stock of the Company
and (y) as of any other date, such number of shares of Common Stock of the Company, as increased or decreased from time to time by the board of directors of the Company acting in good faith, which determination shall be conclusive, to reflect (A) dividends and distributions in respect of Common Stock of the Company paid in Common Stock of the Company, (B) subdivisions, combinations and reclassifications of Common Stock of the Company, (C) the issuance to all holders of Common Stock of the Company of rights, options or warrants entitling such holders to purchase from the Company its Common Stock at a price below the Common Fair Market Value at the record date with respect to the issuance of such rights, options or warrants, and (D) capital contributions to the Company either
(i) not accompanied by any issuance of Common Stock of the Company to the Person making any such capital contribution, or (ii) accompanied by the issuance of Common Stock of the Company (or securites convertible into or exchangeable therefor) to the person making any such capital contribution at an implied price per share of Common Stock of the Company that is less than the Common Fair Market Value as of the date of such capital contribution.

--------------
(a) As of the Issuance Date of the Series C1 Redeemable Preferred Stock, and only as of such date, this number will equal a fraction, (i) the numerator of which is (x) $1,000 (the initial Liquidation Preference of the Series C1 Redeemable Preferred Stock), multiplied by (y) the number of outstanding shares of Common Stock of Collins & Aikman Products Co. on such date, and (ii) the denominator of which is (x) the number of outstanding shares of Common Stock of Collins & Aikman Corporation on such date (after giving effect to the transactions contemplated by the Purchase Agreement), multiplied by (y) $5 per share. After the Issuance Date of the Series C1 Redeemable Preferred Stock, this number will be adjusted from time to time as set forth in the definition.

         "COMMON EXCHANGE FACTOR" means as of any date of determination (x) the Liquidation Preference per share of the Series C Redeemable Preferred Stock as of such date, plus the Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) with respect to a share of Series C Redeemable Preferred Stock as of such date, plus accrued regular dividends per share of Series C Redeemable Preferred Stock as of such date, plus the Common Participation Amount, divided by (y) the Liquidation Preference per share of the Series B Redeemable Preferred Stock as of such date, plus the Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) with respect to a share of Series B Redeemable Preferred Stock as of such date, plus accrued regular dividends per share of Series B Redeemable Preferred Stock as of such date.

         "COMMON PARTICIPATION AMOUNT" means fifteen percent of the difference between (x) the product of the number of Common Equivalent Shares multiplied by the Common Fair Market Value, in each case as of the time of any event requiring the calculation of the Common Participation Amount, minus (y) the product of the number of Common Equivalent Shares multiplied by the Common Fair Market Value, in each case as of the Issuance Date of the Series C1 Redeemable Preferred Stock; provided that (i) the Common Participation Amount shall not exceed an amount per share of Series C Redeemable Preferred Stock equal to (p) $2,000,000 divided by (q) the total number of outstanding shares of Series C Redeemable Preferred Stock as of the time of any event requiring the calculation of the Common Participation Amount and (ii) the Common Participation Amount cannot be less than zero.

         "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether outstanding on the Issuance Date or issued after the Issuance Date, and includes, without limitation, all series and classes of such common stock.

         "COMPANY" means the Person named as the "Company" in the first paragraph of this Certificate of Designation until a successor or other Person shall have become such pursuant to the applicable provisions of this Certificate of Designation, and thereafter "Company" shall mean such successor Person.

         "CONSOLIDATED CASH FLOW" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) consolidated income tax expense; (ii) Consolidated Interest Expense; (iii) depreciation expense; (iv) amortization expense; (v) all other noncash items reducing Consolidated Net Income; (vi) all management and other fees directly or indirectly paid during such period to Sponsor to the extent permitted hereunder; and (vii) non-recurring and customary fees and expenses related to any issue of Capital Stock, Incurrence of Indebtedness or other financing transaction. Notwithstanding the foregoing, the consolidated income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

         "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that (1) if the Company or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness (provided that, if such Indebtedness is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement), only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by senior management of the Company) shall be deemed outstanding for purposes of this calculation) and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period any Indebtedness of the Company or any of the Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period,
(3) if since the beginning of such period the Company or any of the Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of the Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or other disposition), (4) if since the beginning of such period the Company or any of the Restricted Subsidiaries (by merger or otherwise) shall have made an Asset Acquisition, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Asset Acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or Asset Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Asset Acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by the Company. If any Indebtedness or Preferred Stock bears a floating rate of interest or dividends and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to any such Indebtedness if such Interest Rate Agreement has a remaining term that extends at least until the end of such period).(a)

         "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person and (vii) net payments

--------------
(a) Solely for purposes of Sections 7(a), (b) and (e), this definition and the definitions of Consolidated Net Income, Consolidated Cash Flow and Consolidated Interest Expense will be conformed to the similar interest coverage calculations and definitions in the Acquisition Notes if the Acquisition Notes are issued on or prior to the first Issuance Date.

(whether positive or negative) pursuant to Interest Rate Agreements and, to the extent related to Indebtedness, Currency Agreements. Notwithstanding the foregoing, consolidated interest expense and the other items referred to in the preceding clauses of a Subsidiary of the Company shall be included only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Interest Expense.

         "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Company and the consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any gain or loss realized upon the sale or other disposition of any assets of the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (ii) any extraordinary or nonrecurring gain or loss; (iii) the cumulative effect of a change in accounting principles; (iv) any noncash expenses attributable to grants or exercises of employee stock options or other employee benefit arrangements; (v) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition; and (vi) any net income or loss of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company.

         "CREDIT FACILITIES"(a) means (i) the credit agreement dated as of [ ],
2001, among [   ], [   ], as administrative agent and each of the lenders that
is a signatory thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, increasing the total commitment of, or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, (ii) any other senior term or revolving credit facilities with one or more financial institutions and (iii) any refinancing, refunding, renewal, replacement or extension in whole or in part of any of the foregoing.

--------------
(a)   Information to be completed at closing.

         "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

         "DEBT COMMITMENT LETTER" has the meaning specified in the Purchase Agreement, as amended, supplemented or modified from time to time.

         "DISQUALIFIED STOCK" means (a) any Capital Stock of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Mandatory Redemption Date, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) Indebtedness of the Company or any Restricted Subsidiary or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the Mandatory Redemption Date. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock if prohibited by the terms hereof and (2) Capital Stock in respect of which the Company may have an obligation of the type referred to in clause (iv) of the second paragraph of
Section 7(b)(iv) shall not constitute Disqualified Stock. For avoidance of doubt, the Redeemable Preferred Stock is not Disqualified Stock.

         "DIVIDEND PAYMENT DATE" means each March 1, June 1, September 1 and December 1 of each year on which dividends shall be paid or are payable, any Redemption Date and any other date on which dividends in arrears may be paid.

         "DIVIDEND RATE" has the meaning specified in Section 2(a) hereof.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

         "EXCHANGE DATE" means the date on which Redeemable Preferred Stock is exchanged by the Company for Exchange Notes.

         "EXCHANGE NOTES" shall have the meaning ascribed to it in Section 6 hereof.

         "EXCHANGE NOTICE" shall have the meaning ascribed to it in Section 6 hereof.

         "EXCHANGE OFFER" means the exchange offer contemplated by the Registration Rights Agreement.

         "EXISTING NOTES" means the Company's 11 1/2% Senior Subordinated Notes Due 2006 and the related indenture and supplemental indentures, as each may be amended or modified from time to time (including in connection with the Acquisition).

         "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be conclusively determined by the Board of Directors of the Company acting in good faith.

         "FIRST DIVIDEND PAYMENT DATE" means the first Dividend Payment Date following the occurrence of a Liquidity Condition.

         "FOREIGN SUBSIDIARY" means a Subsidiary that is organized under the laws of any country other than the United States and substantially all of the assets of which are located outside the United States.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

         "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee to such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

         "HOLDER" means the record holder of shares of Redeemable Preferred
Stock.

         "INCUR" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

         "INDEBTEDNESS" means, (a) with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business), (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at such date of determination and the amount of such Indebtedness of such other Person, and (vii) all Indebtedness of other Persons to the extent guaranteed by such Person and (b) any Preferred Stock of any Restricted Subsidiary permitted under Section 7(h).

         "INDEPENDENT EVALUATION FIRM" has the meaning specified on Section 7(f) hereof.

         "INTEREST RATE AGREEMENT" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

         "INVESTMENT" by any Person means any loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including any payment on a guarantee of any obligation of such other Person, but shall not include trade accounts receivable in the ordinary course of business. Upon any issuance or sale of Capital Stock of any Restricted Subsidiary such that it ceases to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment in the retained Capital Stock and other Investments in such Subsidiary at such time. For purposes of Section 7(b) and the definitions of "Permitted Investments" and "Unrestricted Subsidiary," with respect to a Restricted Subsidiary that is designated as an Unrestricted Subsidiary, "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and, with respect to a Person that is designated as an Unrestricted Subsidiary simultaneously with its becoming a Subsidiary of the Company, "Investment" shall mean the Investment made by the Company and the Restricted Subsidiaries to acquire such Subsidiary.

         "ISSUANCE DATE" means (1) in the case of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock, the date on which such Redeemable Preferred Stock is originally issued under this Certificate of Designation and (2) in the case of the Series A2 Redeemable Preferred Stock, the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock, the Exchange Date.

         "JUNIOR SECURITIES" has the meaning specified in Section 6 hereof.

         "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "LIQUIDATED DAMAGES" has the meaning specified in the Registration Rights Agreement.

         "LIQUIDATION PREFERENCE" means, with respect to a series of Redeemable Preferred Stock, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Liquidation Preference, as applicable.

         "LIQUIDITY CONDITION" means the date upon which audited annual or unaudited quarterly consolidated financial information for the Company and the Restricted Subsidiaries is available reflecting that the Company's Adjusted Consolidated Pro Forma Coverage Ratio is greater than or equal to the ratios specified below for the periods specified below:

  Periods Ending on or prior to December 31,
      2002..................................................       3.75:1.0
  Periods ending on or between January 1, 2003 and March
      31, 2003..............................................       3.50:1.0
  Period ending on or between April 1, 2003 and June 30,
      2003..................................................       3.25:1.0
  Periods ending on or between July 1, 2003 and December
      31, 2003..............................................       3.00:1.0
  Periods ending on or between January 1, 2004 and
      December 31, 2004.....................................       2.75:1.0
  Periods ending on and after January 1, 2005...............       2.50:1.0.

         "MATURITY REDEMPTION DATE" with respect to a series of Redeemable Preferred Stock means the mandatory redemption date for such series specified in
Section 5(b)(i) hereof.

         "NET AVAILABLE PROCEEDS" has the meaning specified in Section 5(b)(iii) hereof.

         "NET CASH PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition), net of the direct costs relating to such Asset Disposition (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any related expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness secured by a lien on the asset or assets that were the subject of such Asset Disposition and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "OPTIONAL REDEMPTION DATE" has the meaning specified in Section 5(a)(i) hereof.

         "PARENT" means Collins & Aikman Corporation, a Delaware corporation, and any successor thereto that continues to control the Company.

         "PAR OFFER" means any offer to purchase for cash any and all Textron Shares at a purchase price per share equal to the aggregate Liquidation Preference of the Textron Shares, plus accumulated and unpaid dividends (including Total Cash Dividends in Arrears), if any; provided that (1) any such offer shall be made pursuant to a written notice addressed to Textron, with instructions as to the manner in which the offer may be accepted and Textron Shares tendered for purchase, and shall remain available for acceptance for not less than 10

Business Days and (2) any and all Textron Shares as to which an acceptance has been made, and in respect of which certificates therefor have been timely delivered to the offeror, shall have been purchased. The written notice shall state that (i) it is a Par Offer; (ii) any Textron Shares not delivered and duly endorsed for transfer to the offeror on a timely basis will remain outstanding and continue to accumulate dividends, but will have no further benefit of
Section 7(d); (iii) unless the offeror defaults in the payment of the Par Offer, all Textron Shares delivered for payment pursuant to the Par Offer will cease to accumulate dividends upon payment; and (iv) the Par Offer must be accepted by the offeror in whole and may not be accepted in part. A "PAR OFFER" may be made and consummated by any Person, whether or not the Company or one of its Affiliates, pursuant to these provisions and shall nonetheless be an effective Par Offer.

         "PARITY SECURITIES" has the meaning specified in Section 6 hereof.

         "PERMITTED INDEBTEDNESS AND PREFERRED STOCK" means:

    (i) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to one or more Credit Facilities; provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this
    clause (i) does not exceed $[   ] million at any time outstanding less the
    amount of any Net Cash Proceeds from an Asset Disposition used to permanently reduce the availability under the term loan portion of any such Credit Facilities;(a)

    (ii) Indebtedness of the Company or any Restricted Subsidiary under [the Bridge Financing and] any Acquisition Notes and any replacement, refunding, refinancing, renewal or extension thereof in an aggregate principal amount
    or liquidation preference not to exceed $[   ] million at any time
    outstanding;(b)

    (iii) Indebtedness of any Foreign Subsidiary (other than a Foreign Subsidiary organized under the laws of Canada) incurred for working capital purposes

--------------
(a) To provide 15% flexibility in amount as compared with the similar basket in the Acquisition Notes or, if the Acquisition Notes are not issued on or prior to the first Issuance Date, the amount will equal the total commitments under Credit Facility to be entered into in connection with the Acquisition plus an additional 15% to allow for future growth.

(b)   To equal amount of Bridge Financing or Acquisition Notes.

    not to exceed at any time outstanding the sum of (x) the consolidated book value of the accounts receivable of such Foreign Subsidiary plus (y) the consolidated book value of the inventories of such Foreign Subsidiary;(a)

    (iv) Indebtedness of the Company or any Restricted Subsidiary constituting and any replacement, refunding or refinancing of a Receivables Facility and any replacement, refunding, refinancing, renewal or extension thereof; provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (iv) shall not exceed $[ ] million at any time outstanding;(b)

    (v) Indebtedness of the Company or any Restricted Subsidiary represented by Capitalized Lease Obligations, mortgage financing or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement;(c)

    (vi) Indebtedness of the Company or any Restricted Subsidiary in a principal amount or liquidation preference not to exceed $[ ] million outstanding at any time (it being understood that any Indebtedness Incurred under this clause (vi) shall cease to be outstanding for purposes of this clause (vi) but shall be deemed to be Incurred or issued for purposes of the first paragraph of Section 7(a) from and after the first date on which the Company or such Restricted Subsidiary could have Incurred such Indebtedness under the first paragraph of Section 7(a) without reliance upon this clause
    (vi));(d)

--------------
(a) To be limited in the same manner as the Acquisition Notes, if any, plus a 15% margin in the case of a dollar limitation or receivables plus inventory limitation.

(b) To provide 25% in excess of an amount equal to the US/Canadian Receivables Facility entered into at Acquisition closing.

(c) To be limited to a dollar amount if so provided in the Acquisition Notes, plus a 15% margin.

(d) To equal amount of "rainy day" basket in Acquisition Notes plus 20% or, if Acquisition Notes are not issued, an amount to be reasonably acceptable to the

                                                Footnote continued on next page.

    (vii) (A) Indebtedness of the Company owing to and held by any Restricted Subsidiary or (B) Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance (other than directors' qualifying shares) or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except, in the case of subclause (A), to a Restricted Subsidiary or, in the case of subclause (B), to the Company or a Restricted Subsidiary) shall be deemed in each case to constitute the Incurrence of such Indebtedness;

    (viii) (A) other Indebtedness outstanding on the Issuance Date of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock, including without limitation the Existing Notes and Indebtedness assumed by reason of the Acquisition, and any refinancing, replacement, refunding, renewal or extension thereof and
    (B) any refinancing, replacement, refunding, renewal or extension of any Indebtedness Incurred under the first paragraph of Section 7(a);

    (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of the Restricted Subsidiaries to their customers in the ordinary course of their business and not for money borrowed, (B) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, (C) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business and not for money borrowed and (D) under Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided, however, that in the case of subclause (D), such agreements are entered into for bona fide hedging purposes of the Company or any of the Restricted Subsidiaries (as determined in good faith by the Company);

--------------
Footnote continued from previous page.

      Company and Textron, but not less than $60 million (i.e., 120% of the rainy day basket under Existing Notes) in any event.

    (x) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in each case Incurred or issued in connection with the disposition of any business, assets or Subsidiary of the Company in a principal amount or liquidation preference not to exceed the gross proceeds actually received by the Company or any of the Restricted Subsidiaries in connection with such disposition;

    (xi) Indebtedness consisting of (A) guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred or Preferred Stock issued by a Restricted Subsidiary otherwise permitted hereunder, (B) guarantees by a Restricted Subsidiary of Indebtedness or Preferred Stock Incurred or issued by the Company otherwise permitted hereunder, or (C) guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by a Foreign Subsidiary in the ordinary course of business; and

    (xii) Indebtedness consisting of Preferred Stock of Restricted Subsidiaries to the extent that such Preferred Stock is issued or sold in accordance with
    Section 7(h) hereof.

         For the purposes of determining Indebtedness permitted above in connection with a replacement, refunding, refinancing, renewal or extension of such Indebtedness (a "REFINANCING" and the term "REFINANCED" having a correlative meaning), the aggregate principal amount of Indebtedness Incurred in connection with such Refinancing shall not exceed the principal amount of the Indebtedness being Refinanced, plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated purchase or repayment, plus the fees and expenses of the Company or Restricted Subsidiary, as the case may be, Incurred in connection with such Refinancing.

         "PERMITTED INVESTMENTS"(a) means (i) Investments in cash equivalents,
(ii) any Investments included in the definition of Permitted Indebtedness, including in respect of

--------------

(a) Baskets and concepts are to be modified to provide equivalent flexibility to the Acquisition Notes plus additional flexibility reasonably acceptable to the Company and Textron; if Acquisition Notes are not issued on or prior to the first Issuance Date, the Company and Textron will negotiate to complete the blank information and to

                                                Footnote continued on next page.

Currency Agreements, Interest Rate Agreements and Commodity Agreements, (iii) Investments in existence on the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock, (iv) Investments in any Restricted Subsidiary by the Company or any Restricted Subsidiary, including any Investment made to acquire such Restricted Subsidiary, (v) Investments in any Receivables Facility, (vi) Investments in the Company by any Restricted Subsidiary, (vii) sales of goods or services on trade credit terms consistent with the Company's and its Subsidiaries' past practices or otherwise consistent with trade credit terms in common use in the industry and recorded as accounts receivable on the balance sheet of the Person making such sale, (viii) loans or advances to employees for purposes of purchasing common stock of Parent or the Company in an aggregate amount outstanding at any one time not to exceed $[ ] million and other loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business, including travel, moving and other like advances, (ix) loans or advances to vendors or contractors of the Company and its Subsidiaries (other than Affiliates of the Company) in the ordinary course of business, (x) lease, utility and other similar deposits in the ordinary course of business, (xi) stock, obligations or securities received in the ordinary course of business in settlement of debts owing to the Company or a Subsidiary thereof as a result of foreclosure, perfection, enforcement of any Lien or in a bankruptcy proceeding,
(xii) Investments in Unrestricted Subsidiaries, partnerships or joint ventures involving the Company or its Restricted Subsidiaries if the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this clause (xii), less any return of capital realized or any repayment of principal received on such Permitted Investments, or any release or other cancellation of any guarantee constituting such Permitted Investment, which has not at such time been reinvested in Permitted Investments made pursuant to this clause (xii)) does not exceed the greater of $[ ] million or [ ]% of the consolidated assets of the Company and the Restricted Subsidiaries,
(xiii) Investments in Persons to the extent any such Investment represents the non-cash consideration received by the Company or the Restricted Subsidiaries in connection with an Asset Disposition and (xiv) Investments consisting of guarantees of Indebtedness of Foreign Subsidiaries Incurred in the ordinary course of business.

         "PERMITTED RESTRICTED PERIOD DEBT" means Indebtedness (i) under any revolving credit or letter of credit facility required for funding the Company and the Restricted

--------------
Footnote continued from previous page.

      supplement this definition for additional identified ordinary course needs on a basis reasonably acceptable to each of them.

Subsidiaries in the ordinary course of business (including under the Credit Facility), (ii) of the type set forth in clauses (i), (iii), (iv), (v), (vi),
(vii), (viii), (ix), (x) and (xi) of the definition of "Permitted Indebtedness" and any Refinancing thereof and (iii) Incurred for the purpose of Refinancing Indebtedness of the Company or a Restricted Subsidiary having a Stated Maturity within one year of the date of such Incurrence; provided in each case that the proceeds to the Company and the Restricted Subsidiaries from the Incurrence of any such Indebtedness are not applied as consideration in respect of any Asset Acquisition.

         "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "PREFERRED STOCK", means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distribution of funds, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

         "PROJECTED CONSOLIDATED INTEREST EXPENSE" means, with respect to a particular Asset Acquisition, the projected Consolidated Interest Expense (without giving effect to clause (viii) thereof and assuming for this purpose that the acquired Persons or assets are the "Company and the Restricted Subsidiaries") attributable to Indebtedness Incurred or assumed to effect the particular Asset Acquisition, as set forth in the Certified Projections with respect to such Asset Acquisition, for the time period for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated (but not to cover any time period in which the particular Asset Acquisition had not been made).

         "PROJECTED PERIOD CASH FLOW" means, with respect to a particular Asset Acquisition, the projected Consolidated Cash Flow (assuming for this purpose that the acquired Persons or assets are the "Company and the Restricted Subsidiaries") of the Persons or assets which are the subject of such Asset Acquisition, as set forth in the Certified Projections with respect to such Asset Acquisition, for the time period for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated (but not to cover any time period in which the particular Asset Acquisition had not been made).

         "PROJECTED TIME ADJUSTED ACQUISITION CASH FLOW" means the sum of the following calculations determined for each Asset Acquisition effected after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock. The following calculation shall be made for each Asset Acquisition utilizing the time periods of the Certified Projections for the Subject Acquisition for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated: the Time Period Factor for the subject Acquisition shall be multiplied by the Projected Period Cash Flow of such Asset Acquisition.

         "PROJECTED TIME ADJUSTED ACQUISITION INTEREST EXPENSE" means the sum of the following calculations determined for each Asset Acquisition effected after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock. For each Asset Acquisition the following calculation shall be made utilizing the time periods of the Certified Projections for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated: the Time Period Factor with respect to the subject Acquisition shall be multiplied by the Projected Consolidated Interest Expense of such Asset Acquisition.

         "PURCHASE AGREEMENT" means the Purchase Agreement dated August 7, 2001 among Textron, Parent and the Company.

         "QUALIFIED BANK" has the meaning specified in Section 5(c)(iv) hereof.

         "QUALIFIED CAPITAL STOCK" of the Company shall mean any Capital Stock of the Company which is not Disqualified Stock.

         "RECEIVABLES FACILITY" means any receivables financing facilities pursuant to which the Company or any of its Subsidiaries sells, transfers, assigns or pledges its accounts receivable and/or any rights ancillary thereto to a special purpose entity or trust and in connection therewith such entity or trust Incurs Indebtedness secured by such accounts receivable and/or ancillary rights with customary repurchase obligations for breaches of representations warranties or covenants or recourse based upon the collectability of the accounts receivable or ancillary rights sold, including, without limitation the Receivables Facility contemplated by the Debt Commitment Letter.

         "RECEIVABLES FINANCING SUBSIDIARY" means a Subsidiary formed for the purpose of monetizing accounts receivable of the Company and/or one or more of its Subsidiaries whose assets consent of cash, such accounts receivable and related intangibles and assets.

         "REDEEMABLE PREFERRED STOCK" has the meaning set forth in Section 1 hereof.

         "REDEMPTION DATE" means the Optional Redemption Date, the Maturity Redemption Date, the Change of Control Redemption Date or the Asset Disposition Redemption Date, as the case may be.

         "REDEMPTION NOTICE" has the meaning specified in Section 5(c)(i) hereof.

         "REDEMPTION PRICE" means the price at which the Redeemable Preferred Stock may be redeemed.

         "REGISTRATION RIGHTS AGREEMENT" means that certain Exchange and Registration Rights Agreement, dated as of [ ], 2001, by and between the Company and Textron, as amended or modified in accordance with its terms.

         "REMAINING NET AVAILABLE PROCEEDS" has the meaning specified in Section 5(b)(iii) hereof.

         "RESTRICTED PAYMENT" has the meaning specified in Section 7(b) hereof.

         "RESTRICTED PERIOD" has the meaning specified in Section 7(d) hereof.

         "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

         "SENIOR SECURITIES" has the meaning specified in Section 6 hereof.

         "SERIES A ACCRUED DIVIDENDS" has the meaning specified in Section 2(a) hereof.

         "SERIES A ADDITIONAL DIVIDENDS" means, as of any date of determination with respect to a share of Series A Redeemable Preferred Stock, the aggregate amount of dividends accrued upon the Series A Cash Dividends in Arrears in respect of such share pursuant to Section 2(c), to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

         "SERIES A CASH DIVIDENDS IN ARREARS" means, as of any date of determination with respect to a share of Series A Redeemable Preferred Stock, the aggregate of all accumulated and unpaid dividends upon such share of Series A Redeemable Preferred Stock that were required to be paid in cash on any Dividend Payment Date occurring prior to such date of determination, to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

         "SERIES A DIVIDEND RATE" has the meaning set forth in Section 2(a) hereof.

         "SERIES A LIQUIDATION PREFERENCE" means with respect to a share of Series A Redeemable Preferred Stock, $1,000 plus the aggregate amount of all Series A Accrued Dividends in respect of such share through and including the date of determination.

         "SERIES A REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SERIES A1 EXCHANGE NOTES" shall have the meaning ascribed to it in
Section 6 hereof.

         "SERIES A1 REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SERIES A2 EXCHANGE NOTES" shall have the meaning ascribed to it in
Section 6 hereof.

         "SERIES A2 REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SERIES B ACCRUED DIVIDENDS" has the meaning specified in Section 2(a) hereof.

         "SERIES B ADDITIONAL DIVIDENDS" means, as of any date of determination with respect to a share of Series B Redeemable Preferred Stock, the aggregate amount of dividends accrued upon the Series B Cash Dividends in Arrears in respect of such share pursuant to Section 2(c), to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

         "SERIES B CASH DIVIDENDS IN ARREARS" means, as of any date of determination with respect to a share of Series B Redeemable Preferred Stock, the aggregate of all accumulated and unpaid dividends upon such share of any Series B Redeemable Preferred Stock that were required to be paid in cash on any Dividend Payment Date occurring prior to such date of determination, to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

         "SERIES B DIVIDEND RATE" has the meaning set forth in Section 2(a) hereof.

         "SERIES B LIQUIDATION PREFERENCE" means $1,000 plus the aggregate amount of all Series B Accrued Dividends through and including the date of determination.

         "SERIES B REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SERIES B1 EXCHANGE NOTES" shall have the meaning ascribed to it in
Section 6 hereof.

         "SERIES B1 REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SERIES B2 EXCHANGE NOTES" shall have the meaning ascribed to it in
Section 6 hereof.

         "SERIES B2 REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SERIES C ACCRUED DIVIDENDS" has the meaning specified in Section 2(a) hereof.

         "SERIES C ADDITIONAL DIVIDENDS" means, as of any date of determination with respect to a share of Series C Redeemable Preferred Stock, the aggregate amount of dividends accrued upon the Series C Cash Dividends in Arrears in respect of such share pursuant to Section 2(c), to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

         "SERIES C CASH DIVIDENDS IN ARREARS" means, as of any date of determination with respect to a share of Series C Redeemable Preferred Stock, the aggregate of all accumulated and unpaid dividends upon such share of any Series C Redeemable Preferred Stock that were required to be paid in cash on any Dividend Payment Date occurring prior to such date of determination, to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

         "SERIES C DIVIDEND RATE" has the meaning set forth in Section 2(a) hereof.

         "SERIES C LIQUIDATION PREFERENCE" means $1,000 plus the aggregate amount of all Series C Accrued Dividends through and including the date of determination.

         "SERIES C REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SERIES C1 EXCHANGE NOTES" shall have the meaning ascribed to it in
Section 6 hereof.

         "SERIES C1 REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SERIES C2 EXCHANGE NOTES" shall have the meaning ascribed to it in
Section 6 hereof.

         "SERIES C2 REDEEMABLE PREFERRED STOCK" shall have the meaning ascribed to it in Section 1(a) hereof.

         "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

         "SPONSOR" means Heartland Industrial Partners, L.P. and its Affiliates.

         "STATED MATURITY" means, with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

         "SUBSIDIARY" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary shall refer to a Subsidiary of the Company.

         "SURVIVING ENTITY" has the meaning specified in Section 7(e)(i).

         "TEXTRON" means Textron, Inc. and its legal successors.

         "TEXTRON SHARES" means all shares of Series A Redeemable Preferred Stock held beneficially and of record solely by Textron and/or any of Textron's Subsidiaries to the extent solely and continuously beneficially owned since the Issuance Date of the Series A1 Preferred Stock; provided that the Company may require reasonable certifications and indemnities from Textron as to such beneficial ownership and continuous beneficial ownership since the Issuance Date of the Series A1 Preferred Stock as a condition to complying with the provisions of, or determining eligibility for, a Par Offer or for ascertaining the need to comply with the penultimate paragraph of Section 7(b).

         "TIME PERIOD FACTOR" is to be utilized in order to determine the portion of the annual Certified Projections to be utilized when the four fiscal quarter period for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated doesn't match. To that end, the portion of any fiscal year set forth in the Certified Projections to be utilized will be based upon, with respect to a particular Asset Acquisition, the fraction obtained by dividing (1) the actual number of days of a particular fiscal year of the Company to be reflected in Adjusted Consolidated Pro Forma Coverage Ratio by (2) 365 days. In addition, to the extent an Asset Acquisition was consummated during the four fiscal quarter period for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated (i.e., less than a full year), the Time Period Factor will equal the fraction obtained by dividing (1) the actual number of days for which the Asset Acquisition has been included in Consolidated Cash Flow of the Company by (2) 365 days.

         "TOTAL CASH DIVIDENDS IN ARREARS" means, with respect to any share of Redeemable Preferred Stock at any date of determination, the total of (1) the Cash Dividends in Arrears with respect to such share, if any, at the date of determination and (2) the associated Additional Dividends with respect to such share at such date of determination.

         "TOTAL LIQUIDITY DIVIDENDS IN ARREARS" means, with respect to any Textron Share at any date of determination, the total of (1) the aggregate of all accumulated and unpaid Liquidity Dividends upon such Textron Share, if any, at the date of determination and (2) the associated Additional Dividends with respect to such share at such date of determination.

         "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, (ii) any Receivables Financing Subsidiary and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated to the extent not otherwise permitted hereby; provided, however, that after giving effect to any such designation, the Company could (1) Incur $1.00 of Indebtedness under the first paragraph of Section 7(a) and (2) make an Investment in such Subsidiary under Section 7(b). Any such designation shall be deemed to have resulted in an Investment by the Company for purposes of Section 7(b). The Board of Directors may designate any Unrestricted Subsidiary (other than a Receivables Financing Subsidiary) to be a Restricted Subsidiary; provided, however, that all Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation, if Incurred at such time, would have been permitted to be Incurred for all purposes of this Certificate of Designation. Any such designation by the Board of Directors shall be evidenced to the holders of the Redeemable Preferred Stock by promptly delivering to the transfer agent for the Preferred Stock a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, any Subsidiary which shall be designated an "Unrestricted Subsidiary" in accordance with the terms of the Acquisition Notes shall be deemed to be an Unrestricted Subsidiary for purposes hereunder.

         "VOTING RIGHTS TRIGGERING EVENT" has the meaning set forth above in
Section 4(b) hereof.

         "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

         "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed in its corporate name on this day of , 2001.

                                       COLLINS & AIKMAN PRODUCTS CO.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                       EXHIBIT 7

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (the "Agreement") dated as of August 7, 2001 between Textron Automotive Exteriors Inc., a Delaware corporation ("Exteriors") and JPS Automotive, Inc., a Delaware corporation ("JPS "). Except as expressly defined herein, capitalized terms used in this Agreement shall have the meaning ascribed to them in the Purchase Agreement dated as of August 7, 2001 (the "Purchase Agreement") by and among Textron Inc. ("Parent"), Collins & Aikman Products Co., a Delaware corporation ("C&A Products") and Collins & Aikman Corporation, a Delaware corporation.

         WHEREAS, the Purchase Agreement provided for the sale of certain of Parent's automotive trim operations currently managed as a unit of Textron Automotive Corporation Inc. a Delaware corporation, to C&A Products and those entities specified in the Purchase Agreement;

         WHEREAS, Exteriors desires to sell and assign to JPS, and JPS to purchase and assume from Exteriors, certain assets, Contracts, other obligations and liabilities relating to the business conducted by Exteriors; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Sale and Purchase of Assets. (a) On the terms and subject to the conditions of this Agreement, at the Closing, Exteriors shall sell, transfer, assign and deliver to JPS, or cause to be sold, transferred, assigned and delivered to JPS, free and clear of any Liens (other than Permitted Liens), and JPS shall purchase and assume from Exteriors, all of Exteriors' right, title and interest in and to the Transferred Assets. To the extent that the Transferred Assets consist of written documents (including microfilms and computer files) which are necessary to the maintenance of Exteriors' records in accordance with reasonable practice, Exteriors may either deliver to JPS a duplicate copy of such documents and retain the original or deliver to JPS the original of such documents and retain a duplicate copy; provided, however, that Exteriors shall deliver the original of any such document when delivery of the original is necessary to effectuate the transfer of any Transferred Asset.

         (b) For purposes of this Agreement, "Transferred Assets" shall mean the Evart, Michigan and Americus, Georgia plants (the "Plants") including, the following used primarily at or related primarily to the Plants:

         (i) the real estate, buildings thereon, fixtures, equipment and other personal property in the buildings,

         (ii) Contracts, to the extent their transfer is permitted by their terms, for products produced at the Plants,

         (iii) to the extent their transfer is permitted by Law, all Permits relating to the Plants issued to Exteriors by any Governmental Authority;

         (iiii) all rights in and to products sold (including, without limitation, products hereafter repossessed or returned and unpaid, Exteriors, rights of replevin, rescission, reclamation and rights to stoppage in transit) which were manufactured at the Plants;

         (iv) all rights of way, easements, appurtenances and similar realty interests of Exteriors pertaining to the real property on which the Plants are located;

         (v) all machinery, equipment, furniture, furnishings, vehicles and other fixed assets used primarily on or relating primarily to the Plants;

         (vi) all leases of vehicles and of tangible assets which are used primarily at or related primarily to the Plants;

         (viii) all inventories of raw materials, work-in-progress, spare parts, replacement and component parts, office and other supplies and finished goods for the Plants (the "Inventory");

         (ivii) all Contracts relating primarily to the Plants to the extent their transfer is permitted by their terms (the "Purchased Contracts"), including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements;

         (x) all customer lists relating primarily to the Plants (the "Customer Lists");

         (viii) all Pre-paid Expenses, credits, deferred charges, advance payments, security deposits and other prepaid items related primarily to the Transferred Assets;

         (ixi) all rights, claims, credits, causes of action or rights of set-off against third parties related primarily to the Transferred Assets or the Assumed Liabilities, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties and rights under insurance policies covering the Transferred Assets, other than in relation to liabilities that are the obligations of Exteriors and rights to sue for and remedies against past, present and future infringements of any Intellectual Property rights;

         (xiii) all trade accounts and notes receivable and payments for services as of the Closing Date which arose from the operation of the Plants in the ordinary course prior to the Closing Date;

         (xi) all books, records, manuals and other materials (in any form or medium), including, without limitation, all advertising materials, catalogues, price lists, correspondence, mailing lists, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, media materials and plates, accounting records, customer records, sales order files and litigation files used primarily in or relating primarily to the Plants;

         (xii) all guarantees, warranties, indemnities and similar rights in favor of Exteriors with respect to any Transferred Asset;

         (xiii) any and all of the databases, software, source codes, object codes, documentation, technical data, manuals, comments and instructions, and computer processes used primarily at or relating primarily to the Plants;

         (xiv) all goodwill and any other intangible assets related primarily to the Plants, including without limitation all relationships with brokers and representatives relating to the sales, marketing, distribution or promotion of products manufactured in the Plants; and

         (xv) all other assets (other than Contracts) which are used primarily at or relate primarily to the business of such plants.

         2. Purchase Price. (a) The purchase price for the Transferred Assets shall be one hundred twenty-five million dollars ($125,000,000) minus the estimated amount of Assumed Liabilities which are treated as liabilities for income tax purposes as of the Closing Date (the "Purchase Price"). The estimate of said Assumed Liabilities shall be made by the parties in good faith shortly prior to the closing. JPS shall deliver to Exteriors at the Closing a promissory note in the principal amount of the Purchase Price bearing 11% interest compounded annually and payable quarterly in arrears maturing on the fifth anniversary of the Closing. Such note shall have terms and provisions as are acceptable to both Exteriors and JPS.

         (b) Real property, personal property and other ad valorem Taxes of Exteriors related to the Transferred Assets shall be allocated between JPS and Exteriors on the basis of a daily proration and the net amount owing from JPS to Exteriors or from Exteriors to JPS on account of such proration shall be paid promptly upon written request by the party entitled to receive such payment. If an assessment for the tax period that includes the Closing Date (the "Current Period") has not been made by the time that payment is due under the preceding sentence, a tentative payment shall be made at that time based on the assessment for the immediately preceding tax period, and JPS or Exteriors, as the case may be, shall make an appropriate adjusting payment within 10 days following receipt of the assessment for the Current Period.

         (c) Upon the terms and subject to the conditions of this Agreement and the Purchase Agreement, at the Closing JPS shall, by appropriate instruments to be executed and delivered at Closing, assume and agree to buy, perform and discharge in accordance with the terms thereof, when due all of the liabilities and obligations related primarily to the Plants on the Closing Date of whatever kind or nature, absolute or contingent, known or unknown, whenever arising (the "Assumed Liabilities").

         (d) On terms and subject to the conditions of this Agreement, the closing of the Transaction (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 8:00 a.m. (New York time) as promptly as practicable, but no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Section 3 (other than conditions which by their nature are to be satisfied at Closing, but subject to those conditions) or at such other time, date or place as JPS and Exteriors may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date"

         3. Conditions. The obligation of each party to complete the purchase of the Plants by JPS are subject to the satisfaction on or prior to the Closing Date of the conditions set forth in Section 6.1 of the Purchase Agreement. The obligations of JPS to complete the purchase of the Plants is subject to the satisfaction on or prior to the Closing Date of the conditions set forth in
Section 6.2 or the Purchase Agreement. The obligations of Exteriors to complete the sale of the Plants is subject to the satisfaction on or prior to the closing date of the conditions set forth in Section 6.3 or the Purchase Agreement.

         4. Rescission. In the event that the Closing pursuant to the Purchase Agreement does not occur within two Business Days after the Closing pursuant to this Agreement, Exteriors and JPS shall rescind the purchase of the Transferred Assets and the assumption of the Assumed Liabilities by JPS.

         5. Termination. This Agreement may be terminated at any time prior to the Closing by either Exterior or JPS if the Purchase Agreement has been terminated.

         6. Miscellaneous. (a) This Agreement shall be construed and the rights and duties of the parties determined in accordance with the laws of the State of Delaware.

         (b) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective assigns and successors.

         (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (d) This Agreement may be amended only by a written agreement signed by JPS and Exteriors.

         (e) Any notice, request, instruction or other document to be given hereunder by any party to another party shall be given in the manner and to the parties specified in the Purchase Agreement.

         (f) In case any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction. the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions, or of such term provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.

         (g) In the event of any conflict between this Agreement and the agreements attached as Exhibits 2, 3A, 3B, 3C and 4 to the Purchase Agreement, the latter agreements shall apply.

         (h) Upon the reasonable request of JPS, Exteriors shall on and after the Closing Date execute and deliver to JPS such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated hereby, and to otherwise carry out the purposes of this Agreement. Upon the reasonable request of Exteriors, JPS shall on the Closing Date execute and deliver to Exteriors such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date and year first written above.


                                       TEXTRON AUTOMOTIVE EXTERIORS INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       JPS AUTOMOTIVE, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title: